  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 14, 2001
                                                      REGISTRATION NO. 333-64218

================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                          PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ----------------------

                         BIOSANTE PHARMACEUTICALS, INC.
                 (Name of small business issuer in its charter)

           DELAWARE                        2836                  58-2301143
(State or other jurisdiction of (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                             ----------------------

                        111 BARCLAY BOULEVARD, SUITE 280
                          LINCOLNSHIRE, ILLINOIS 60069
                          TELEPHONE NO.: (847) 478-0500

                             ----------------------

                              PHILLIP B. DONENBERG
                CHIEF FINANCIAL OFFICER, TREASURER AND SECRETARY
                         BIOSANTE PHARMACEUTICALS, INC.
                        111 BARCLAY BOULEVARD, SUITE 280
                          LINCOLNSHIRE, ILLINOIS 60069
                          TELEPHONE NO.: (847) 478-0500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ----------------------

                                    COPY TO:
                              AMY E. CULBERT, ESQ.
                        OPPENHEIMER WOLFF & DONNELLY LLP
                       45 SOUTH SEVENTH STREET, SUITE 3300
                          MINNEAPOLIS, MINNESOTA 55402
                                 (612) 607-7287

                             ----------------------

        Approximate date of commencement of proposed sale to the public:
     FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                             ----------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box: /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /




    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE SECURITIES AND EXCHANGE COMMISSION DECLARES OUR REGISTRATION STATEMENT EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 Subject to Completion, dated September 14, 2001



PROSPECTUS

                                     [LOGO]

                                25,437,500 SHARES

                                  COMMON STOCK

                            ----------------------

Selling stockholders of BioSante Pharmaceuticals, Inc. are offering 25,437,500 shares of common stock. BioSante will not receive any proceeds from the sale of shares offered by the selling stockholders.

The shares of common stock offered will be sold as described under the heading "Plan of Distribution," beginning on page 20.


Our common stock is listed on the Over-the-Counter Bulletin Board under the symbol "BTPH." On September 10, 2001, the last reported sale price of our common stock on the OTC Bulletin Board was $0.68.

                            ----------------------

THE COMMON STOCK OFFERED INVOLVES A HIGH DEGREE OF RISK. WE REFER YOU TO "RISK FACTORS," BEGINNING ON PAGE 6.

                            ----------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ----------------------

              The date of this prospectus is          , 2001

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----

RISK FACTORS......................................................................................................6

FORWARD-LOOKING STATEMENTS.......................................................................................16

USE OF PROCEEDS..................................................................................................16

DIVIDEND POLICY..................................................................................................16

SELLING STOCKHOLDERS.............................................................................................17

PLAN OF DISTRIBUTION.............................................................................................20

SELECTED CONSOLIDATED FINANCIAL DATA.............................................................................22

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS............................................................................................23

BUSINESS.........................................................................................................30

MANAGEMENT.......................................................................................................43

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................................................49

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.........................................................50

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT......................................................52

DESCRIPTION OF SECURITIES........................................................................................54

LEGAL MATTERS....................................................................................................56

EXPERTS..........................................................................................................56

WHERE YOU CAN FIND MORE INFORMATION..............................................................................57

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS......................................................................F-1

                            ----------------------


You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

                                     SUMMARY

THE ITEMS IN THE FOLLOWING SUMMARY ARE DESCRIBED IN MORE DETAIL LATER IN THIS PROSPECTUS. THIS SUMMARY PROVIDES AN OVERVIEW OF SELECTED INFORMATION AND DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER. THEREFORE, YOU SHOULD ALSO READ THE MORE DETAILED INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS.

                                   OUR COMPANY

We are a development stage biopharmaceutical company that is developing a pipeline of hormone replacement products to treat hormone deficiencies in men and in women. We also are engaged in the development of our proprietary calcium phosphate, nanoparticulate-based platform technology, or CAP, for vaccine adjuvants, proprietary novel vaccines, drug delivery systems and to purify the milk of transgenic animals, which are animals that have been genetically modified to produce certain desired results in their milk.

To enhance the value of our current pharmaceutical portfolio, we are pursuing the following corporate growth strategies:

    o    accelerate the development of our hormone replacement products;

    o continue to develop our nanoparticle-based platform technology, or CAP, and seek assistance in the development through corporate partner sub-licenses;

    o license or otherwise acquire other drugs that will add value to our current product portfolio; and

    o implement business collaborations or joint ventures with other pharmaceutical and biotechnology companies.

Our primary focus is to build a pipeline of hormone replacement products for the treatment of human hormone deficiencies. Symptoms of hormone deficiency in men include impotence, lack of sex drive, muscle weakness and osteoporosis, and in women, menopausal symptoms, such as hot flashes, vaginal atrophy, decreased libido and osteoporosis.

Our hormone replacement products, which we license on an exclusive basis from Antares Pharma Inc., are gel formulations of testosterone, estradiol and a combination of estradiol and a progestogen. The gels are designed to be absorbed quickly through the skin after application on the arms, shoulders, abdomen or thighs, delivering the hormone to the bloodstream evenly and in a non-invasive, painless manner. Human clinical trials have begun on at least two of our hormone replacement products, a necessary step in the process of obtaining United States Food and Drug Administration, or FDA, approval to market the products.

Our CAP technology, which we license on an exclusive basis from the University of California, is based on the use of extremely small, solid, uniform particles, which we call "nanoparticles," as immune system boosters, for drug delivery and to purify the milk of transgenic animals. We have identified four potential applications for our CAP technology:

    o the creation of improved versions of current vaccines by the "adjuvant" activity of our proprietary nanoparticles that enhance the ability of a vaccine to stimulate an immune response;

    o the development of new, unique vaccines against diseases for which there currently are few or no effective methods of prevention (E.G., genital herpes);

    o the creation of inhaled forms of drugs that currently must be given by injection (E.G., insulin); and

    o the purification of the milk of transgenic animals, in which protein pharmaceuticals are grown by selectively isolating biologically active therapeutic proteins from the transgenic milk.




                              CORPORATE INFORMATION

Our company, which was initially formed as a corporation organized under the laws of the Province of Ontario on August 29, 1996, was continued as a corporation under the laws of the State of Wyoming on December 19, 1996 and was reincorporated under the laws of the State of Delaware on June 26, 2001.

In this prospectus, references to "BioSante," "the company," "we," and "our," unless the context otherwise requires, refer to BioSante Pharmaceuticals, Inc.

                          OFFICE AND WEB SITE LOCATION

Our principal executive offices are located at 111 Barclay Boulevard, Suite 280, Lincolnshire, Illinois 60069, and our telephone number is (847) 478-0500. Our web site is located at WWW.BIOSANTEPHARMA.COM. Our web site, and the information contained on that site, or connected to that site, are not intended to be part of this prospectus.

                       SUMMARY CONSOLIDATED FINANCIAL DATA

The selected statement of operations data shown below for the years ended December 31, 1998, 1999 and 2000 and the balance sheet data as of December 31, 1999 and 2000 are derived from our audited financial statements included elsewhere in this prospectus. The selected statement of operations data shown below for the period from August 29, 1996 (date of incorporation) to December 31, 1996 and for the year ended December 31, 1997 and the balance sheet data as of December 31, 1996, 1997 and 1998 are derived from our audited financial statements not included elsewhere in this prospectus. The selected financial data for the six months ended June 30, 2000 and 2001 and as of June 30, 2001 have been derived from our unaudited financial statements included elsewhere in this prospectus, which, in the opinion of management, include all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the financial information shown in these statements. The results for the six months ended June 30, 2000 and 2001 are not necessarily indicative of the results to be expected for the full year or for any future period. When you read this selected consolidated financial data, it is important that you also read the historical financial statements and related notes included in this prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations." Historical results are not necessarily indicative of future results.



                                    PERIOD FROM
                                  AUGUST 29, 1996
                                     (DATE OF                                                          SIX MONTHS ENDED
                                   INCORPORATION)                YEAR ENDED DECEMBER 31,                  JUNE 30,
                                  TO DECEMBER 31,     --------------------------------------------   -------------------
                                       1996             1997        1998        1999        2000       2000       2001
                                   ------------       --------    ---------   ---------   --------   --------   --------
                                                            (in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:

Interest income..................  $         53       $    144    $     123   $     199   $    228   $    122   $     83
                                   ------------       --------    ---------   ---------   --------   --------   --------
Expenses:
   Research and development......            --            336        1,400         661      1,888      1,355        620
   General and administration....           547          1,618        1,112         853      1,679        608        963
   Depreciation and amortization.             1             52          140          91         98         49         49
   Loss on disposal of capital
     assets......................            --             28          130          --         --         --         --
                                   ------------       --------    ---------   ---------   --------   --------   --------
Total expenses...................           548          2,034        2,782       1,605      3,665      2,012      1,632
                                   ------------       --------    ---------   ---------   --------   --------   --------
Loss before other expenses.......          (495)        (1,890)      (2,659)     (1,406)    (3,437)    (1,890)    (1,549)
                                   ------------       --------    ---------   ---------   --------   --------   --------
   Cost of acquisition of
     Structured Biologicals,
     Inc.........................           375             --           --          --         --         --         --
   Purchased in-process research
     and development.............         5,377             --           --          --         --         --         --
                                   ------------       --------    ---------   ---------   --------   --------   --------
Total other expenses.............         5,752             --           --          --         --         --         --
                                   ------------       --------    ---------   ---------   --------   --------   --------
Net loss ........................  $     (6,247)      $ (1,890)   $  (2,659)  $  (1,406)  $ (3,437)  $ (1,890)  $ (1,549)
                                   ============       ========    =========   =========   ========   ========   ========
Basic and diluted net loss per
    share........................  $      (0.26)      $  (0.05)   $   (0.08)  $   (0.03)  $  (0.06)  $  (0.03)  $  (0.02)
                                   ============       ========    =========   =========   ========   ========   ========
Weighted average number of
    shares outstanding...........        24,366         35,962       34,858      49,424     57,537     57,451     62,087
                                   ------------       --------    ---------   ---------   --------   --------   --------



                                                             AS OF DECEMBER 31,                      AS OF JUNE 30,
                                          -------------------------------------------------------   ---------------
                                            1996       1997        1998       1999        2000           2001
                                          --------   --------   ---------   ---------   ---------   ---------------
                                                                        (in thousands)
BALANCE SHEET DATA:
Cash and cash equivalents.............    $  3,474   $  1,750   $   2,841   $   5,275   $   2,612   $         4,782
Working capital.......................       2,236        356       2,099       5,004       1,735             3,905
Total assets..........................       3,519      2,450       3,449       5,780       3,067             5,210
Convertible debenture - current.......          --         --          --          --         500               500
Stockholders' equity..................       2,269      1,034       2,631       5,451       2,126             4,269

                                  RISK FACTORS

THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE DECIDING WHETHER TO INVEST IN SHARES OF OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT. THESE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING BIOSANTE. ADDITIONAL RISKS AND UNCERTAINTIES NOT CURRENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS AND ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

RISKS RELATING TO OUR COMPANY

WE HAVE A HISTORY OF OPERATING LOSSES, EXPECT CONTINUING LOSSES FOR THE FORESEEABLE FUTURE AND MAY NEVER ACHIEVE PROFITABILITY.


We have incurred losses in each year since our amalgamation in 1996 and expect to incur substantial and continuing losses for the foreseeable future. We incurred a net loss of $3,437,195 for the year ended December 31, 2000, and as of December 31, 2000, our accumulated deficit was $15,639,672. We incurred a net loss of $1,548,813 for the six months ended June 30, 2001, and as of June 30, 2001, our accumulated deficit was $17,188,485.

All of our revenue to date has been derived from interest earned on invested funds. We have not commercially introduced any products. We expect to incur substantial and continuing losses for the foreseeable future as our own product development programs expand and various preclinical and clinical trials commence. The amount of these losses may vary significantly from year-to-year and quarter-to-quarter and will depend upon, among other factors:

    o    the timing and cost of product development;

    o    the progress and cost of preclinical and clinical development programs;

    o    the costs of licensure or acquisition of new products; and

    o    the timing and cost of obtaining necessary regulatory approvals.

In order to generate revenues, we must successfully develop and commercialize our own proposed products in pre-clinical development, in late-stage human clinical development, or already on the market that we may in-license or otherwise acquire, or enter into collaborative agreements with others who can successfully develop and commercialize them. Even if our proposed products and the products we may license or otherwise acquire are commercially introduced, they may never achieve market acceptance and we may never generate revenues or achieve profitability.

WE ARE A DEVELOPMENT STAGE COMPANY WITH A SHORT OPERATING HISTORY, MAKING IT DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS AND YOUR INVESTMENT.

We are in the development stage and our operations and the development of our proposed products are subject to all of the risks inherent in the establishment of a new business enterprise, including:

    o    the absence of an operating history;

    o    the lack of commercialized products;

    o    insufficient capital;

    o    expected substantial and continual losses for the foreseeable future;

    o    limited experience in dealing with regulatory issues;

    o    the lack of manufacturing experience and limited marketing experience;

    o an expected reliance on third parties for the development and commercialization of some of our proposed products;

    o a competitive environment characterized by numerous, well-established and well-capitalized competitors; and

    o    reliance on key personnel.

Because we are subject to these risks, you may have a difficult time evaluating our business and your investment in our company.

OUR PROPOSED PRODUCTS ARE IN THE RESEARCH AND DEVELOPMENT STAGES AND WILL LIKELY NOT BE COMMERCIALLY INTRODUCED FOR SEVERAL YEARS, IF AT ALL.

Our proposed products are in the research and development stages and will require further research and development, preclinical and clinical testing and investment prior to commercialization in the United States and abroad. We cannot assure you that any of our proposed products will:

    o    be successfully developed;

    o    prove to be safe and efficacious in clinical trials;

    o    meet applicable regulatory standards;

    o demonstrate substantial protective or therapeutic benefits in the prevention or treatment of any disease;

    o be capable of being produced in commercial quantities at reasonable costs; or

    o    be successfully marketed.

We do not anticipate that any of our proposed products will receive the requisite regulatory approvals for commercialization in the United States or abroad for a number of years, if at all, and we cannot assure you that any of our proposed products, if approved and marketed, will generate significant product revenue and provide an acceptable return on our investment.

WE WILL NEED TO RAISE SUBSTANTIAL ADDITIONAL CAPITAL IN THE FUTURE TO FUND OUR OPERATIONS AND WE MAY BE UNABLE TO RAISE SUCH FUNDS WHEN NEEDED AND ON ACCEPTABLE TERMS.

We currently do not have sufficient resources to complete the commercialization of any of our proposed products. Therefore, we will need to raise substantial additional capital to fund our operations sometime in the future. We cannot be certain that any financing will be available when needed. If we fail to raise additional financing as we need it, we may have to delay or terminate our own product development programs or pass on opportunities to in-license or otherwise acquire new products that we believe may be beneficial to our business.

Our cash on hand as of June 30, 2001 was $4,782,058. We believe this cash will be sufficient to fund our operations through December 2002. We have based this estimate on assumptions that may prove to be wrong. As a result, we may need to obtain additional financing prior to that time. In addition, we may need to raise additional capital at an earlier time to fund our ongoing research and development activities, acquire new products or take advantage of other unanticipated opportunities. Any additional equity financings may be dilutive to our existing stockholders, and debt financing, if available, may involve restrictive covenants on our business. In addition, insufficient funds may require us to delay, scale back or eliminate some or all of our programs designed to facilitate the commercial introduction of our proposed products, prevent commercial introduction of our products altogether or restrict us from acquiring new products that we believe may be beneficial to our business.

OUR STRATEGY TO ACQUIRE PRODUCTS IN THE LATE-STAGE DEVELOPMENT PHASE OR PRODUCTS ALREADY ON THE MARKET IS RISKY AND THE MARKET FOR ACQUIRING THESE PRODUCTS IS COMPETITIVE.

We may acquire, through outright purchase, license, joint venture or other methods, products in the late-stage development phase and assist in the final development and commercialization of those products or products already on the market. There are a number of companies that have similar strategies to ours, many of whom have substantially greater resources than us. It is difficult to determine the value of a product that has not been fully developed or commercialized, and the possibility of significant competition for these products may tend to increase the cost to us of these products beyond the point at which we will experience an acceptable return on our investment. We cannot assure you that we will be able to acquire any products on commercially acceptable terms or at all, that any product we may acquire will be approved by the FDA or if approved, will be marketable, or that even if marketed, that we will be able to obtain an acceptable return on our investment.

While we have no current agreements or negotiations underway, if we purchase any products, we could issue common or preferred stock that would dilute our existing stockholders' percentage ownership, incur substantial debt or assume contingent liabilities by paying cash for such products. For example, we paid a $1.0 million upfront license fee for our hormone replacement products in June 2000. In September 2000, we sublicensed some of these products to a Canadian company and in connection with this transaction and subject to our achieving certain milestones we agreed to sell shares of our common stock to this licensee in the future at a premium of the then market value of our common stock. Purchases of new products also involve numerous other risks, including:

    o    problems assimilating the purchased products;

    o    unanticipated costs associated with the purchase;

    o    incorrect estimates made in the accounting for acquisitions; and

    o risks associated with entering markets in which we have no or limited prior experience.

IF WE FAIL TO OBTAIN REGULATORY APPROVAL TO COMMERCIALLY MANUFACTURE OR SELL ANY OF OUR FUTURE PRODUCTS, OR IF APPROVAL IS DELAYED, WE WILL BE UNABLE TO GENERATE REVENUE FROM THE SALE OF OUR PRODUCTS.

We must obtain regulatory approval to sell any of our products in the United States and abroad. In the United States, we must obtain the approval of the FDA for each product or drug that we intend to commercialize. The FDA approval process is typically lengthy and expensive, and approval is never certain. Products to be commercialized abroad are subject to similar foreign government regulation.

Generally, only a very small percentage of newly discovered pharmaceutical products that enter preclinical development are approved for sale. Because of the risks and uncertainties in biopharmaceutical development, our proposed products could take a significantly longer time to gain regulatory approval than we expect or may never gain approval. If regulatory approval is delayed or never obtained, our management's credibility, the value of our company and our operating results and liquidity would be adversely affected.

TO OBTAIN REGULATORY APPROVAL TO MARKET OUR PRODUCTS, COSTLY AND LENGTHY PRECLINICAL STUDIES AND CLINICAL TRIALS MAY BE REQUIRED, AND THE RESULTS OF THE STUDIES AND TRIALS ARE HIGHLY UNCERTAIN.

As part of the FDA approval process, we must conduct, at our own expense, preclinical studies on animals and clinical trials on humans on each of our proposed products. We expect the number of preclinical studies and clinical trials that the FDA will require will vary depending on the product, the disease or condition the product is being developed to address and regulations applicable to the particular product. We may need to perform multiple preclinical studies using various doses and formulations before we can begin clinical trials, which could result in delays in our ability to obtain any regulatory approvals or to market any of our products. Furthermore, even if we obtain favorable results in preclinical studies on animals, the results in humans may be different.

After we have conducted preclinical studies in animals, we must demonstrate that our products are safe and effective for use on human patients in order to receive regulatory approval for commercial sale. The data obtained from preclinical and clinical testing are subject to varying interpretations that could delay, limit or prevent regulatory approval. Adverse or inconclusive clinical results would prevent us from filing for regulatory approval of our products. Additional factors that could cause delay or termination of our clinical trials include:

    o    slow patient enrollment;

    o    longer treatment time required to demonstrate efficacy;

    o    adverse medical events or side effects in treated patients; and

    o    lack of effectiveness of the product being tested.

IF WE FAIL TO OBTAIN AN ADEQUATE LEVEL OF REIMBURSEMENT FOR OUR PRODUCTS BY THIRD PARTY PAYORS, THERE WOULD BE NO COMMERCIALLY VIABLE MARKETS FOR OUR PRODUCTS.

Our ability to commercialize our products successfully will depend in part upon the price we may be able to charge for our products and on the extent to which reimbursement for the cost of our products and related treatment will be available from government health administration authorities, private health insurers and other third party payors. We currently have limited expertise obtaining reimbursement. We will need to seek additional reimbursement expertise unless we enter into collaborations with other companies with the necessary expertise. Even if we are able to obtain reimbursement from third party payors, we cannot be certain that reimbursement rates will be high enough to allow us to profit from sales of our products and realize an acceptable return on our investment in product development.

WE LICENSE OUR HORMONE REPLACEMENT PRODUCTS AND OUR CAP TECHNOLOGY FROM THIRD PARTIES AND MAY LOSE THE RIGHTS TO LICENSE THEM.

We license our hormone replacement products from Antares Pharma, Inc. and our CAP technology from the University of California. We may lose our right to license these technologies if we breach our obligations under the license agreements. Although we intend to use our reasonable best efforts to meet these obligations, if we violate or fail to perform any term or covenant of the license agreements or with respect to the University of California's license agreement within 60 days after written notice from the University of California, the other party to these agreements may terminate these agreements or certain projects contained in these agreements. The termination of these agreements, however, will not relieve us of our obligation to pay any royalty or license fees owing at the time of termination. Our failure to retain the right to license our hormone replacement products or CAP technology could harm our business and future operating results. For example, if we were to enter into an outlicense agreement with a third party under which we agree to outlicense our hormone replacement products or CAP technology for a license fee, the termination of the main license agreement with Antares Pharma, Inc. or the University of California could either, depending upon the terms of the outlicense agreement, cause us to breach our obligations under the outlicense agreement or give the other party a right to terminate that agreement, thereby causing us to lose future revenue generated by the outlicense fees.

WE DO NOT HAVE ANY FACILITIES APPROPRIATE FOR CLINICAL TESTING, WE LACK MANUFACTURING EXPERIENCE AND WE HAVE VERY LIMITED SALES AND MARKETING PERSONNEL. WE WILL, THEREFORE, BE DEPENDENT UPON OTHERS FOR OUR CLINICAL TESTING, MANUFACTURING, SALES AND MARKETING.

Our current facilities do not include accommodation for the testing of our proposed products in animals or in humans for the clinical testing required by the FDA. We do not have a manufacturing facility that can be used for full-scale production of our products. In addition, at this time, we have very limited sales and marketing personnel. In the course of our development program, we will therefore be required to enter into arrangements with other companies or universities for our animal testing, human clinical testing, manufacturing, and sales and marketing activities. If we are unable to retain third parties for these purposes on acceptable terms, we may be unable to successfully develop, manufacture and market our proposed products. In addition, any failures by third parties to adequately perform their responsibilities may delay the submission of our proposed products for regulatory approval, impair our ability to deliver our products on a timely basis or otherwise impair our competitive position. Our dependence on third parties for the development, manufacture, sale and marketing of our products also may adversely affect our profit margins.

IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY, WE MAY NOT BE ABLE TO COMPETE AS EFFECTIVELY.

The pharmaceutical industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Our success will depend, in part, upon our ability to obtain, enjoy and enforce protection for any products we develop or acquire under United States and foreign patent laws and other intellectual property laws, preserve the confidentiality of our trade secrets and operate without infringing the proprietary rights of third parties.

Where appropriate, we seek patent protection for certain aspects of our technology. In February 2000 and June 1999, we filed patent applications relating to our CAP technology. However, our owned and licensed patents and patent applications may not ensure the protection of our intellectual property for a number of other reasons:

    o We do not know whether our patent applications will result in actual patents. For example, we may not have developed a method for treating a disease or manufacturing a product before others have developed similar methods.

    o Competitors may interfere with our patent process in a variety of ways. Competitors may claim that they invented the claimed invention before us or may claim that we are infringing on their patents and therefore we cannot use our technology as claimed under our patent. Competitors may also contest our patents by showing the patent examiner that the invention was not original or novel or was obvious.

    o We are in the research and development stage and are in the process of developing proposed products. Even if we receive a patent, it may not provide much practical protection. If we receive a patent with a narrow scope, then it will be easier for competitors to design products that do not infringe on our patent. Even if the development of our proposed products is successful and approval for sale is obtained, there can be no assurance that applicable patent coverage, if any, will not have expired or will not expire shortly after this approval. Any expiration of the applicable patent could have a material adverse effect on the sales and profitability of our proposed product.

    o Enforcing patents is expensive and may require significant time by our management. In litigation, a competitor could claim that our issued patents are not valid for a number of reasons. If the court agrees, we would lose those patents.

    o We also may support and collaborate in research conducted by government organizations or universities. We cannot guarantee that we will be able to acquire any exclusive rights to technology or products derived from these collaborations. If we do not obtain required licenses or rights, we could encounter delays in product development while we attempt to design around other patents or we may be prohibited from developing, manufacturing or selling products requiring these licenses. There is also a risk that disputes may arise as to the rights to technology or products developed in collaboration with other parties.

It also is unclear whether our trade secrets will provide useful protection. While we use reasonable efforts to protect our trade secrets, our employees or consultants may unintentionally or willfully disclose our proprietary information to competitors. Enforcing a claim that someone else illegally obtained and is using our trade secrets, like patent litigation, is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Finally, our competitors may independently develop equivalent knowledge, methods and know-how.

CLAIMS BY OTHERS THAT OUR PRODUCTS INFRINGE THEIR PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

The pharmaceutical industry has been characterized by frequent litigation regarding patent and other intellectual property rights. Patent applications are maintained in secrecy in the United States until the patents are issued and also are maintained in secrecy for a period of time outside the United States. Accordingly, we can conduct only limited searches to determine whether our technology infringes any patents or patent applications of others. Any claims of patent infringement would be time-consuming and could likely:

    o    result in costly litigation;

    o divert the time and attention of our technical personnel and management;

    o    cause product development delays;

    o    require us to develop non-infringing technology; or

    o    require us to enter into royalty or licensing agreements.

Although patent and intellectual property disputes in the pharmaceutical industry often have been settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and often require the payment of ongoing royalties, which could hurt our gross margins. In addition, we cannot be sure that the necessary licenses would be available to us on satisfactory terms, or that we could redesign our products or processes to avoid infringement, if necessary. Accordingly, an adverse determination in a judicial or administrative proceeding, or the failure to obtain necessary licenses, could prevent us from developing, manufacturing and selling some of our products, which could harm our business, financial condition and operating results.

BECAUSE WE ARE DEVELOPING NEW PRODUCTS, WE MAY FAIL TO GAIN MARKET ACCEPTANCE FOR OUR PRODUCTS AND OUR BUSINESS COULD SUFFER.

None of the products we propose to develop or are developing have yet been approved for marketing by regulatory authorities in the United States or elsewhere. Even if our proposed products ultimately are approved for sale, there can be no assurance that they will be commercially successful.

RISKS RELATING TO OUR INDUSTRY

BECAUSE OUR INDUSTRY IS VERY COMPETITIVE AND OUR COMPETITORS HAVE
SUBSTANTIALLY GREATER CAPITAL RESOURCES AND MORE EXPERIENCE IN RESEARCH AND DEVELOPMENT, MANUFACTURING AND MARKETING THAN US, WE MAY NOT SUCCEED IN DEVELOPING OUR PROPOSED PRODUCTS AND BRINGING THEM TO MARKET.

Competition in the pharmaceutical industry is intense. Potential competitors in the United States are numerous and include pharmaceutical, chemical and biotechnology companies, most of which have substantially greater capital resources and more experience in research and development, manufacturing and marketing than us. Academic institutions, hospitals, governmental agencies and other public and private research organizations also are conducting research and seeking patent protection and may develop and commercially introduce competing products or technologies on their own or through joint ventures. We cannot assure you that our competitors will not succeed in developing similar technologies and products more rapidly than we do or that these competing technologies and products will not be more effective than any of those that we currently are developing or will develop.

WE ARE DEPENDENT UPON KEY PERSONNEL, MANY OF WHOM WOULD BE DIFFICULT TO
REPLACE.

Our success will be largely dependent upon the efforts of Stephen M. Simes, our Vice Chairman, President and Chief Executive Officer, and other key employees. We are not the stated beneficiary of key person life insurance on any of our key personnel. Our future success also will depend in large part upon our ability to identify, attract and retain other highly qualified managerial, technical and sales and marketing personnel. Competition for these individuals is intense. The loss of the services of any of our key personnel, the inability to identify, attract or retain qualified personnel in the future or delays in hiring qualified personnel, could make it more difficult for us to manage our business and meet key objectives, such as the timely introduction of our proposed products, which would harm our business, financial condition and operating results.

RISKS RELATING TO OUR COMMON STOCK

BECAUSE OUR COMMON STOCK IS TRADED ON THE OTC BULLETIN BOARD, YOUR ABILITY TO SELL YOUR SHARES IN THE SECONDARY TRADING MARKET MAY BE LIMITED.


Our common stock currently is traded on the over-the-counter market on the OTC Bulletin Board. Consequently, the liquidity of our common stock is impaired, not only in the number of shares that are bought and sold, but also through delays in the timing of transactions, and coverage by security analysts and the news media, if any, of our company. As a result, prices for shares of our common stock may be lower than might otherwise prevail if our common stock was traded on the Nasdaq Stock Market or a national securities exchange, like the American Stock Exchange.

BECAUSE OUR SHARES ARE "PENNY STOCKS," YOU MAY HAVE DIFFICULTY SELLING THEM IN THE SECONDARY TRADING MARKET.

Federal regulations under the Securities Exchange Act of 1934 regulate the trading of so-called "penny stocks," which are generally defined as any security not listed on a national securities exchange or Nasdaq, priced at less than $5.00 per share and offered by an issuer with limited net tangible assets and revenues. Since our common stock currently trades on the OTC Bulletin Board at less than $5.00 per share, our common stock is a "penny stock" and may not be traded unless a disclosure schedule explaining the penny stock market and the risks associated therewith is delivered to a potential purchaser prior to any trade.

In addition, because our common stock is not listed on Nasdaq or any national securities exchange and currently trades at less than $5.00 per share, trading in our common stock is subject to Rule 15g-9 under the Exchange Act. Under this rule, broker-dealers must take certain steps prior to selling a "penny stock," which steps include:

    o    obtaining financial and investment information from the investor;

    o obtaining a written suitability questionnaire and purchase agreement signed by the investor; and

    o providing the investor a written identification of the shares being offered and the quantity of the shares.

If these penny stock rules are not followed by the broker-dealer, the investor has no obligation to purchase the shares. The application of these comprehensive rules will make it more difficult for broker-dealers to sell our common stock and our stockholders, therefore, may have difficulty in selling their shares in the secondary trading market.

SALES OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK IN THE PUBLIC MARKET, INCLUDING THE SHARES OFFERED HEREBY, COULD LOWER OUR STOCK PRICE AND IMPAIR OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

Future sales of a substantial number of shares of our common stock in the public market, including the shares offered under this prospectus, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and could make it more difficult for us to raise additional capital through the sale of equity securities. We filed this registration statement pursuant to subscription agreements with the holders of the common stock and warrants purchased in our April 2001 private placement. We are required under these subscription agreements to use our reasonable best efforts to cause this registration statement to remain effective until the earlier of (1) the sale of all the shares of our common stock covered by this registration statement; or (2) such time as the selling stockholders named in this registration statement become eligible to resell the shares of BioSante common stock and the shares of BioSante common stock issuable upon exercise of warrants pursuant to Rule 144(k) under the Securities Act.

OUR STOCK PRICE MAY BE VOLATILE AND YOUR INVESTMENT IN OUR COMMON STOCK COULD SUFFER A DECLINE IN VALUE.

Our common stock has been listed on the OTC Bulletin Board since May 2000. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

    o    progress of our products through the regulatory process;

    o    results of preclinical studies and clinical trials;

    o announcements of technological innovations or new products by us or our competitors;

    o government regulatory action affecting our products or our competitors' products in both the United States and foreign countries;

    o    developments or disputes concerning patent or proprietary rights;

    o    actual or anticipated fluctuations in our operating results;

    o    changes in our financial estimates by securities analysts;

    o general market conditions for emerging growth and pharmaceutical companies;

    o    broad market fluctuations; and

    o    economic conditions in the United States or abroad.




WE MAY INCUR SIGNIFICANT COSTS FROM CLASS ACTION LITIGATION DUE TO OUR EXPECTED STOCK VOLATILITY.

In the past, following periods of large price declines in the public market price of a company's stock, holders of that stock occasionally have instituted securities class action litigation against the company that issued the stock. If any of our stockholders were to bring this type of lawsuit against us, even if the lawsuit is without merit, we could incur substantial costs defending the lawsuit. The lawsuit also could divert the time and attention of our management, which would hurt our business. Any adverse determination in litigation could also subject us to significant liabilities.

PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD DISCOURAGE OR PREVENT A TAKEOVER, EVEN IF AN ACQUISITION WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

Provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

    o authorizing the issuance of "blank check" preferred that could be issued by our Board of Directors to increase the number of outstanding shares and thwart a takeover attempt; and

    o prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates.

We refer you to "Description of Securities--Undesignated Preferred Stock; --Anti-Takeover Provisions of Delaware Law" for more information on the specific provisions of our certificate of incorporation, our bylaws and Delaware law that could discourage, delay or prevent a change of control of our company.

OUR DIRECTORS AND EXECUTIVE OFFICERS OWN A SUFFICIENT NUMBER OF SHARES OF OUR CAPITAL STOCK TO CONTROL OUR COMPANY, WHICH COULD DISCOURAGE OR PREVENT A TAKEOVER, EVEN IF AN ACQUISITION WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.


Our directors and executive officers own or control approximately 50.9% of our outstanding voting power. Accordingly, these stockholders, individually and as a group, may be able to influence the outcome of stockholder votes, involving votes concerning the election of directors, the adoption or amendment of provisions in our certificate of incorporation and bylaws and the approval of certain mergers or other similar transactions, such as a sale of substantially all of our assets. Such control by existing stockholders could have the effect of delaying, deferring or preventing a change in control of our company. In addition, under a stockholders agreement entered into in connection with our May 1999 private placement, several of our stockholders entered into a voting agreement with respect to the election of directors.

EXERCISE OF OUTSTANDING WARRANTS AND OPTIONS WILL DILUTE EXISTING
STOCKHOLDERS AND COULD DECREASE THE MARKET PRICE OF OUR COMMON STOCK.

As of August 15, 2001, we had issued and outstanding 62,834,133 shares of common stock, 4,687,684 shares of our Class C stock and outstanding warrants and options to purchase 23,392,157 additional shares of common stock. The existence of the outstanding warrants and options may adversely affect the market price of our common stock and the terms under which we could obtain additional equity capital.


WE DO NOT INTEND TO PAY ANY CASH DIVIDENDS IN THE FORESEEABLE FUTURE AND, THEREFORE, ANY RETURN ON YOUR INVESTMENT IN OUR COMMON STOCK MUST COME FROM INCREASES IN THE FAIR MARKET VALUE AND TRADING PRICE OF OUR COMMON STOCK.


We do not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in our common stock must come from increases in the fair market value and trading price of our common stock.

WE LIKELY WILL ISSUE ADDITIONAL EQUITY SECURITIES WHICH WILL DILUTE YOUR SHARE OWNERSHIP.

We likely will issue additional equity securities to raise capital and through the exercise of warrants and options that are outstanding or may be outstanding. These additional issuances will dilute your share ownership.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, primarily in the sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and "Business." Generally, you can identify these statements because they use phrases like "anticipates," "believes," "expects," "future," "intends," "plans," and similar terms. These statements are only predictions. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy, and actual results may differ materially from those we anticipated due to a number of uncertainties, many of which are unforeseen. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, among others, the risks we face as described in the section entitled "Risk Factors" and elsewhere in this prospectus.


We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are unable to predict accurately or over which we have no control. The risk factors listed in the section entitled "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the in the section entitled "Risk Factors" and elsewhere in this prospectus could negatively impact our business, operating results, financial condition and stock price.

We are not obligated to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus and other statements made from time to time from us or our representatives, might not occur. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                                 USE OF PROCEEDS

BioSante will not receive any of the proceeds from the sale of shares offered under this prospectus by the selling stockholders. This offering is intended to satisfy our obligations to register, under the Securities Act of 1933, the resale of the shares of our common stock, including shares of our common stock that will be issued to the selling stockholders upon the exercise of warrants held by them, that we issued to the selling stockholders in April 2001 and other registration rights obligations we owe to previous investors in BioSante. The net proceeds from our sale of these shares to the selling stockholders in May 1999 and in April 2001 has been and will be used for general corporate purposes, including working capital.

                                 DIVIDEND POLICY

We never have declared or paid cash dividends. We currently intend to retain all future earnings for the operation and expansion of our business. We do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends on our common stock will be at the discretion of our Board of Directors and will depend upon our results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by our Board of Directors.

                              SELLING STOCKHOLDERS

All of the selling stockholders named below acquired or have the right to acquire upon the exercise of warrants the shares of our common stock being offered under this prospectus directly from us in a private transaction in May 1999 or in April 2001. The following table sets forth information known to BioSante with respect to the beneficial ownership of BioSante common stock as of August 15, 2001 by the selling stockholders. In accordance with the rules of the SEC, beneficial ownership includes the shares issuable pursuant to warrants and options that are exercisable within 60 days of August 15, 2001. Shares issuable pursuant to warrants and options are considered outstanding for computing the percentage of the person holding the warrants and options but are not considered outstanding for computing the percentage of any other person.


The percentage of beneficial ownership for the following table is based on 62,834,133 shares of common stock outstanding as of August 15, 2001. To our knowledge, except as indicated in the footnotes to this table, each person named in the table has sole voting and investment power with respect to all shares of common stock shown in the table to be beneficially owned by such person.


Except as set forth below, none of the selling stockholders has had any position, office or other material relationship with BioSante within the past three years. The table assumes that the selling stockholders will sell all of the shares offered by them in this offering. However, BioSante is unable to determine the exact number of shares that will actually be sold or when or if these sales will occur. BioSante will not receive any of the proceeds from the sale of the shares offered under this prospectus.



                                                                                                            SHARES BENEFICIALLY
                                                                                                                OWNED AFTER
                                                             SHARES BENEFICIALLY                               COMPLETION OF
                                                         OWNED PRIOR TO THE OFFERING                            THE OFFERING
                                                         ---------------------------                        -------------------
                                                     SHARES
                                                   SUBJECT TO
                                                    OPTIONS,
                                                    WARRANTS,                                  NUMBER OF
                                                   AND CLASS C   TOTAL SHARES                   SHARES
                                                     SPECIAL     BENEFICIALLY                    BEING
SELLING STOCKHOLDER                                   STOCK         OWNED        PERCENTAGE     OFFERED      NUMBER      PERCENTAGE
-------------------                                -----------   ------------    ---------     ---------   ---------     ----------
Edward S. Loeb Revocable Trust................        187,500       562,500          *          312,500      250,000          *
Sherwin and Sheri Zuckerman...................        500,000     1,500,000          2.4%       750,000      750,000          1.2%
The Levenstein & Resnick Profit
   Sharing Plan & Trust by Gary I. Levenstein.        151,250       453,750          *          203,750      250,000          *
James S. Levy.................................         31,250        93,750          *           93,750           --         --
James S. Levy Trust...........................        125,000       375,000          *          125,000      250,000          *
Stephen M. Simes (1)..........................      2,904,247     3,443,106          5.2%       125,000    3,318,106          5.3%
Stephen M. Simes Revocable Trust .............         62,500       187,500          *          187,500           --         --
Irving B. Harris Trust........................        583,334     1,750,001          2.8%     1,000,001      750,000          1.2%
Virginia H. Polsky Trust......................        291,666       874,999          1.4%       499,999      375,000          *
Roxanne H. Frank Trust........................        388,889     1,166,666          1.9%       666,666      500,000          *
Couderay Partners.............................        388,889     1,166,666          1.9%       666,666      500,000          *
Jerome Kahn, Jr. Revocable Trust..............         97,223       291,668          *          166,668      125,000          *
Fred Holubow (2)..............................        262,500       637,500          1.0%       312,500      325,000          *
Mitchell I. Dolins Revocable Trust............        225,000       675,000          1.1%       300,000      375,000          *
Sheldon M. Bulwa..............................        125,000       375,000          *          250,000      250,000          *
Morningstar Trust (3).........................        325,000     1,125,000          1.8%       475,000      650,000          1.0%
Faye Morgenstern (3)..........................        100,000       300,000          *          300,000           --         --
Victor Morgenstern (3)........................      1,025,000     2,925,000          4.6%     1,350,000    1,575,000          2.5%
Sibylla M. Mueller............................        312,500       937,500          1.5%       937,500           --         --
Hermann S. Graf Zu Munster....................        312,500       937,500          1.5%       937,500           --         --

                                       17

                                                                                                            SHARES BENEFICIALLY
                                                                                                                OWNED AFTER
                                                             SHARES BENEFICIALLY                               COMPLETION OF
                                                         OWNED PRIOR TO THE OFFERING                            THE OFFERING
                                                         ---------------------------                        -------------------
                                                     SHARES
                                                   SUBJECT TO
                                                    OPTIONS,
                                                    WARRANTS,                                  NUMBER OF
                                                   AND CLASS C   TOTAL SHARES                   SHARES
                                                     SPECIAL     BENEFICIALLY                    BEING
SELLING STOCKHOLDER                                   STOCK         OWNED        PERCENTAGE     OFFERED      NUMBER      PERCENTAGE
-------------------                                -----------   ------------    ---------     ---------   ---------     ----------
Adolf Leuze...................................         62,500       187,500          *          187,500           --         --
Boyd B. Massagee, Jr..........................         78,125       234,375          *          234,375           --         --
Anne Marie Nicholson Trust....................         18,750        56,250          *           56,250           --         --
Roscoe F. Nicholson III Trust.................         18,750        56,250          *           56,250           --         --
Shirley M. Nicholson..........................         31,250        93,750          *           93,750           --         --
Roscoe F. Nicholson II........................        137,500       412,500          *          412,500           --         --
Eberhard Thyssen..............................        125,000       375,000          *          375,000           --         --
Florence A. Browning..........................         12,500        37,500          *           37,500           --         --
John E. Urheim................................         31,250        93,750          *           93,750           --         --
Egandale Associates...........................         31,250        93,750          *           93,750           --         --
Rotter Family Partnership.....................        125,000       375,000          *          375,000           --         --
Nancy Butler..................................         62,500       187,500          *          187,500           --         --
John E. Lee (4)...............................        206,250       218,750          *           18,750      200,000          *
Phillip B. Donenberg (5)......................        855,223       913,940          1.3%        18,750      895,190          1.3%
Steven J. Bell (6)............................        196,875       210,625          *            5,625      205,000          *
Ann Lehman (7)................................         50,000       150,000          *          150,000           --         --
Leah M. Lehman (7)............................        262,100       637,100          1.0%       562,500       74,600          *
James J. Pelts................................         25,000        75,000          *           75,000           --         --
Bradley S. Glaser & Amy E. Glaser as Tenants
   by the Entirety............................         31,250        93,750          *           93,750           --         --
Lawrence B. Dolins............................         18,750        56,250          *           56,250           --         --
James G. Hart.................................         62,500       187,500          *          187,500           --         --
Robert Leder, DDS.............................         31,250        93,750          *           93,750           --         --
James G. Johnson Trust........................        125,000       375,000          *          375,000           --         --
Robert Q. Calloway Trust......................         62,500       187,500          *          187,500           --         --
Patricia L. Calloway Trust....................         62,500       187,500          *          187,500           --         --
GOC Irr Tr U/A J.C. Warriner (8)..............        166,666       499,999          *          499,999           --         --
GOC Irr Tr U/A J.O. Cunningham (8)............        166,667       500,002          *          500,002           --         --
John S. Warriner (8)..........................        500,000     1,500,000          2.4%     1,500,000           --         --
GOC Irr Tr U/A A.C. McClure (8)...............        166,666       499,999          *          499,999           --         --
C. Frederick Cunningham II Revocable Trust (8)        125,000       375,000          *          375,000           --         --
Goldstein Asset Management....................         62,500       187,500          *           62,500      125,000          *
Lawrence Goldstein............................         62,500       187,500          *           62,500      125,000          *
John and Joanna Ruder.........................        125,000       375,000          *          125,000      250,000          *
Ronald Nash...................................        125,000       375,000          *          125,000      250,000          *
Stanley Ho (9)................................        750,000     2,250,000          3.6%       750,000    1,500,000          2.4%
King Cho Fung.................................      1,375,000     4,325,000          6.8%       750,000    3,575,000          5.7%
Marcus Jebsen.................................        750,000     2,250,000          3.6%       250,000    2,000,000          3.2%
Hans Michael Jebsen...........................      1,750,000     5,250,000          8.2%       750,000    4,500,000          7.1%
Howard Schraub................................        125,000       125,000          *          125,000           --         --
Anita Nagler..................................        750,000     2,250,000          3.6%       750,000    1,500,000          2.4%
Jarvis H. Friduss.............................         62,500       187,500          *           62,500      125,000          *
Gary N. Wilner................................        125,000       375,000          *          125,000      250,000          *
Steven J. Reid................................        250,000       750,000          1.2%       250,000      500,000          *
Resolute Partners (3).........................        250,000       750,000          1.2%       250,000      500,000          *
JO & Co. (8)..................................      3,750,000    11,250,000         17.1%     3,750,000    7,500,000         12.1%

----------------------------------
*        Less than one percent (1%)

(1) Mr. Simes is the Vice Chairman, President and Chief Executive Officer of BioSante.

(2)      Mr. Holubow is a director of BioSante.

(3) Mr. Morgenstern beneficially owns a total of 5,050,000 shares of BioSante common stock. Of these shares, 300,000 shares are owned by Faye Morgenstern, Mr. Morgenstern's wife, and 825,000 shares held by Mr. Morgenstern's wife as trustee of the Morgenstern Trust, as to which Mr. Morgenstern disclaims control, direction or beneficial ownership. Mr. Morgenstern is a director of BioSante. Mr. Morgenstern is the managing director of Resolute Partners L.P.

(4)      Mr. Lee is the Vice President, Commercial Development of BioSante.

(5) Mr. Donenberg is the Chief Financial Officer, Treasurer and Secretary of BioSante.

(6) Dr. Bell is the Vice President, Research and Pre-Clinical Development of BioSante.

(7) Dr. Lehman is the Vice President, Clinical Development of BioSante. Ann Lehman is Dr. Lehman's mother and Dr. Lehman disclaims beneficial ownership of Ann Lehman's shares.

(8) Ross Mangano, a director of BioSante, acted as an advisor and trustee for these selling stockholders in connection with the stockholder's acquisition from us of the shares offered by these selling stockholders under this prospectus. Mr. Mangano is an investment advisor registered with the Securities and Exchange Commission under the Investment Advisors Act of 1940. These selling stockholders are advisory clients of Mr. Mangano, and the shares offered by these selling stockholders under this prospectus are held in discretionary client accounts managed by Mr. Mangano. Mr. Mangano is President of JO & Co.

(9) Mr. Ho is the father of Angela Ho, a director of BioSante. Ms. Ho disclaims beneficial ownership of Stanley Ho's shares.

                              PLAN OF DISTRIBUTION

The selling stockholders acquired their shares of BioSante common stock and warrants to purchase BioSante common stock directly from us in a private transaction in either May 1999 or April 2001. To our knowledge, none of the selling stockholders has entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares offered under this prospectus, nor do we know the identity of any broker or market maker that will participate in the offering. The shares of common stock may be offered and sold from time to time by the selling stockholders or by their respective pledgees, donees, transferees and other successors in interest.


The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made over the OTC Bulletin Board, in the over-the-counter market, in privately negotiated transactions or otherwise, at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. Sales may be made directly or through agents designated from time to time or through dealers or underwriters to be designated or in negotiated transactions. The shares may be sold by one or more of, or a combination of, the following methods:


    o a block trade in which the broker-dealer engaged by a selling stockholder will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    o purchases by the broker-dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

    o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

    o    privately negotiated transactions.

BioSante has been advised by the selling stockholders that they have not, as of the date of this prospectus, entered into any arrangement with a broker-dealer for the sale of shares through a block trade, special offering, or secondary distribution of a purchase by a broker-dealer. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In connection with distributions of the shares or otherwise, the selling stockholders may, if permitted by law, also enter into hedging transactions. For example, the selling stockholders may:

    o enter into transactions involving short sales of the shares of common stock by broker-dealers;

    o sell shares of common stock short and redeliver these shares to close out the short position;

    o enter into option or other types of transactions that require the selling stockholders to deliver shares of common stock to a broker-dealer, who will then resell or transfer the shares of common stock under this prospectus; or

    o loan or pledge shares of common stock to a broker dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders or the purchasers of the common stock in amounts to be negotiated in connection with the sale. Broker-dealers and any other participating broker-dealers may be deemed to be underwriters within the meaning of the Securities Act of 1933 in connection with the sales, and any commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this prospectus which qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. No period of time has been fixed within which the shares covered by this prospectus may be offered and sold.

We have advised the selling stockholders that the anti-manipulation rules under the Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.

This offering will terminate on the earlier to occur of:

    o the date on which all shares offered have been sold by the selling stockholders; or

    o the date on which all shares held by a selling shareholder may be sold by such selling stockholder in compliance with Rule 144 under the Securities Act within any three-month period.

We will pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing expenses, fees and disbursements of our counsel and accountants, all of our internal expenses, and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified. The selling stockholders will bear all discounts, commissions or other amounts payable to underwriters, dealers or agents.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution or a corporate development. At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

                      SELECTED CONSOLIDATED FINANCIAL DATA

The selected statement of operations data shown below for the years ended December 31, 1998, 1999 and 2000 and the balance sheet data as of December 31, 1999 and 2000 are derived from our audited financial statements included elsewhere in this prospectus. The selected statement of operations data shown below for the period from August 29, 1996 (date of incorporation) to December 31, 1996 and for the year ended December 31, 1997 and the balance sheet data as of December 31, 1996, 1997 and 1998 are derived from our audited financial statements not included elsewhere in this prospectus. The selected financial data for the six months ended June 30, 2000 and 2001 and as of June 30, 2001 have been derived from our unaudited financial statements included elsewhere in this prospectus, which, in the opinion of management, include all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the financial information shown in these statements. The results for the six months ended June 30, 2000 and 2001 are not necessarily indicative of the results to be expected for the full year or for any future period. When you read this selected consolidated financial data, it is important that you also read the historical financial statements and related notes included in this prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations." Historical results are not necessarily indicative of future results.



                                        PERIOD FROM
                                        AUGUST 29,
                                       1996 (DATE OF                                                       SIX MONTHS ENDED
                                      INCORPORATION)               YEAR ENDED DECEMBER 31,                     JUNE 30,
                                      TO DECEMBER 31,   -----------------------------------------------   -------------------
                                            1996          1997         1998        1999         2000        2000       2001
                                       ------------     --------    ---------    ---------    ---------   --------   --------
                                                                (in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:

Interest income......................  $         53     $    144    $     123    $     199    $     228   $    122   $     83
                                       ------------     --------    ---------    ---------    ---------   --------   --------
Expenses:
   Research and development..........            --          336        1,400          661        1,888      1,355        620
   General and administration........           547        1,618        1,112          853        1,679        608        963
   Depreciation and amortization.....             1           52          140           91           98         49         49
   Loss on disposal of capital assets            --           28          130           --           --         --         --
                                       ------------     --------    ---------    ---------    ---------   --------   --------
Total expenses.......................           548        2,034        2,782        1,605        3,665      2,012      1,632
                                       ------------     --------    ---------    ---------    ---------   --------   --------
Loss before other expenses...........          (495)      (1,890)      (2,659)      (1,406)      (3,437)    (1,890)    (1,549)
                                       ------------     --------    ---------    ---------    ---------   --------   --------
   Cost of acquisition of Structured
     Biologicals, Inc................           375           --           --           --           --         --         --
   Purchased in-process research and
     development.....................         5,377           --           --           --           --         --         --
                                       ------------     --------    ---------    ---------    ---------   --------   --------
Total other expenses.................         5,752           --           --           --           --         --         --
                                       ------------     --------    ---------    ---------    ---------   --------   --------
Net loss ............................  $     (6,247)    $ (1,890)   $  (2,659)   $  (1,406)   $  (3,437)  $ (1,890)  $ (1,549)
                                       ============     ========    =========    =========    =========   ========   ========
Basic and diluted net loss per
    share............................  $      (0.26)    $  (0.05)   $   (0.08)   $   (0.03)   $   (0.06)  $  (0.03)  $  (0.02)
                                       ============     ========    =========    =========    =========   ========   ========
Weighted average number of shares
    outstanding......................        24,366       35,962       34,858       49,424       57,537     57,451     62,087
                                       ------------     --------    ---------    ---------    ---------   --------   --------



                                                             AS OF DECEMBER 31,                      AS OF JUNE 30,
                                            1996       1997        1998        1999        2000           2001
                                          --------   --------   ---------   ---------   ---------   ---------------
                                                                        (in thousands)
BALANCE SHEET DATA:
Cash and cash equivalents.............    $  3,474   $  1,750   $   2,841   $   5,275   $   2,612   $         4,782
Working capital.......................       2,236        356       2,099       5,004       1,735             3,905
Total assets..........................       3,519      2,450       3,449       5,780       3,067             5,210
Convertible debenture - current.......          --         --          --          --         500               500
Stockholders' equity..................       2,269      1,034       2,631       5,451       2,126             4,269

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

GENERAL

We are a development stage biopharmaceutical company engaged in the development and commercialization of hormone replacement products to treat hormone deficiencies in men and in women. We also are engaged in the development and commercialization of vaccine adjuvants or immune system boosters, proprietary novel vaccines, drug delivery systems and the purification of the milk of transgenic animals using calcium phosphate nanoparticles, or CAP.

Our hormone replacement products, which we license on an exclusive basis from Antares Pharma, Inc., address a variety of hormone deficiencies that affect both men and women. Symptoms of these hormone deficiencies include impotence, lack of sex drive, muscle weakness and osteoporosis in men and menopausal symptoms in women including hot flashes, vaginal atrophy, decreased libido and osteoporosis.

The products we in-license from Antares are gel formulations of testosterone (the natural male hormone), estradiol (the natural female hormone), and a combination of estradiol and a progestogen (another female hormone). The gels are designed to be quickly absorbed through the skin after application on the arms, abdomen or thighs, delivering the hormone to the bloodstream evenly and in a non-invasive, painless manner. The gels are formulated to be applied once per day and to be absorbed into the skin without a trace of residue.


Under the terms of our license agreement with Antares, we acquired exclusive marketing rights, with the right to grant sub-licenses, to the single active ingredient testosterone and estradiol products for all therapeutic indications in the U.S., Canada, Mexico, Israel, Australia, New Zealand, China, Malaysia, Indonesia and South Africa. We acquired exclusive marketing rights, with the right to grant sub-licenses, for the combination estradiol and progestogen product in the U.S. and Canada. In partial consideration for the license of the hormone replacement products, we paid Antares an up-front license fee of $1.0 million. In addition, under the terms of the license agreement, we agreed to fund the development of the proposed products, make milestone payments and, after all necessary regulatory approvals are received, pay royalties to Antares on sales of the products.


In September 2000, we sub-licensed the marketing rights to our portfolio of female hormone replacement products in Canada to Paladin Labs Inc. In exchange for the sub-license, Paladin agreed to make an initial investment in our company, make future milestone payments and pay royalties on sales of the products in Canada. The milestone payments will be in the form of a series of equity investments by Paladin in our company's common stock at a 10 percent premium to the market price of our stock at the time the equity investment is made. Upon execution of the sub-license agreement, Paladin made an initial investment of $500,000 in our company in the form of a convertible debenture, convertible into our common stock at $1.05 per share. In August 2001, we converted Paladin's debenture into 476,190 shares of our common stock.


In August 2001, we sub-licensed U.S. and Canadian marketing rights to our estrogen/progestogen combination transdermal hormone replacement gel product to Solvay Pharmaceuticals, B.V. In exchange for the sub-license, Solvay paid us an up-front license fee of $2.5 million and has agreed to make future milestone and escalating sales-based royalty payments. In accordance with our agreements with Antares and Paladin as a result of the Solvay transaction, we owe Antares and Paladin cash and shares of our common stock. Therefore, the net cash to BioSante as a result of the Solvay transaction is approximately $2.1 million and we will issue 174,000 shares of our common stock.


Our strategy with respect to our hormone replacement product portfolio is to conduct human clinical trials of our proposed hormone replacement products, which trials are required to obtain FDA approval to market the products in the United States. Further, we are seeking to out-license or leverage our rights outside of the United States.


Our CAP technology, which we license on an exclusive basis from the University of California, is based on the use of extremely small, solid, uniform particles, which we call "nanoparticles," as immune system boosters and for drug delivery. We have identified four potential applications for our CAP technology:

    o the creation of improved versions of current vaccines by the "adjuvant" activity of our proprietary nanoparticles that enhance the ability of a vaccine to stimulate an immune response;

    o the development of new, unique vaccines against diseases for which there currently are few or no effective methods of prevention (E.G., genital herpes);

    o the creation of inhaled forms of drugs that currently must be given by injection (E.G., insulin); and

    o the purification of the milk of transgenic animals, in which protein pharmaceuticals are grown by selectively isolating biologically active therapeutic proteins from the transgenic milk.

Our strategy with respect to CAP over the next 12 months, is to continue development of our nanoparticle technology and actively seek collaborators and licensees to accelerate the development and commercialization of products incorporating this technology. We received FDA clearance in August 2000 to initiate a Phase I human clinical trial of our CAP as a vaccine adjuvant and delivery system based on an Investigational New Drug Application that we filed with the FDA in July 2000. The Phase I human clinical trial was a double-blind, placebo-controlled trial in 18 subjects to determine the safety of CAP as a vaccine adjuvant. The trial was completed and there was no apparent difference in side effect profile between CAP and the placebo.


Our goal is to develop and commercialize our hormone replacement products and CAP technology into a wide range of pharmaceutical products and to expand this product portfolio as appropriate. Our strategy to obtain this goal is to:

    o    Accelerate the development of our hormone replacement products.

    o Continue to develop our nanoparticle-based CAP platform technology and seek assistance in the development through corporate partner sub-licenses.

    o License or otherwise acquire other drugs that will add value to our current product portfolio.

    o Implement business collaborations or joint ventures with other pharmaceutical and biotechnology companies.

We currently expect to add employees as we continue to develop and commercialize our hormone replacement products and products incorporating our CAP technology or in-license or otherwise acquire products in the late-stage human clinical development.


We incurred a net loss of $3,437,195 for the year ended December 31, 2000, resulting in an accumulated deficit of $15,639,672. We incurred a net loss of $1,548,813 for the six months ended June 30, 2001, and as of June 30, 2001, our accumulated deficit was $17,188,485.

All of our revenue to date has been derived from interest earned on invested funds. We have not commercially introduced any products. Since our inception, we have experienced significant operating losses. We expect to incur continuing losses for the foreseeable future as our product development programs expand and various preclinical and clinical trials commence. The amount of these losses may vary significantly from year-to-year and quarter-to-quarter and will depend upon, among other factors:

    o    the timing and cost of product development;

    o    the progress and cost of preclinical and clinical development programs;

    o    the costs of licensure or acquisition of new products; and

    o    the timing and cost of obtaining necessary regulatory approvals.

In order to generate revenues, we must successfully develop and commercialize our proposed products in pre-clinical development, in late-stage human clinical development, or already on the market that we may in-license or otherwise acquire or enter into collaborative agreements with others who can successfully develop and commercialize them. Even if our proposed products and the products we may license or otherwise acquire are commercially introduced, they may never achieve market acceptance and we may never generate revenues or achieve profitability.

RESULTS OF OPERATIONS

THREE MONTHS ENDED JUNE 30, 2001 COMPARED TO THREE MONTHS ENDED JUNE 30, 2000


General and administrative expenses increased from $307,280 during the three month period ended June 30, 2000 to $497,972 during the three month period ended June 30, 2001. This increase of approximately 62% is due primarily to expenses related to new personnel and the higher legal expenses related to the increase in our patent, collaboration and licensing activities.


Research and development expenses decreased from $1,164,039 during the three month period ended June 30, 2000 to $387,236 during the three month period ended June 30, 2001. This overall decrease is the result of a $1.0 million upfront license fee paid to Antares during the three month period ended June 30, 2000, offset by increased expenses during the three month period ended June 30, 2001 associated with the clinical development of our hormone replacement product portfolio. As a result of our hormone replacement product in-license entered into in June 2000, we expect that our research and development expenses will increase significantly. We also are required under the terms of our license agreement with the University of California to have available certain amounts of funds dedicated to research and development activities. We expect, however, our research and development expenditures to fluctuate from quarter-to-quarter and year-to-year depending upon: (1) the resources available; (2) our development schedule; (3) results of studies, clinical trials and regulatory decisions; and (4) competitive developments.


Interest income decreased from $61,504 during the three month period ended June 30, 2000 to $50,843 during the three month period ended June 30, 2001 as a result of lower invested cash balances in the three month period ended June 30, 2001.


We incurred a net loss of $858,913 for the three month period ended June 30, 2001, compared to a net loss of $1,434,174 for the three month period ended June 30, 2000. The overall decrease in the net loss is the result of a $1.0 million upfront license fee paid to Antares during the three month period ended June 30, 2000, offset by increased expenses during the three month period ended June 30, 2001 associated with

(1) new personnel, (2) increased patent, collaboration and licensing activities, and (3) increased clinical development of our hormone replacement product portfolio. We anticipate that our operating losses will continue for the foreseeable future.


SIX MONTHS ENDED JUNE 30, 2001 COMPARED TO SIX MONTHS ENDED JUNE 30, 2000


General and administrative expenses increased from $608,455 during the six month period ended June 30, 2000 to $963,030 during the six month period ended June 30, 2001. This increase of approximately 58% is due primarily to expenses related to hiring new personnel and higher legal expenses related to our increased patent, collaboration and licensing activities.


Research and development expenses decreased from $1,355,214 during the six month period ended June 30, 2000 to $620,225 during the six month period ended June 30, 2001. This overall decrease is the result of a $1.0 million upfront license fee paid to Antares during the six month period ended June 30, 2000, offset by increased expenses during the six month period ended June 30, 2001 associated with the clinical development of our hormone replacement product portfolio. As a result of our hormone replacement product in-license entered into in June 2000, we expect that our research and development expenses will increase significantly. We are required under the terms of our license agreement with the University of California to make available certain amounts of funds dedicated to research and development activities. We expect our research and development expenditures to fluctuate from quarter-to-quarter and year-to-year depending upon: (1) the resources available; (2) our development schedule; (3) results of studies, clinical trials and regulatory decisions; and (4) competitive developments.


Interest income decreased from $121,886 during the six month period ended June 30, 2000 to $82,952 during the six month period ended June 30, 2001. We expect interest income to decline in future periods as we use our cash balances for operations.


BioSante incurred a net loss of $1,548,813 for the six month period ended June 30, 2001, compared to a net loss of $1,889,994 for the six month period ended June 30, 2000. The overall decrease in the net loss is the result of a $1.0 million upfront license fee paid to Antares during the six month period ended June 30, 2000, offset by increased expenses during the six month period ended June 30, 2001 associated with (1) new personnel, (2) increased patent, collaboration and licensing activities, and (3) increased clinical development of our hormone replacement product portfolio. We anticipate that our operating losses will continue for the foreseeable future.

LIQUIDITY AND CAPITAL RESOURCES

To date, we have raised equity financing to fund our operations, and we expect to continue this practice to fund our ongoing operations. Since inception, we have raised net proceeds of approximately $12.9 million from private equity financings, class A and class C stock conversions, warrant exercises and in the third quarter 2000, the issuance of a $500,000 convertible debenture. In April 2001, we closed on a $3.7 million private placement of units. Each unit consisted of one share of common stock plus a five-year warrant to purchase one half-share of common stock and was sold for $0.40 per unit, the approximate market price of our common stock at closing. We sold an aggregate of 4,625,000 units, or an aggregate of 9,250,000 shares of common stock and warrants to purchase an aggregate of 4,625,000 shares of common stock. The exercise price of the warrant is $0.50 per full share.


Our cash and cash equivalents were $4,782,058 and $2,611,755 at June 30, 2001 and December 31, 2000, respectively. The increase in our cash balances is due to our $3.7 million private placement closed in April 2001. We used cash in operating activities of $1,481,763 for the six month period ended June 30, 2001 versus cash used in operating activities of $1,904,082 for the six month period ended June 30, 2000.

This change reflects increased general and administrative expenses as a result of an increase in the number of personnel and an increase in legal fees associated with our increased patent, licensing and collaboration activities and clinical development activities relating to our hormone replacement product portfolio. Offsetting these increased expenses for the six month period ended June 30, 2001 versus the six month period ended June 30, 2000 is the decrease in research and development expenses due primarily to the $1.0 million upfront license fee paid to Antares in June 2000. Net cash used in investing activities was $22,546 for the six month period ended June 30, 2001 versus $27,367 used in investing activities for the six month period ended June 30, 2000. The uses of cash in investing activities during both six month periods ended June 30, 2001 and 2000 were capital expenditures for the purchases of computer equipment. Net cash provided by financing activities was $3,674,612 for the six months ended June 30, 2001 compared to $22,960 for the six months ended June 30, 2000. Net cash provided during the six months ended June 30, 2001 was the result of the receipt of cash proceeds (net of transaction costs) as described above as a result of our private placement of units which closed in April 2001, while net cash provided during the six months ended June 30, 2000 was the result of the conversion of class C stock into common stock.


We did not have any material commitments for capital expenditures as of June 30, 2001. We have, however, several financial commitments including product development milestone payments under our license agreement with Antares, payments under our license agreement with the University of California, as well as minimum annual lease payments, as described below under the heading "Commitments."


Our cash on hand as of June 30, 2001 was $4,782,058. We believe this cash will be sufficient to fund our operations through December 2002. We have based this estimate, however, on assumptions that may prove to be wrong. As a result, we may need to obtain additional financing prior to that time. In addition, we may need to raise additional capital at an earlier time to fund our ongoing research and development activities, acquire new products or take advantage of other unanticipated opportunities. Any additional equity financings may be dilutive to our existing stockholders, and debt financing, if available, may involve restrictive covenants on our business. In addition, insufficient funds may require us to delay, scale back or eliminate some or all of our programs designed to facilitate the commercial introduction of our proposed products, prevent commercial introduction of our products altogether or restrict us from acquiring new products that we believe may be beneficial to our business.

2000 VERSUS 1999

We used cash in operating activities of $3,207,604 for the year ended December 31, 2000 versus cash used in operating activities of $1,787,822 for the year ended December 31, 1999. This change was driven by an increase in our research and development expenses, including the hormone product portfolio in-license upfront payment of $1.0 million to Antares during 2000. Net cash used in investing activities was $43,238 for the year ended December 31, 2000 versus $4,219 for the year ended December 31, 1999. The significant uses of cash in investing activities for the year ended December 31, 2000 were capital expenditures for the purchase of office furniture and computer equipment. The significant uses of cash in investing activities for the year ended December 31, 1999 included capital expenditures for office furniture and a computer. Net cash provided by financing activities was $588,045 for the year ended December 31, 2000 compared to $4,225,343 for the year ended December 31, 1999. Net cash provided during 2000 was primarily the result of a $500,000 convertible debenture issued to Paladin Labs Inc. pursuant to a sub-license agreement related to our female hormone replacement products. Net cash provided in 1999 was primarily the result of our private placement in May 1999.

1999 VERSUS 1998

We used cash in operating activities of $1,787,822 for the year ended December 31, 1999 versus cash used in operating activities of $3,041,425 for the year ended December 31, 1998. This change was driven by a reduction in both personnel-related expenses in research and development and a similar reduction in general and administrative expenses during 1999. Net cash used in investing activities was $4,219 for the year ended December 31, 1999 versus $124,984 for the year ended December 31, 1998. The significant uses of cash in investing activities during 1999 were capital expenditures for the purchase of office furniture and a computer. The significant uses of cash in investing activities for the year ended December 31, 1998 included capital expenditures for laboratory equipment and laboratory office furniture. Net cash provided by financing activities was $4,225,343 for the year ended December 31, 1999 compared to $4,257,328 for the year ended December 31, 1998. Net cash provided during 1999 was primarily the result of our private placement in May 1999. Net cash provided in 1998 was primarily the result of the conversion of class A and class C special stock into common stock.

COMMITMENTS

We have several financial commitments, including the following minimum annual lease payments:


                                                  MINIMUM ANNUAL
                            YEAR                  LEASE PAYMENTS
                          --------              ------------------
                            2001                      $114,084
                            2002                      $138,828
                            2003                      $138,828


Under our license agreement with the University of California, we are required to:

    o pay the following minimum annual royalties on February 28 of each year beginning in the year 2004, to be credited against earned royalties, for the life of the agreement (2013):

                                                   MINIMUM ANNUAL
                            YEAR                    ROYALTY DUE
                          --------              ------------------
                            2004                     $  50,000
                            2005                     $ 100,000
                            2006                     $ 150,000
                            2007                     $ 200,000
                            2008                     $ 400,000
                            2009                     $ 600,000
                            2010                     $ 800,000
                            2011                    $1,500,000
                            2012                    $1,500,000
                            2013                    $1,500,000

    o maintain an annual minimum amount of available capital for development and commercialization of products incorporating the licensed technology until a product is introduced to the market; and

    o pay the costs of patent prosecution and maintenance of the patents included in the agreement.

Our fixed expenses, such as rent, license payments and other contractual commitments, may increase in the future, as we may enter into additional leases for new facilities and capital equipment and enter into additional licenses and collaborative agreements.

OUTLOOK

We expect to continue to spend capital on:

    o    preclinical studies and clinical trials;

    o    research and development programs;

    o    regulatory processes;

    o establishment of our own marketing capabilities or a search for third party manufacturers and marketing partners to manufacture and market our products for us; and

    o    the licensure or acquisition of new products.

The amount of capital we may need will depend upon many factors, including the:

    o progress, timing and scope of our preclinical studies and clinical trials;

    o    progress, timing and scope of our research and development programs;

    o    time and cost necessary to obtain regulatory approvals;

    o time and cost necessary to seek third party manufacturers to manufacture our products for us;

    o time and cost necessary to establish our own sales and marketing capabilities or to seek marketing partners to market our products for us;

    o time and cost necessary to respond to technological and market developments;

    o changes made or new developments in our existing collaborative, licensing and other commercial relationships; and

    o new collaborative, licensing and other commercial relationships that we may establish.

Management estimates that it currently is expending approximately $150,000 to $200,000 per month on research and development activities and approximately $250,000 to $300,000 per month in total expenses, including research and development activities. We expect to spend approximately $25,000 to $50,000 in capital expenditures during the next 12 months.

                                    BUSINESS

GENERAL

We are a development stage biopharmaceutical company that is developing a pipeline of hormone replacement products to treat hormone deficiencies in men and in women. We also are engaged in the development of our proprietary calcium phosphate, nanoparticulate-based platform technology, or CAP, for vaccine adjuvants, proprietary novel vaccines, drug delivery systems and to purify the milk of transgenic animals.

To enhance the value of our current pharmaceutical portfolio, we are pursuing the following corporate growth strategies:

    o    accelerate the development of our hormone replacement products;

    o continue to develop our nanoparticle-based platform technology, or CAP, and seek assistance in such development through corporate partner sub-licenses;

    o license or otherwise acquire other drugs that will add value to our current product portfolio; and

    o implement business collaborations or joint ventures with other pharmaceutical and biotechnology companies.

Our primary focus is to build a pipeline of hormone replacement products for the treatment of human hormone deficiencies. Symptoms of hormone deficiency in men include impotence, lack of sex drive, muscle weakness and osteoporosis, and in women, menopausal symptoms, such as hot flashes, vaginal atrophy, decreased libido and osteoporosis.

Our hormone replacement products, which we license on an exclusive basis from Antares Pharma Inc., are gel formulations of testosterone, estradiol and a combination of estradiol and a progestogen. The gels are designed to be absorbed quickly through the skin after application on the arms, shoulders, abdomen or thighs, delivering the hormone to the bloodstream evenly and in a non-invasive, painless manner. We have begun human clinical trials on two of our hormone replacement products, a necessary step in the process of obtaining United States Food and Drug Administration, or FDA, approval to market the products.

Our CAP technology, which we license on an exclusive basis from the University of California, is based on the use of extremely small, solid, uniform particles, which we call "nanoparticles," as immune system boosters, for drug delivery and to purify the milk of transgenic animals. We have identified four potential initial applications for our CAP technology:

    o the creation of improved versions of current vaccines by the "adjuvant" activity of our proprietary nanoparticles that enhance the ability of a vaccine to stimulate an immune response;

    o the development of new, unique vaccines against diseases for which there currently are few or no effective methods of prevention (E.G., genital herpes);

    o the creation of inhaled forms of drugs that currently must be given by injection (E.G., insulin); and

    o the purification of the milk of transgenic animals, in which protein pharmaceuticals are grown by selectively isolating biologically active therapeutic proteins from the transgenic milk.

Our company, which was initially formed as a corporation organized under the laws of the Province of Ontario on August 29, 1996, was continued as a corporation under the laws of the State of Wyoming on December 19, 1996 and reincorporated in Delaware on June 26, 2001. Our company is the continuing corporation resulting from an amalgamation, or consolidation, of three companies, our company, which was previously named "Ben-Abraham Technologies Inc.", Structured Biologicals Inc., a corporation organized under the laws of the Province of Ontario, and 923934 Ontario Inc., a corporation organized under the laws of the Province of Ontario and a wholly owned subsidiary of Structured Biologicals. The amalgamation was approved by our stockholders on November 27, 1996 and the articles of arrangement were filed and became effective as of December 6, 1996. In November 1999, our stockholders approved the change of our corporate name from Ben-Abraham Technologies Inc. to BioSante Pharmaceuticals, Inc. In June 2001, our stockholders approved our reincorporation to Delaware.

BUSINESS STRATEGY

Our goal is to develop and commercialize our hormone replacement products and CAP technology into a wide range of pharmaceutical products. Key elements of our strategy to obtain this goal are to:

    o ACCELERATE THE DEVELOPMENT OF OUR HORMONE REPLACEMENT PRODUCTS. We are focused on building a pipeline of hormone replacement products for the treatment of human hormone deficiencies. Symptoms of hormone deficiency in men include impotence, lack of sex drive, muscle weakness and osteoporosis, and in women, menopausal symptoms, such as hot flashes, vaginal atrophy, decreased libido and osteoporosis.

    o CONTINUE TO DEVELOP OUR NANOPARTICLE-BASED CAP PLATFORM TECHNOLOGY AND SEEK ASSISTANCE IN THE DEVELOPMENT THROUGH CORPORATE PARTNER SUB-LICENSES. We are seeking opportunities to enter into business collaborations, joint ventures or sub-licenses with companies that have businesses or technologies complementary to our CAP technology business, such as vaccine and drug delivery pharmaceutical companies and transgenic milk companies. We believe that this partnering strategy will enable us to capitalize on our partner's strengths in product development, manufacturing and commercialization and thereby enable us to introduce into the market products incorporating our CAP technology sooner than which we otherwise would be able. In addition, such collaborations would significantly reduce our cash requirements for developing and commercializing products incorporating our CAP technology and thereby permit us to spend cash on accelerating the human clinical development of our hormone replacement products.

    o LICENSE OR OTHERWISE ACQUIRE OTHER DRUGS THAT WILL ADD VALUE TO OUR CURRENT PRODUCT PORTFOLIO. We intend to seek opportunities to in-license or otherwise acquire other products in the late-stage development phase or products already on the market. In seeking such opportunities, we intend to target products that cover therapeutic areas treated by a limited number of physicians and drugs that are in or require human clinical trials that involve a limited number of patients and not a significant amount of time and cost needed to complete them. We believe that targeting these products that are currently in or ready for human clinical trials would decrease the risks associated with product development and would likely shorten the time before we can introduce the products into the market. In addition to late-stage development products, we intend to seek opportunities to in-license or otherwise acquire products that (1) have FDA approval,
         (2) have been or are about to be commercially introduced into the U.S. markets, (3) have a concentrated physician prescriber audience, and (4) have the potential to generate significant sales.

    o IMPLEMENT BUSINESS COLLABORATIONS OR JOINT VENTURES WITH OTHER PHARMACEUTICAL AND BIOTECHNOLOGY companies. We intend to seek opportunities to enter into business collaborations or joint ventures with entities that have businesses or technology complementary to our business.

         We are particularly interested in entering into product co-development and co-marketing arrangements.

DESCRIPTION OF OUR HORMONE REPLACEMENT PRODUCTS

We are focused on building a pipeline of hormone replacement products to treat hormone deficiencies in men and in women. Our hormone replacement products are gel formulations of testosterone (the natural male hormone), estradiol (the natural female hormone), and a combination of estradiol and a progestogen (another female hormone). The gels are designed to be quickly absorbed through the skin after application on the arms, shoulders, abdomen or thighs, delivering the hormone to the bloodstream evenly and in a non-invasive, painless manner. The gels are formulated to be applied once per day and to be absorbed into the skin without a trace of residue.

Testosterone deficiency in men is known as hypogonadism. Low levels of testosterone may result in lethargy, depression, decreased sex drive, impotence, low sperm count and increased irritability. Men with severe and prolonged reduction of testosterone may also experience loss of body hair, reduced muscle mass, osteoporosis and bone fractures due to osteoporosis. Approximately five million men in the United States, primarily in the over age 40 male population group, have lower than normal levels of testosterone. Testosterone replacement therapy has been shown to restore levels of testosterone with minimal side effects.

Testosterone often is delivered through injections or dermal, or skin, patches. Delivery of testosterone through dermal patches was developed primarily to promote the therapeutic effects of testosterone replacement therapy without the often painful side effects associated with testosterone injections. Dermal patches, however, have been associated with skin irritation. Our testosterone-formulated gel product is designed to deliver the required amount of testosterone without the pain of injections and the skin irritation and discomfort associated with dermal patches. We are aware of one gel testosterone product currently on the market in the United States and several in development.


Estrogen deficiency in women can result in hot flashes, vaginal atrophy, decreased libido and osteoporosis. Hormone replacement in women decreases the chance that women will experience the symptoms of estrogen deficiency. According to industry estimates, approximately twenty million women in the U.S. currently are receiving some form of estrogen or combined estrogen hormone replacement therapy.


Estrogen is most commonly given orally in pill or tablet form. There are several potential side effects, however, with the use of oral estrogen, including insufficient absorption by the circulatory system, gallstones and blood clots. Although dermal patches have been shown to avoid some of these problems, delivery of estrogen through dermal patches, like testosterone patches, can result in skin irritation. Our estrogen formulated gel product is designed to deliver estrogen without the skin irritation associated with dermal patches. We are also in the process of developing a combined estrogen/progestogen formulated gel product. Women whose uterus is intact often use a combined hormone replacement therapy because evidence suggests adding progestogen may reduce the potential risks of uterine cancer and endometrial hyperplasia associated with estrogen therapy in these women.

We believe our hormone replacement products have a number of benefits, including the following:

    o estrogen and testosterone gels can be spread over large areas of skin where they dry rapidly and decrease the chance for skin irritation versus hormone patches;

    o estrogen and estrogen/progestogen gels may have fewer side effects than many pills which have been known to cause gallstones, blood clots and complications related to metabolism;

    o adding progestogen to estrogen may reduce the potential risks of uterine cancer and endometrial hyperplasia of estrogen therapy alone when the uterus is intact;

    o testosterone gel has been shown to be absorbed evenly, thus allowing clinical testosterone levels to reach the systemic circulation; and

    o clinical trials involving the hormone products are expected to be relatively smaller requiring fewer patients than most drug development projects which will keep our costs, time and risks associated with the FDA approval process down.


We have begun human clinical trials on two of our hormone replacement products, which is required to obtain FDA approval to market the products.

We license our hormone replacement products on an exclusive basis from Antares Pharma, Inc. under a license agreement we entered into in June 2000. Under the terms of our license agreement with Antares, we acquired exclusive marketing rights, with the right to grant sub-licenses, to the single active ingredient testosterone and estradiol products for all therapeutic indications in the U.S., Canada, Mexico, Israel, Australia, New Zealand, China, Malaysia, Indonesia and South Africa. We acquired exclusive marketing rights, with the right to grant sub-licenses, for the combination estradiol and progestogen product in the U.S. and Canada.

In September 2000, we sublicensed our female hormone replacement products to Paladin Labs Inc. for sale in Canada. In August 2001, we sublicensed our estrogen/progestogen combination transdermal hormone replacement gel product to Solvay Pharmaceuticals, B.V. for sale in the U.S. and Canada.

DESCRIPTION OF OUR CAP TECHNOLOGY AND CAP TECHNOLOGY PRODUCTS

We believe our CAP technology will serve as an effective vehicle for delivering drugs and vaccines and enhancing the effects of vaccines. The key component, calcium phosphate, or CAP, is on the FDA's GRAS (Generally Regarded as Safe) list. Our nanoparticles have successfully passed the first stage of toxicity studies for administration orally, into muscles, under the skin, and into the lungs by inhalation.

Research and development involving our CAP technology originated in a project set up under an agreement dated April 6, 1989 between the University of California and our predecessor company, Structured Biologicals, relating to viral protein surface absorption studies. The discovery research was performed by Structured Biologicals at UCLA School of Medicine and was based, in essence, on the use of extremely small, solid, uniform particles as components that could increase the stability of drugs and act as systems to deliver drugs into the body.

These ultra fine particles are made from inert, biologically acceptable materials, such as ceramics, pure crystalline carbon or biodegradable calcium phosphate. The size of the particles is in the nanometer range. A nanometer is one millionth of a millimeter and typically particles measure approximately 1,000 nanometers (nm). For comparison, a polio virus particle is about 27 nm in diameter, a herpes virus particle has a central core measuring 100 nm in diameter, contained in an envelope measuring 150-200 nm, while a tuberculosis bacterium is rod-shaped, about 1,200 nm long by 300 nm across. Because the size of these particles is measured in nanometers, we use the term "nanoparticles" to describe them.

We use the nanoparticles as the basis of a delivery system by applying a layer of a "bonding" coating of cellobiose or another carbohydrate derivative. The critical property of these coated nanoparticles is that biologically active molecules, proteins, peptides or pharmacological agents, for example, vaccine components like bacterial or viral antigens or proteins like insulin, attached to them retain their activity and can be protected from natural alterations to their molecular structure by adverse environmental conditions. It has been shown in studies conducted by us that, when these combinations are injected into animals, the attachment can actually enhance the biological activity as compared to injection of the molecule alone in solution.

A major immune response that is triggered by these combination particles is the creation of antibody molecules, which can then specifically counteract an invading virus or bacterium. Similarly, a drug will produce an effect on an organ system only if it can attach to specific receptors on the surface of target cells (E.G., tumor cells). The stabilizing and slow release capabilities of a drug carrier and delivery system based on this discovery can lead to significant advances towards finding more effective and less toxic or harmful molecules to seek out and attach to such receptors.

We believe our CAP technology has a number of benefits, including the following:

    o it is biodegradable (capable of being decomposed by natural biological processes) and non-toxic and therefore potentially safe to use and introduce into the human body;

    o it is fast, easy and inexpensive to manufacture, which will keep our costs down and potentially improve our profit margins;

    o the nanometer (one-millionth of a millimeter) size range makes it ideal for delivering drugs through aerosol sprays or inhalation instead of using painful injections; and

    o it has excellent "loading" capacity -- the amount of molecules that can bond with the nanoparticles -- thereby potentially decreasing the dose needed to be taken by patients while enhancing the release capabilities.

Research in these areas has resulted in the issuance of a number of patents that we license from the University of California.

We plan to develop commercial applications of our CAP technology and any proprietary technology developed as a result of our ongoing research and development efforts. Initially, we plan to pursue the development of (1) vaccine adjuvants, (2) new virus vaccines, including vaccines to treat or prevent disease such as Herpes viruses, (3) drug delivery systems, including a method of delivering proteins (e.g., insulin) through inhalation, and (4) the purification of the milk of transgenic animals. Our pre-clinical research team in our laboratory in Smyrna, Georgia is currently pursuing the development of our CAP technology.

VACCINE ADJUVANTS. We believe that our CAP nanoparticles may offer a means of preparing new improved formulations of current vaccines that are equal or better in their immunogenicity, that is, in their capacity to elicit an immune response, compared to alum-formulated and non-adjuvanted vaccines but may be injected in lower concentrations and less often which could result in certain benefits, including cost savings and improved patient compliance.

Our nanoparticles when combined with vaccine antigens have been shown in animal studies conducted by us and others to possess an ability to elicit a higher immune response than non-adjuvanted vaccines and an immune response of the same magnitude as alum-formulated vaccines but up to 100 times lower concentrations. These preclinical studies also have shown that our CAP nanoparticles also may sustain higher antibody levels over a longer time period than both alum-formulated vaccines and non-adjuvanted vaccines. Because our CAP nanoparticles are made of calcium phosphate, which has a chemical nature similar to normal bone material and therefore is natural to the human body, as opposed to aluminum hydroxide, or alum, which is not natural to the human body, we believe that our nanoparticles may be safer to use than alum. In our animal studies, we observed no material adverse reactions when our CAP nanoparticles were administered at effective levels.

We filed an investigational new drug, or IND, application with the FDA in July 2000 to commence a Phase I human clinical trial. We completed our Phase I human clinical trial in October 2000. As discussed in more detail under the heading "Government Regulation," the purpose of a Phase I trial is to evaluate the metabolism and safety of the experimental product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence of possible effectiveness. The Phase I trial of our CAP specifically looked at safety parameters, including local irritation and blood chemistry changes. The trial was completed and there was no apparent difference in the side effects profile between CAP and placebo.

In addition to continuing our own research and development in this area, we intend to seek opportunities to enter into business collaborations or joint ventures with vaccine companies and others interested in co-development and co-marketing arrangements with respect to our CAP nanoparticles for use as a vaccine adjuvant. These arrangements also could include out-licenses of our CAP technology to vaccine companies and others for further development in their on-going vaccine development.

Our outlicensing activities with respect to our adjuvant for use in other companies' vaccines have to date included meeting with target companies and, in some cases, agreeing that the target company will test our adjuvant in their animal models. Thereafter, the target company may send to us its vaccine antigen or DNA which we will then formulate with our nanoparticles and return for use in the target company's animal models. Once this is completed, if the results are positive, we would negotiate an out-license agreement with the target company.

In November 1999, we announced that we formed a collaborative research alliance with Antares Pharma, Inc. to evaluate the efficacy of combining our nanoparticle drug delivery and adjuvant or immune system boosters with Antares' needle-free pressure injection. This research alliance will evaluate the ability of the combined systems to deliver DNA vaccines as part of a DNA vaccine program at a major U.S. university. In August 2000, we announced initial preclinical results from our collaboration with Antares. The initial tests demonstrated that Antares' needle-free pressure assisted injections containing our CAP technology produced better cellular immune responses in the injected animals than the injections without our CAP technology.

In June 2000, we announced an option license agreement with ID Biomedical Corporation to use CAP as an adjuvant in a second-generation vaccine against group-A streptococcus ("GAS"). GAS is considered a worldwide public health threat causing strep-throat, skin infections, rheumatic fever, invasive fasciitis (flesh eating disease), toxic shock syndrome and other diseases.

We announced in August 2000, a non-exclusive option license agreement with Antex Biologics, Inc. to conduct preclinical tests of CAP in vaccines against CHLAMYDIA PNEUMONIAE and H. PYLORI.

NEW VACCINES. We believe our nanoparticle technology presents a new, and more effective and safer, approach to vaccine preparation. As with our vaccine adjuvant technology, we are continuing our own research and development in this area, but we also intend to seek opportunities to enter into business collaborations or joint ventures with vaccine companies and others interested in co-development and co-marketing arrangements. We believe these collaborations may enable us to accelerate the development of potential improved vaccines for any products developed from our CAP technology. These arrangements also could include out-licenses of our CAP technology to vaccine companies and others for further development and marketing. We have begun discussions with other companies to out-license our adjuvant for use in those companies' new vaccine development.

DRUG DELIVERY SYSTEMS. The third field of use in which we are exploring applying our CAP technology involves creating novel and improved forms of delivery of drugs, including proteins (E.G., insulin). The attachment of drugs to CAP may enhance their stability in the body or enable the addition of further protective coatings to permit oral, delayed-release and mucosal (through mucous membranes) applications. Currently, insulin is given by frequent, inconvenient and often painful injections. However, several companies are in the process of developing and testing products that will deliver insulin orally or through inhalation. We believe we may have successfully created a formulation for the inhaled delivery of insulin. Our research and development efforts in this area are ongoing. We are in the process of contacting and meeting the insulin manufacturers and companies with devices for inhalation of drugs to pursue collaborations for this development.

TRANSGENIC MILK PURIFICATION. The fourth field of use in which we are exploring applying our CAP technology is in the purification of the milk of transgenic animals in which protein drugs are grown. This is achieved by selectively isolating biologically active therapeutic proteins from the transgenic milk. This method uses our CAP technology to recover greater than 90% of drug protein from the milk in a way that may require less downstream processing and may produce higher overall yields at lower cost than currently used methods.

SALES AND MARKETING

We currently have very limited sales and marketing personnel to sell on a commercial basis any of our proposed products. If and when we are ready to commercially launch a product, we will either hire qualified sales and marketing personnel or seek a joint marketing partner to assist us with this function.

RESEARCH AND PRODUCT DEVELOPMENT

We expect to spend a significant amount of our financial resources on research and development activities. We spent approximately $620,225 in the six months ended June 30, 2001 and $1,355,214 in the six months ended June 30, 2000, and we spent approximately $1,888,000 in 2000 and $661,000 in 1999 on research and development activities. Since we are not yet engaged in the commercial distribution of any products and we have no revenues from the sale of our products, these research and development costs must be financed by us. We estimate that we are currently spending approximately $150,000 to $200,000 per month on research and development activities. This amount is expected to increase as we begin to develop the hormone replacement product portfolio. These expenditures, however, may fluctuate from quarter-to-quarter and year-to-year depending upon the resources available and our development schedule. Results of preclinical studies, clinical trials, regulatory decisions and competitive developments may significantly influence the amount of our research and development expenditures. In addition, we expect that our spending on product development will increase if we are successful at in-licensing or otherwise acquiring other late-stage development products.

MANUFACTURING

We currently do not have any facilities suitable for manufacturing on a commercial scale basis any of our proposed products nor do we have any experience in volume manufacturing. If, and when we are ready to commercially launch a product, we will either find our own manufacturing facilities, hire additional personnel with manufacturing experience and comply with the extensive Good Manufacturing Practices, or GMP, regulations of the FDA and other regulations applicable to such a facility or we will more likely rely upon third-party manufacturers to manufacture our proposed products in accordance with these regulations.

In September 1999, we entered into an arrangement with the University of Iowa to manufacture our CAP nanoparticles for use in our Phase I human clinical trial. Under the arrangement, the University of Iowa manufactured both a trial batch of our CAP nanoparticles and a clinical batch which was used in the clinical trial.

Currently, our gel hormone products are manufactured through an exclusive agreement with Antares Pharma, Inc.

PATENTS, LICENSES AND PROPRIETARY RIGHTS

Our success depends and will continue to depend in part upon our ability to maintain our exclusive licenses, to maintain patent protection for our products and processes, to preserve our proprietary information and trade secrets and to operate without infringing the proprietary rights of third parties. Our policy is to attempt to protect our technology by, among other things, filing patent applications or obtaining license rights for technology that we consider important to the development of our business.

ANTARES PHARMA, INC. In June 2000, we entered into a license agreement with Antares Pharma, Inc. pursuant to which Antares has granted us an exclusive license to four hormone replacement products for the treatment of testosterone deficiency in men and estrogen deficiency in women, including rights to sublicense the hormone replacement technology in order to develop and market the hormone replacement technology in certain territories. Antares has an issued patent for these technologies in the United States and has filed patent applications for this licensed technology in several foreign jurisdictions, including Argentina, Australia, Canada, Europe, Italy, Japan, Korea, New Zealand, South Africa, and Taiwan.

The license agreement with Antares required us to pay a $1,000,000 up-front license fee to Antares, which we paid in June 2000. Also pursuant to the terms of the Antares license agreement, we expect to:

    o pay royalties to Antares based on a percentage of the net sales of any products incorporating the licensed technology;

    o accelerate the human clinical development of the hormone product portfolio, including:

                  >>  testing proposed products;

                  >>  conducting clinical trials;

                  >>  obtaining government approvals;


                  >> introducing products incorporating the licensed technology into the market; and


    o enter into sub-license arrangements or agreements with other entities regarding development and commercialization of the technology covered by the license.

UNIVERSITY OF CALIFORNIA. In June 1997, we entered into a licensing agreement with the Regents of the University of California pursuant to which the University has granted us an exclusive license to nine United States patents owned by the University, including rights to sublicense such patents, in fields of use pertaining to: (1) vaccine adjuvants; (2) vaccine constructs or combinations for use in immunization against herpes virus; (3) drug delivery systems; and (4) red blood cell surrogates. The University of

California has filed patent applications for this licensed technology in several foreign jurisdictions, including Canada, Europe and Japan.

The license agreement with the University of California requires us to undertake various obligations, including:

    o payment of royalties to the University based on a percentage of the net sales of any products incorporating the licensed technology;

    o payment of minimum annual royalties on February 28 of each year beginning in the year 2004 in the amounts set forth below, to be credited against earned royalties, for the life of the agreement
         (2013);

                                YEAR ROYALTY DUE                MINIMUM ANNUAL
                                ----------------                --------------
                                       2004                       $    50,000
                                       2005                       $   100,000
                                       2006                       $   150,000
                                       2007                       $   200,000
                                       2008                       $   400,000
                                       2009                       $   600,000
                                       2010                       $   800,000
                                       2011                       $ 1,500,000
                                       2012                       $ 1,500,000
                                       2013                       $ 1,500,000

    o maintaining an annual minimum amount of available capital for development and commercialization of products incorporating the licensed technology until a product is introduced to the market;

    o payment of the costs of patent prosecution and maintenance of the patents included in the agreement which amounted to $11,722 in fiscal 2000;

    o    meeting performance milestones relating to:

                  >> hiring or contracting with personnel to perform research and development, regulatory and other activities relating to the commercial launch of a proposed product;

                  >>  testing proposed products;

                  >>  conducting clinical trials;

                  >>  obtaining government approvals;


                  >> introducing products incorporating the licensed technology into the market; and


    o entering into partnership or alliance arrangements or agreements with other entities regarding commercialization of the technology covered by the license.

The license agreement further provides that we have the right to abandon any project in any field of use without abandoning our license to pursue other projects in that or other fields of use covered by the agreement. In May 1999, we notified the University that we would not pursue the red blood cell surrogate use because we did not believe it will be proven an effective use of CAP. In October 1999, we signed an amendment to our license agreement with the University, which removed the red-blood cell surrogate use from the agreement. In addition, under the terms of the amendment, the University agreed to make other changes we suggested to the license agreement, including delaying minimum royalty payments until 2004 and limiting the University's rights to terminate the agreement in cases where we do not perform under the agreement. If we violate or fail to perform any term or covenant of the license agreement and fail to cure this default within 60 days after written notice from the University, the University may terminate some projects included in the agreement.


PATENTS AND PATENT APPLICATIONS. We own one United States patent and no foreign patents. In June 1999, we filed a patent for our advanced method of selectively isolating biologically active therapeutic proteins from transgenic milk. This patent was issued in the first quarter of 2001. In February 2000, we filed a patent application with the U.S. Patent and Trademark Office relating to our development work with vaccine adjuvants, conventional DNA and RNA vaccines and drug delivery, including aerosol delivery into the lungs.

TRADEMARKS AND TRADEMARK APPLICATIONS. We have filed a U.S. trademark application and received a Notice of Allowance for the mark BIOSANTE for vaccines and vaccine adjuvants. We have also filed a U.S. application for BIOSANTE for hormone replacement products, and nine applications for products in development. We have also filed 21 trademark applications in the European Union and other countries for marks including the BIOSANTE mark. The Community Trademark application for BIOSANTE has been published for opposition. The BIOSANTE mark has registered in Israel. We do not have any other registered trademarks.

CONFIDENTIALITY AND ASSIGNMENT OF INVENTIONS AGREEMENTS. We require our employees, consultants and advisors having access to our confidential information to execute confidentiality agreements upon commencement of their employment or consulting relationships with us. These agreements generally provide that all confidential information we develop or make known to the individual during the course of the individual's employment or consulting relationship with us must be kept confidential by the individual and not disclosed to any third parties. We also require all of our employees and consultants who perform research and development for us to execute agreements that generally provide that all inventions conceived by these individuals will be our property.

COMPETITION

Competition in the biopharmaceutical industry is intense both in hormone replacement therapy and the development of products for prevention and/or treatment of the same infectious diseases we target and in the acquisition of products in the late-stage development phase or already on the market. Potential competitors in the United States are numerous and include major pharmaceutical and specialized biotechnology companies, universities and other institutions. In general, competition in the pharmaceutical industry can be divided into four categories: (1) corporations with large research and developmental departments that develop and market products in many therapeutic areas; (2) companies that have moderate research and development capabilities and focus their product strategy on a small number of therapeutic areas; (3) small companies with limited development capabilities and only a few product offerings; and (4) university and other research institutions.

All of our competitors in categories (1) and (2) and some of our competitors in category (3) have longer operating histories, greater name recognition, substantially greater financial resources and larger research and development staffs than we do, as well as substantially greater experience than us in developing products, obtaining regulatory approvals, and manufacturing and marketing pharmaceutical products.

A significant amount of research in the field is being carried out at academic and government institutions. These institutions are becoming increasingly aware of the commercial value of their findings and are becoming more aggressive in pursuing patent protection and negotiating licensing arrangements to collect royalties for use of technology that they have developed. These institutions also may market competitive commercial products on their own or in collaboration with competitors and will compete with us in recruiting highly qualified scientific personnel.

We expect our products, if and when approved for sale, to compete primarily on the basis of product efficacy, safety, patient convenience, reliability and patent position. In addition, the first product to reach the market in a therapeutic or preventative area is often at a significant competitive advantage relative to later entrants in the market.

We are aware of certain programs and products under development by others which may compete with our hormone replacement products and products we develop that incorporate our CAP technology. Several competing companies, including Wyeth-Ayerst Pharmaceuticals, Novartis AG, Solvay Pharmaceuticals, Inc., Noven Pharmaceuticals, Inc. and Berlex Laboratories, Inc., dominate the international hormone replacement industry. The international vaccine industry is dominated by three companies: SmithKline Beecham plc, Rhone-Poulenc S.A. (through its subsidiaries, including Institut Merieux International, Pasteur Merieux Serums et Vaccins, Connaught Laboratories Limited and Connaught Laboratories, Inc.) and Merck & Co., Inc.


There are several firms currently marketing or developing transdermal hormone replacement products. They include The Proctor & Gamble Company, Noven Pharmaceuticals, Inc., Novavax, Inc., Cellegy Pharmaceuticals, Inc., Auxilium A2, Inc., Watson Pharmaceuticals Inc. and Solvay Pharmaceuticals, Inc.

With regard to our CAP technology, the larger, better known pharmaceutical companies have generally focused on a traditional synthetic drug approach, although some have substantial expertise in biotechnology. During the last decade, however, significant research activity in the biotechnology industry has been completed by smaller research and development companies, like us, formed to pursue new technologies. Competitive or comparable companies to us include Corixa Corporation, generally regarded as the leader in vaccine adjuvant development, ID Biomedical Corporation and Antex Biologicals Inc., which both develop sub-unit vaccines from mycobacteria and other organisms.

GOVERNMENTAL REGULATION

Pharmaceutical products intended for therapeutic use in humans are governed by extensive Food and Drug Administration regulations in the United States and by comparable regulations in foreign countries. Any products developed by us will require FDA approvals in the United States and comparable approvals in foreign markets before they can be marketed. The process of seeking and obtaining FDA approval for a previously unapproved new human pharmaceutical product generally requires a number of years and involves the expenditure of substantial resources.

Following drug discovery, the steps required before a drug product may be marketed in the United States include:

    o    preclinical laboratory and animal tests;

    o the submission to the FDA of an investigational new drug application, commonly known as an IND application;

    o    clinical and other studies to assess safety and parameters of use;

    o adequate and well-controlled clinical trials to establish the safety and effectiveness of the drug product;

    o the submission to the FDA of a new drug application, commonly known as an NDA; and

    o FDA approval of the NDA prior to any commercial sale or shipment of the product.

Typically, preclinical studies are conducted in the laboratory and in animals to gain preliminary information on a proposed product's uses and physiological effects and harmful effects, if any, and to identify any potential safety problems that would preclude testing in humans. The results of these studies, together with the general investigative plan, protocols for specific human studies and other information, are submitted to the FDA as part of the IND application. The FDA regulations do not, by their terms, require FDA approval of an IND. Rather, they allow a clinical investigation to commence if the FDA does not notify the sponsor to the contrary within 30 days of receipt of the IND. As a practical matter, however, FDA approval is often sought before a company commences clinical investigations. That approval may come within 30 days of IND receipt but may involve substantial delays if the FDA requests additional information.

The initial phase of clinical testing, which is known as Phase I, is conducted to evaluate the metabolism, uses and physiological effects of the experimental product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence of possible effectiveness. Phase I studies can also evaluate various routes, dosages and schedules of product administration. These studies generally involve a small number of healthy volunteer subjects, but may be conducted in people with the disease the product is intended to treat. The total number of subjects is generally in the range of 20 to 80. A demonstration of therapeutic benefit is not required in order to complete Phase I trials successfully. If acceptable product safety is demonstrated, Phase II trials may be initiated.

Phase II trials are designed to evaluate the effectiveness of the product in the treatment of a given disease and involve people with the disease under study. These trials often are well controlled, closely monitored studies involving a relatively small number of subjects, usually no more than several hundred. The optimal routes, dosages and schedules of administration are determined in these studies. If Phase II trials are completed successfully, Phase III trials are often commenced, although Phase III trials are not always required.

Phase III trials are expanded, controlled trials that are performed after preliminary evidence of the effectiveness of the experimental product has been obtained. These trials are intended to gather the additional information about safety and effectiveness that is needed to evaluate the overall risk/benefit relationship of the experimental product and provide the substantial evidence of effectiveness and the evidence of safety necessary for product approval. Phase III trials usually include from several hundred to several thousand subjects.

A clinical trial may combine the elements of more than one Phase and typically two or more Phase III studies are required. A company's designation of a clinical trial as being of a particular Phase is not necessarily indicative that this trial will be sufficient to satisfy the FDA requirements of that Phase because this determination cannot be made until the protocol and data have been submitted to and reviewed by the FDA. In addition, a clinical trial may contain elements of more than one Phase notwithstanding the designation of the trial as being of a particular Phase. The FDA closely monitors the progress of the Phases of clinical testing and may, at its discretion, reevaluate, alter, suspend or terminate the testing based on the data accumulated and its assessment of the risk/benefit ratio to patients. It is not possible to estimate with any certainty the time required to complete Phase I, II and III studies with respect to a given product.

Upon the successful completion of clinical testing, an NDA is submitted to the FDA for approval. This application requires detailed data on the results of preclinical testing, clinical testing and the composition of the product, specimen labeling to be used with the drug, information on manufacturing methods and samples of the product. The FDA typically takes from six to 18 months to review an NDA after it has been accepted for filing. Following its review of an NDA, the FDA invariably raises questions or requests additional information. The NDA approval process can, accordingly, be very lengthy. Further, there is no assurance that the FDA will ultimately approve an NDA. If the FDA approves that NDA, the new product may be marketed. The FDA often approves a product for marketing with a modification to the proposed label claims or requires that post-marketing surveillance, or Phase IV testing, be conducted.

All facilities and manufacturing techniques used to manufacture products for clinical use or sale in the United States must be operated in conformity with current "good manufacturing practice" regulations, commonly referred to as "GMP" regulations, which govern the production of pharmaceutical products. We currently do not have manufacturing capability. In the event we undertake any manufacturing activities or contract with a third-party manufacturer to perform our manufacturing activities, we intend to establish a quality control and quality assurance program to ensure that our products are manufactured in accordance with the GMP regulations and any other applicable regulations.

Products marketed outside of the United States are subject to regulatory approval requirements similar to those in the United States, although the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country. No action can be taken to market any product in a country until an appropriate application has been approved by the regulatory authorities in that country. The current approval process varies from country to country, and the time spent in gaining approval varies from that required for FDA approval. In certain European countries, the sales price of a product must also be approved. The pricing review period often begins after market approval is granted. We intend to seek and utilize foreign partners to apply for foreign approvals of our products.

EMPLOYEES

We had seven full-time employees as of August 15, 2001, including four in research and development and three in management or administrative positions. None of our employees is covered by a collective bargaining agreement. We believe we have an excellent relationship with our employees.

PROPERTIES

Our principal executive office is located in Lincolnshire, Illinois. In September 2001, we entered into a new lease agreement for approximately 4,034 square feet of office space for approximately $6,200 per month, which lease expires in December 2003. We also have four more lease payments remaining on our previous lease for approximately $2,100 per month. Our CAP research and development operations are located in Smyrna, Georgia where we lease approximately 11,840 square feet of laboratory space for approximately $5,400 per month. This lease expires in October 2003. We also lease approximately 2,600 square feet of office space in Atlanta, Georgia for approximately $3,500 per month. This lease expires in mid-September 2002. In September 1999, we entered into a sublease agreement for the Atlanta office space under which we receive approximately $3,400 per month from the sub-tenant through mid-September 2002. Management of our company considers our leased properties suitable and adequate for our current and immediately foreseeable needs.

LEGAL PROCEEDINGS

We are not a party to any material, threatened or pending legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

Set forth below is information concerning our executive officers, directors and key employees, including their age, as of August 15, 2001:


                   NAME                       AGE                             TITLE
----------------------------------------    -------   -----------------------------------------------------
Stephen M. Simes........................       49     Vice Chairman, President and Chief Executive Officer
Phillip B. Donenberg....................       40     Chief Financial Officer, Treasurer and Secretary
John E. Lee.............................       51     Vice President, Commercial Development
Leah M. Lehman, Ph.D....................       38     Vice President, Clinical Development
Steven J. Bell, Ph.D....................       41     Vice President, Research and Pre-Clinical Development
Louis W. Sullivan, M.D. (1)(2)(3).......       67     Chairman of the Board
Victor Morgenstern (2)..................       58     Director
Fred Holubow (3)........................       62     Director
Ross Mangano (1)........................       55     Director
Edward C. Rosenow III, M.D. (3).........       66     Director
Angela Ho (2)...........................       48     Director
Peter Kjaer (1).........................       40     Director
Avi Ben-Abraham, M.D....................       43     Director

-------------------------------------------
(1) Member of the audit and finance committee
(2) Member of the compensation committee
(3) Member of the scientific review committee

STEPHEN M. SIMES has served as our Vice Chairman, President and a director of our company since January 1998 and Chief Executive Officer since March 1998. From October 1994 to January 1997, Mr. Simes was President, Chief Executive Officer and a Director of Unimed Pharmaceuticals, Inc., a company with a product focus on infectious diseases, AIDS, endocrinology and oncology. From 1989 to 1993, Mr. Simes was Chairman, President and Chief Executive Officer of Gynex Pharmaceuticals, Inc., a company which concentrated on the AIDS, endocrinology, urology and growth disorders markets. In 1993, Gynex was acquired by Bio-Technology General Corp., and from 1993 to 1994, Mr. Simes served as Senior Vice President and director of Bio-Technology General Corp. Mr. Simes' career in the pharmaceutical industry started in 1974 with G.D. Searle & Co.

PHILLIP B. DONENBERG, CPA has served as our Chief Financial Officer, Treasurer and Secretary since July 1998. Before joining our company, Mr. Donenberg was Controller of Unimed Pharmaceuticals, Inc. from January 1995 to July 1998. From 1993 to 1994, Mr. Donenberg was Controller of Molecular Geriatrics Corporation, a biotechnology corporation. Prior to Molecular Geriatrics Corporation, Mr. Donenberg held similar positions with other pharmaceutical companies, including Gynex Pharmaceuticals, Inc. and Xtramedics, Inc.

JOHN E. LEE has served as our Vice President, Commercial Development since August 2000. Before joining our company, Mr. Lee was Vice President, Sales and Marketing at Questcor Pharmaceuticals (formerly Cypros Pharmaceuticals, Inc.) from March 1999 to May 2000. From 1996 to March 1998, Mr. Lee was Vice President, Commercial Development at Unimed Pharmaceuticals and has held various sales and marketing positions at G.D. Searle & Co.

LEAH M. LEHMAN, PH.D. has served as our Vice President, Clinical Development since January 2001. Prior to joining our company, Dr. Lehman was Director of Clinical Research with Scientific Research

Development Corp. from April 1995 to December 2000. From 1993 to 1995, Dr. Lehman was a clinical statistician at Abbott Laboratories.

STEVEN J. BELL, PH.D. has served as our Vice President, Research and Pre-Clinical Development since October 2000 and served as a Director of Research and Development of BioSante from July 1997 to October 2000. Prior to joining our company Dr. Bell held various positions with Boehringer Mannheim, Hoffman-LaRoche, The Upjohn Company and Boehringer Ingelheim.

THE HONORABLE LOUIS W. SULLIVAN, M.D. has been our Chairman of the Board of Directors since March 1998 and has been a director of our company since its formation. Dr. Sullivan served as Secretary of Health and Human Services in the cabinet of President George Bush from 1989 to 1993. Since retiring from the Bush Administration, Dr. Sullivan has been President of the Morehouse School of Medicine in Atlanta, Georgia. He had previously served as President and Dean of the School from 1981 to 1985. Since 1993, Dr. Sullivan has served and continues to serve on the Boards of several large U.S. corporations, including 3M Corp., Bristol-Myers Squibb Company, Cigna Corporation, Georgia Pacific Corp. and Household International Inc.

VICTOR MORGENSTERN was elected a director of our company in July 1999. Mr. Morgenstern has more than 32 years of investment experience and is the Chairman of the Board of Trustees of The Oakmark Funds, an open-end registered investment company and serves as managing director of Resolute Partners L.P. He is a trustee of the Illinois Institute of Technology.

FRED HOLUBOW was elected a director of our company in July 1999. Mr. Holubow has been a Vice President of Pegasus Associates since he founded Pegasus in 1982. Pegasus Associates is currently an operating division of William Harris Investors, a registered investment advisory firm. He specializes in analyzing and investing in pharmaceutical and biotechnology companies. Mr. Holubow has served on the Boards for Bio-Technology General Corp., ThermoRetec Corporation, Unimed Pharmaceuticals, Inc. and Gynex Pharmaceuticals, Inc.

ROSS MANGANO was elected a director of our company in July 1999. Mr. Mangano has been the President and a director of Oliver Estate, Inc., a management company specializing in investments in public and private companies since 1971. He is the Chairman of Cerprobe Corporation, and serves as a director for Blue Chip Casino, Inc., Orchard Software Corporation, and U.S. RealTel Inc.

EDWARD C. ROSENOW, III, M.D. has been a director of our company since November 1997. Dr. Rosenow is a Master Fellow of the American College of Physicians as well as Master Fellow of the American College of Chest Physicians. Dr. Rosenow was the Arthur M. and Gladys D. Gray Professor of Medicine at the Mayo Clinic from 1988 until his recent retirement. Beginning with his residency in 1960, Dr. Rosenow has worked at the Mayo Clinic in many professional capacities including as a Consultant in Internal Medicine (Thoracic Diseases) from 1966 to 1996, an Assistant Professor, Associate Professor and Professor of Medicine at the Mayo Clinic Medical School, President of the Mayo Clinic Staff in 1986, and Chair of the Division of Pulmonary and Critical Care Medicine from 1987 to 1994. Dr. Rosenow has also served as a consultant to NASA, space station FREEDOM at the Johnson Space Center in Houston, Texas from 1989 to 1990 and as the President of the American College of Chest Physicians from 1989 to 1990. In 1998, he received the Mayo Distinguished Alumnus Award.

ANGELA HO has been a director of our company since June 1998. Ms. Ho was elected to our Board of Directors as a representative of certain major investors in Hong Kong. Ms. Ho has been the Vice Chairman and Chief Managing Officer of Jet-Asia Ltd., a Hong Kong-based aircraft and management company, since April 1996. From June 1996 to June 1998, Ms. Ho was the President of Ho Galleries Ltd., a New York art gallery.

PETER KJAER has been a director of our company since July 1999 and is a representative of certain major investors in Hong Kong. Mr. Kjaer has been President and Chief Executive Officer of Jet-Asia Ltd., a Hong Kong-based aircraft and management company, since April 1996. From April 1989 to July 1996, Mr. Kjaer was the General Manager and a director of the Gallery of Contemporary Living Ltd., a Hong Kong-based art gallery.

AVI BEN-ABRAHAM, M.D. founded our company and has been a director of our company since inception. Dr. Ben-Abraham was the Chairman of the Board of Directors and Chief Executive Officer of our company from inception to March 1998. Dr. Ben-Abraham was a trustee of the Morehouse School of Medicine in Atlanta, Georgia until December 1998. From July 1995 to March 1998, Dr. Ben-Abraham served as Chairman, Chief Executive Officer and Director of Structured Biologicals, Inc., a predecessor company of BioSante.

BOARD COMMITTEES

The Board of Directors has an Audit and Finance Committee, Compensation Committee and Scientific Review Committee.

AUDIT AND FINANCE COMMITTEE. The Audit and Finance Committee provides assistance to the Board of Directors in satisfying its fiduciary responsibilities relating to our accounting, auditing, operating and reporting practices, and reviews our annual financial statements, the selection and work of our independent auditors and the adequacy of internal controls for compliance with corporate policies and directives. The Audit and Finance Committee consists of Mr. Kjaer, Mr. Mangano and Dr. Sullivan.

COMPENSATION COMMITTEE.  The Compensation Committee:

    o reviews general programs of compensation and benefits for all of our employees;

    o makes recommendations to the Board of Directors concerning matters as compensation to be paid to our officers and directors; and

    o administers our stock option plan, pursuant to which stock options may be granted to our eligible employees, officers, directors and consultants.

The Compensation Committee consists of Dr. Sullivan, Ms. Ho and Mr.
Morgenstern.

SCIENTIFIC REVIEW COMMITTEE. The Scientific Review Committee assists in evaluating potential new licenses or new products. The Scientific Review Committee consists of Dr. Rosenow, Mr. Holubow and Dr. Sullivan.

DIRECTOR COMPENSATION

We do not pay fees to our directors. We do, however, periodically compensate our directors through the granting of stock options. On January 1, 2001, we granted stock options to purchase 25,000 shares of common stock to each of our non-employee directors. These options have an exercise price of $0.67 per share, fully vest on January 1, 2002 and expire ten years from the date of grant. All directors are reimbursed for travel expenses for attending meetings of the Board of Directors and any Board committees.

EXECUTIVE COMPENSATION

The following table provides summary information concerning cash and non-cash compensation paid to or earned by our President and Chief Executive Officer and our executive officers, who received or earned cash and non-cash salary and bonus of more than $100,000, for the fiscal year ended December 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                 ANNUAL COMPENSATION               COMPENSATION
                                           ----------------------------------      ------------
                                                                                    SECURITIES
                                                                                    UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR     SALARY ($)     BONUS ($)        OPTIONS (#)      COMPENSATION ($)
---------------------------                ----     ----------    -----------      ------------      ----------------
Stephen M. Simes........................   2000      $275,000     $125,000 (1)               0          $29,317 (2)
   VICE CHAIRMAN, PRESIDENT AND            1999       250,000      115,000           1,856,250           21,882 (2)
   CHIEF EXECUTIVE OFFICER                 1998       218,795            0           1,000,000           16,333 (2)

Phillip B. Donenberg....................   2000       127,000       33,000 (3)               0           13,286 (4)
   CHIEF FINANCIAL OFFICER, TREASURER      1999       110,000       15,000             521,875           13,001 (4)
   AND SECRETARY                           1998        49,359            0             340,000            5,984 (4)

--------------------------
(1) Represents a cash bonus of $75,000 and a stock bonus of 163,859 shares of common stock valued at $50,000.

(2) Represents an auto allowance ($12,000 in 2000, $12,000 in 1999 and $11,333 in 1998), a 401(k) matching contribution ($5,250 in 2000, and
         $5,000 in each of 1999 and 1998) and insurance premiums and taxes associated with the premiums of $12,067 paid by BioSante in 2000.

(3) Represents a cash bonus of $25,000 and a stock bonus of 26,217 shares of common stock valued at $8,000.

(4) Represents an auto allowance ($7,200 in 2000, $7,200 in 1999 and $3,484 in 1998), a 401(k) matching contribution ($5,250 in 2000, $5,000 in
         1999 and $2,500 in 1998) and insurance premiums paid and taxes associated with the premiums of $836 paid by BioSante in 2000.

OPTION GRANTS IN LAST FISCAL YEAR

None of the executive officers named in the Summary Compensation Table were granted options during the fiscal year ended December 31, 2000.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

The following table summarizes the number and value of options held by each of the executive officers named in the Summary Compensation Table at December 31, 2000. None of these executive officers exercised any stock options during 2000.

                                                     NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED              IN-THE-MONEY OPTIONS
                                                 OPTIONS AT DECEMBER 31, 2000          AT DECEMBER 31, 2000 (1)
                                                 ----------------------------          ------------------------
NAME                                            EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
----                                            -----------      -------------      -----------      -------------
Stephen M. Simes........................         2,240,199          616,051          $1,113,070         $316,190
Phillip B. Donenberg....................           628,993          232,882          $  313,901         $117,274

-------------
(1) Value based on the difference between the fair market value of one share of our common stock at December 31, 2000 ($.75), and the exercise price of the options ranging from $0.23 to $0.29 per share. Options are in-the-money if the market price of the shares exceeds the option exercise price.

EMPLOYMENT AGREEMENTS

SIMES EMPLOYMENT AGREEMENT

In January 1998, we entered into a letter agreement with Stephen M. Simes pursuant to which Mr. Simes serves as our Vice Chairman, President and Chief Executive Officer. The term of this agreement continues until December 31, 2003, after which time the term will be automatically extended for three additional years unless on or before October 1 immediately preceding the extension, either party gives written notice to the other of the termination of the agreement.

Mr. Simes is entitled to receive an annual performance bonus of up to 50%, subject to compensation committee review and decision, of his then base salary if certain performance criteria are met. If Mr. Simes is terminated without cause or upon a change in control or if he terminates his employment for good reason, all of his options will become immediately exercisable and will remain exercisable for a period of one year (for the remainder of their term in the event of a change in control), and he will be entitled to a minimum severance payment of 12 months base salary. Mr. Simes also is subject to assignment of inventions, confidentiality and non-competition provisions.

DONENBERG EMPLOYMENT AGREEMENT

In June 1998, we entered into a letter agreement with Phillip B. Donenberg pursuant to which Mr. Donenberg serves our Chief Financial Officer. The term of this agreement continues until either party gives 30 days written notice to the other of the termination of the agreement.

Mr. Donenberg is entitled to receive an annual performance bonus of up to 30%, subject to compensation committee review and decision, of his then base salary if certain performance criteria are met. If Mr. Donenberg is terminated without cause or upon a change in control or if he terminates his employment for good reason, all of his options will become immediately exercisable and will remain exercisable for a period of one year (for the remainder of their term in the event of a change in control), and he will be entitled to a minimum severance payment of 12 months base salary. Mr. Donenberg also is subject to assignment of inventions, confidentiality and non-competition provisions.

CHANGE IN CONTROL ARRANGEMENTS

Under our 1998 Stock Option Plan, options granted under that plan will become fully exercisable following certain changes in control of our company, such as:

    o the sale, lease, exchange or other transfer of all or substantially all of the assets of our company to a corporation that is not controlled by us;

    o the approval by our stockholders of any plan or proposal for the liquidation or dissolution of our company;

    o    certain merger or business combination transactions;

    o more than 50% of our outstanding voting shares are acquired by any person or group of persons who did not own any shares of common stock on the effective date of the plan; and

    o    certain changes in the composition of our Board of Directors.

STOCK OPTION PLAN

From time to time we grant options under our Amended and Restated 1998 Stock Option Plan. The option plan was approved by our Board of Directors on December 8, 1998 and approved by our stockholders on July 13, 1999. The option plan has been amended several times to increase the number of shares reserved for issuance. The option plan provides for the grant to employees, officers, directors, consultants and independent contractors of our company and our subsidiaries of options to purchase shares of common stock that qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, as well as non-statutory options that do not qualify as incentive stock options. This plan is administered by the Compensation Committee of our Board of Directors, which determines the persons who are to receive awards, as well as the type, terms and number of shares subject to each award.

We have reserved an aggregate of 8,500,000 shares of common stock for awards under the option plan. As of August 15, 2001, options to purchase an aggregate of 6,944,657 shares of common stock were outstanding under the option plan, of which 4,406,302 were fully vested, and a total of 1,555,343 shares of common stock remained available for grant. As of August 15, 2001, the outstanding options under the plan were held by an aggregate of 15 individuals and were exercisable at prices ranging from $0.23 to $1.04 per share of common stock.


Incentive stock options granted under the plan may not have an exercise price less than the fair market value of the common stock on the date of the grant (or, if granted to a person holding more than 10% of our voting stock, at less than 110% of fair market value). Non-statutory stock options granted under the plans may not have an exercise price less than 85% of fair market value on the date of grant. Aside from the maximum number of shares of common stock reserved under the plans, there is no minimum or maximum number of shares that may be subject to options under the plans. However, the aggregate fair market value of the stock subject to incentive stock options granted to any optionee that are exercisable for the first time by an optionee during any calendar year may not exceed $100,000. Options generally expire when the optionee's employment or other service is terminated with us. Options generally may not be transferred, other than by will or the laws of descent and distribution, and during the lifetime of an optionee, may be exercised only by the optionee. The term of each option, which is fixed by our Board of Directors at the time of grant, except that an incentive stock option may be exercisable only for 10 years and an incentive stock option granted to a person holding more than 10% of our voting stock may be exercisable only for five years.

The option plan contains provisions under which options would become fully exercisable following certain changes in control of our company, such as (1) the sale, lease, exchange or other transfer of all or substantially all of the assets of our company to a corporation that is not controlled by us, (2) the approval by our stockholders of any plan or proposal for the liquidation or dissolution of our company, (3) certain merger or business combination transactions, (4) more than 50% of our outstanding voting shares are acquired by any person or group of persons who did not own any shares of common stock on the effective date of the plan, or (5) certain changes in the composition of our Board of Directors.

Payment of an option exercise price may be made in cash, or at the Compensation Committee's discretion, in whole or in part by tender of a broker exercise notice, a promissory note or previously acquired shares of our common stock having an aggregate fair market value on the date of exercise equal to the payment required.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

DIRECTOR RELATIONSHIPS

Messrs. Morgenstern, Holubow and Mangano were elected to our Board of Directors in July 1999 as representatives of the lead investors in the May 1999 private placement. We refer you to the discussion under the heading "May 1999 Private Placement" below.

Ms. Ho and Mr. Kjaer were elected to our Board of Directors as representatives of several investors located in Hong Kong. Neither Ms. Ho or Mr. Kjaer has entered into any voting agreements with these Hong Kong investors nor does Ms. Ho or Mr. Kjaer otherwise have any control over the voting of shares held by these investors.

MAY 1999 PRIVATE PLACEMENT

In connection with our May 1999 private placement, we entered into a stockholders' agreement with the investors, which included Stephen M. Simes, Victor Morgenstern, an affiliated trust and a partnership, Fred Holubow, JO & Co., of which Ross Mangano is President, and certain of our major investors located in Hong Kong, including Hans Michael Jebsen, Marcus Jebsen and King Cho Fung. This agreement contains, among other things, a voting agreement with respect to the election of directors.

APRIL 2001 PRIVATE PLACEMENT

In connection with our April 2001 private placement, we sold units consisting of an aggregate of 9,250,000 shares of our common stock and warrants to purchase an aggregate of 4,625,000 shares of our common stock for $0.40 per unit, each unit consisting of one share of common stock and a five-year warrant to purchase 0.50 shares of our common stock, for an aggregate purchase price of $3,700,000, to accredited investors, including certain existing stockholders, directors and officers.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET PRICE

Our common stock has traded in the United States in the over-the-counter market on the OTC Bulletin Board, under the symbol "BTPH," since May 5, 2000. Our common stock traded in Canada on the Canadian Venture Exchange, formerly known as the Alberta Stock Exchange, under the symbol "BAI," from December 20, 1996 to July 20, 2001. From September 10, 1999 to May 4, 2000, our common stock traded in the United States on the National Quotation Bureau, commonly referred to as the "Pink Sheets," under the symbol "BTPH."


The following table sets forth, in U.S. dollars and in dollars and cents (in lieu of fractions), the high and low sales prices for each of the calendar quarters indicated, as reported by the OTC Bulletin Board and the Pink Sheets. The prices in the table may not represent actual transactions. These quotations reflect inter-dealer prices, without retail mark up, mark down or commissions and may not represent actual transactions.



                  OTC BULLETIN BOARD                    HIGH                  LOW
                                                        ----                  ---
                  2001
                  ----
                  First Quarter................         $0.75                 $0.38
                  Second Quarter...............         $1.07                 $0.39

                  2000
                  ----
                  Second Quarter...............         $1.25                 $0.47
                  Third Quarter................         $1.03                 $0.80
                  Fourth Quarter...............         $0.92                 $0.52

                  NATIONAL QUOTATION BUREAU ("PINK SHEETS")

                  2000                                  HIGH                  LOW
                  ----                                  ----                  ---
                  First Quarter................         $1.50                 $0.28

                  1999                                   HIGH                 LOW
                  ----                                  ----                  ---
                  Third Quarter................         $0.51                 $0.27
                  Fourth Quarter...............         $1.13                 $0.18


The following table sets forth, in U.S. dollars and in dollars and cents (in lieu of fractions), the high and low sales prices for each of the calendar quarters indicated, as reported by the Canadian Venture Exchange.


              CANADIAN VENTURE EXCHANGE                 HIGH                  LOW
                                                        ----                  ---
              2001
              ----
              First Quarter....................         $0.72                 $0.46
              Second Quarter...................         $1.07                 $0.35

              2000
              ----
              First Quarter....................         $1.38                 $0.22
              Second Quarter...................         $1.07                 $0.46
              Third Quarter....................         $1.01                 $0.71
              Fourth Quarter...................         $0.95                 $0.49

                                       50

              1999
              ----
              First Quarter....................         $0.24                 $0.15
              Second Quarter...................         $0.50                 $0.21
              Third Quarter....................         $0.37                 $0.23
              Fourth Quarter...................         $0.48                 $0.45

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
                                 AND MANAGEMENT

The following table sets forth information known to us with respect to the beneficial ownership of each class of our capital stock as of August 15, 2001 for (1) each person known by us to beneficially own more than 5% of any class of our voting securities, (2) each of the executive officers named in the Summary Compensation Table under the heading "Management" (3) each of our directors and (4) all of our executive officers and directors as a group. Except as otherwise indicated, we believe that each of the beneficial owners of our capital stock listed below, based on information provided by these owners, has sole investment and voting power with respect to its shares, subject to community property laws where applicable.

Unless otherwise noted, each of the stockholders listed in the table possesses sole voting and investment power with respect to the shares indicated. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group.


                                                                             CLASS C            COMMON STOCK    PERCENT OF
                                                COMMON STOCK               SPECIAL STOCK         AND COMMON       TOTAL
                                         -------------------------     ---------------------        STOCK         VOTING
NAME                                        NUMBER         PERCENT      NUMBER       PERCENT     EQUIVALENTS     POWER (1)
-------------------------------------    -------------     -------     ---------     -------    -------------   -----------
Stephen M. Simes (2).................    3,630,606 (3)        5.5%       --           --          3,630,606         5.2%
Louis W. Sullivan, M.D. (2)..........      125,000 (4)       *         1,000,000       21.3%      1,125,000         1.7%
Edward C. Rosenow III, M.D. (2)......      150,000 (5)       *           --           --            150,000         *
Victor Morgenstern (2)...............    5,100,000 (6)        7.9%       --           --          5,100,000         7.4%
Fred Holubow (2).....................      637,500 (7)        1.0%       --           --            637,500         *
Ross Mangano (2).....................   15,025,000 (8)       22.2%       --           --         15,025,000        20.7%
Angela Ho (2)........................      725,000 (9)        1.2%     1,000,000       21.3%      1,725,000         2.7%
Peter Kjaer (2)......................       75,000 (10)      *           --           --             75,000         *
Avi Ben-Abraham, M.D. (2)............   10,954,800 (11)      17.4%       --           --         10,954,800        16.2%
Phillip B. Donenberg (2).............      913,940 (12)       1.4%       --           --            913,940         1.3%
JO & Co..............................   11,550,000 (13)      17.3%       --           --         11,550,000        16.2%
Hans Michael Jebsen..................    4,250,000 (14)       6.8%     1,000,000       21.3%      5,250,000         7.8%
King Cho Fung........................    3,700,000 (15)       5.9%       625,000       13.3%      4,325,000         6.4%
Marcus Jebsen........................    1,750,000 (16)       2.8%       500,000       10.7%      2,250,000         3.3%
All executive officers and directors
as a group (13 persons)..............  38,450,821(17)        51.4%     2,000,000       42.7%     40,450,821        50.9%

---------------------
* less than 1%.
(1) In calculating the percent of total voting power, the voting power of shares of our class C special stock and our common stock is combined.

(2)      Address:  111 Barclay Boulevard, Suite 280, Lincolnshire, IL  60069.


(3) Mr. Simes' beneficial ownership includes 2,779,247 shares of common stock issuable upon exercise of stock options and 187,500 shares of common stock issuable upon exercise of warrants.

(4) Dr. Sullivan's beneficial ownership includes 125,000 shares of common stock issuable upon exercise of a stock option.

(5) Dr. Rosenow's beneficial ownership includes 150,000 shares of common stock issuable upon exercise of stock options.

(6) Mr. Morgenstern's beneficial ownership includes: (1) 75,000 shares of common stock issuable upon exercise of a stock option, (2) 950,000 shares of common stock issuable upon exercise of warrants, (3) 325,000 shares of common stock issuable upon exercise of warrants and 800,000 shares of common stock held by Mr. Morgenstern's wife as trustee of the Morningstar Trust, as to which Mr. Morgenstern disclaims control, direction or beneficial ownership, (4) 100,000 shares of common stock issuable upon exercise of a warrant and 200,000 shares of common stock held by Mr. Morgenstern's wife, as to which Mr. Morgenstern disclaims control, director or beneficial ownership, and (5) 250,000 shares of common stock issuable upon exercise of a warrant and 500,000 shares of common stock held by Resolute Partners L.P. Victor Morgenstern is a managing director of Resolute Partners L.P.

(7) Mr. Holubow's beneficial ownership includes 187,500 shares of common stock issuable upon exercise of warrants and 75,000 shares of common stock issuable upon exercise of a stock option.

(8) Mr. Mangano's beneficial ownership includes: (1) 75,000 shares of common stock issuable upon exercise of a stock option, (2) 3,750,000 shares of common stock issuable upon exercise of a warrant and 7,800,000 shares of common stock held by JO & Co., of which Mr. Mangano is President, and (4) an aggregate of 2,250,001 shares of common stock and an aggregate of 1,124,999 shares of common stock issuable upon exercise of warrants held in various accounts, of which Mr. Mangano is an advisor and/or a trustee. Mr. Mangano has sole dispositive power over these shares. See note (13) below.

(9) Ms. Ho's beneficial ownership includes 125,000 shares of common stock issuable upon exercise of stock options.

(10) Mr. Kjaer's beneficial ownership includes 75,000 shares of common stock issuable upon exercise of a stock option.

(11) Dr. Ben-Abraham's beneficial ownership includes 25,000 shares of common stock issuable upon exercise of a stock option. Dr. Ben-Abraham has entered into an agreement limiting the voting rights with respect to his shares of common stock in certain circumstances. His percentage ownership has been calculated without taking these restrictions into account.

(12) Mr. Donenberg's beneficial ownership includes 848,973 shares of common stock issuable upon exercise of stock options and 6,250 shares of common stock issuable upon exercise of a warrant.

(13) Includes 3,750,000 shares of common stock issuable upon exercise of a warrant. Ross Mangano, a director of BioSante, has sole voting power over these shares. See note (8) above. The address for JO & Co. is 112 West Jefferson Boulevard, Suite 613, South Bend, Indiana 46634.

(14) Mr. Jebsen's beneficial ownership includes 750,000 shares of common stock issuable upon exercise of a warrant. Mr. Jebsen's address is c/o Jebsen & Co. Ltd., 28/F Caroline Center, 28 Yun Ping Road, Causeway Bay, Hong Kong.

(15) Mr. Fung's beneficial ownership includes 750,000 shares of common stock issuable upon exercise of a warrant. Mr. Fung's address is c/o SP2 15/F, 46 Lyndhurst Terrace, Central Hong Kong.

(16) Mr. Jebsen's beneficial ownership includes 250,000 shares of common stock issuable upon exercise of a warrant. Mr. Jebsen's address is c/o Jebsen & Co. Ltd., 28/F Caroline Center, 28 Yun Ping Road, Causeway Bay, Hong Kong.

(17) The amount beneficially owned by all current directors and executive officers as a group includes 6,387,195 shares issuable upon exercise of warrants and stock options held by these individuals and 5,549,999 shares issuable upon exercise of warrants held by entities affiliated with these individuals. See notes (6), (8) and (13) above.

                            DESCRIPTION OF SECURITIES

AUTHORIZED SHARES

We are authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of undesignated preferred stock, $0.0001 par value per share. The following is a summary of the material terms and provisions of our capital stock. Because it is a summary, it does not include all of the information that is included in our certificate of incorporation. The text of our certificate of incorporation, which is attached as an exhibit to this registration statement, is incorporated into this section by reference.

COMMON STOCK

We are authorized to issue 100,000,000 shares of common stock, of which 62,834,133 shares were issued and outstanding as of August 15, 2001. Each share of our common stock entitles its holder to one vote per share. Holders of our common stock are entitled to receive dividends as and when declared by our Board of Directors from time to time out of funds properly available to the payment of dividends. Subject to the liquidation rights of any outstanding preferred stock, the holders of our common stock are entitled to share pro rata in the distribution of the remaining assets of our company upon a liquidation, dissolution or winding up of our company. The holders of our common stock have no cumulative voting, preemptive, subscription, redemption or sinking fund rights.

CLASS C SPECIAL STOCK

We are authorized to issue 4,687,684 shares of class C special stock, of which 4,687,684 shares were issued and outstanding as of August 15, 2001. Each share of class C special stock entitles its holder to one vote per share. Each share of our class C special stock is exchangeable, at the option of the holder, for one share of common stock, at an exchange price of $0.25 per share, subject to adjustment upon certain capitalization events. Holders of our class C special stock are not entitled to receive dividends. Holders of our class C special stock are not entitled to participate in the distribution of our assets upon any liquidation, dissolution or winding-up of our company. The holders of our class C special stock have no cumulative voting, preemptive, subscription, redemption or sinking fund rights.

UNDESIGNATED PREFERRED STOCK

We are authorized to issue 10,000,000 shares of preferred stock, none of which are issued and outstanding. Our Board of Directors is authorized to issue one or more series of preferred stock with such rights, privileges, restrictions and conditions as our Board may determine. The preferred stock, if issued, may be entitled to rank senior to our common stock with respect to the payment of dividends and the distributions of assets in the event of a liquidation, dissolution or winding-up of our company.

OPTIONS AND WARRANTS

As of August 15, 2001, we had outstanding options to purchase an aggregate of 6,944,657 shares of common stock at a weighted average exercise price of $0.37 per share. All outstanding options provide for antidilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other similar changes in our corporate structure and shares of our capital stock. We typically grant options with a ten-year term. We have outstanding warrants to purchase an aggregate of 16,447,500 shares of common stock at a weighted average exercise price of $0.37 per share with a majority of those warrants having a five-year term. The warrants provide for antidilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in our corporate structure of our company and, subject to certain exceptions, the issuance by our company of any securities for a purchase price of less than $0.40 per share.

REGISTRATION RIGHTS

The holders of the common stock and warrants purchased in our April 2001 private placement are entitled to certain registration rights under the Securities Act. No later than 90 days after April 4, 2001, we were required to file a registration statement to register under the Securities Act the resale of the shares of BioSante common stock underlying the shares of common stock and warrants purchased in our April 2001 private placement. The registration statement, of which this prospectus is a part, satisfies this requirement. We are required to use our reasonable best efforts to cause this registration statement to become effective under the Securities Act as promptly as practicable and to use our reasonable best efforts to cause this registration statement to remain effective until the earlier of (1) the sale of all the shares of BioSante common stock covered by this registration statement; or (2) such time as the selling stockholders named in this registration statement become eligible to resell the shares of BioSante common stock and the shares of BioSante common stock issuable upon exercise of the warrants pursuant to Rule 144(k) under the Securities Act.

The holders of the common stock and warrants purchased in our May 1999 private placement are entitled to certain registration rights under the Securities Act. If at any time after we become listed on Nasdaq, the holders of a specified amount of these registrable shares request that we file a registration statement covering the shares, we will use commercially reasonable efforts to cause these shares to be registered. We are not required to file more than two registration statements under these demand rights, or more than one registration statement in any twelve-month period. In addition, the holders of these registrable shares are entitled to have their shares included in a registration statement under the Securities Act in connection with the public offering of our securities. In any underwritten public offering, the registration rights are limited to the extent that the managing underwriter has the right to (1) limit the number of registrable shares to be included in the registration statement; (2) prohibit the sale of any of our securities other than those registered and included in the underwritten offering for a period of 180 days; and (3) require holders of registrable shares not to sell or otherwise dispose of any securities of our company (other than securities included in the registration) without the prior written consent of the underwriters for a period of up to 180 days from the effective date of such registration. These registration rights will terminate as to any registrable shares when such registrable shares are effectively registered and sold by the holder thereof or when such registrable shares are sold pursuant to Rule 144(k) or are sold pursuant to Rule 144 under the Securities Act.

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION

We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns or, in the case of affiliates or associates of the corporation, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's voting stock. The existence of this provision could have anti-takeover effects with respect to transactions not approved in advance by the Board of Directors, such as discouraging takeover attempts that might result in a premium over the market price of the common stock.

There are several provisions of our amended and restated certificate of incorporation that may have the effect of deterring or discouraging hostile takeovers or delaying changes in control of our company. In addition, stockholders are not entitled to cumulative voting in the election of directors. Our certificate of incorporation has authorized undesignated preferred stock which could make it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change of control of our company.

LIMITATIONS ON LIABILITY OF DIRECTORS AND INDEMNIFICATION

Our certificate of incorporation limits our directors' liability to the fullest extent permitted under Delaware's corporate law. Specifically, our directors are not liable to us or our stockholders for monetary damages for any breach of fiduciary duty by a director, except for liability for:

    o    any breach of the director's duty of loyalty to us or our stockholders;

    o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    o dividends or other distributions of our corporate assets that are in contravention of restrictions in Delaware law, our amended and restated certificate of incorporation, bylaws or any agreement to which we are a party; and

    o any transaction from which a director derives an improper personal benefit.

This provision generally does not limit liability under federal or state securities laws.

Delaware law, and our certificate of incorporation, provide that we will, in some situations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person's former or present official capacity with our company against judgments, penalties, fines, settlements and reasonable expenses including reasonable attorney's fees. Any person is also entitled, subject to some limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding.

TRANSFER AGENTS AND REGISTRARS

The transfer agents and registrars for our common stock in Canada is Computershare Trust Company of Canada, formerly Montreal Trust of Canada, and in the United States is American Securities Transfer & Trust, Inc.

                                  LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for BioSante by Oppenheimer Wolff & Donnelly LLP, Minneapolis, Minnesota.

                                     EXPERTS

The financial statements as of December 31, 2000 and 1999 and for each of the two years in the period ended December 31, 2000, included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the developmental stage nature of BioSante).

The financial statements as of December 31, 1998 and for the year then ended, included in this prospectus, have been audited by Deloitte & Touche LLP (Canada) independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the developmental stage nature of BioSante). These reports have been so included in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the following public reference facilities maintained by the SEC:

Judiciary Plaza            Citicorp Center             7 World Trade Center
450 Fifth Street, N.W.     500 West Madison Street     Suite 1300
Washington, D.C. 20549     Chicago, Illinois 60621     New York, New York 10048

Copies of these materials also can be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy statements and other information regarding us. The address of the SEC web site is HTTP://WWW.SEC.GOV. The Securities Act file number for our SEC filings is 0-28637.

We have filed a registration statement on Form SB-2 with the SEC for the common stock offered by the selling stockholders under this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information that is not contained in this prospectus. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We also file annual audited and interim unaudited financial statements, proxy statements and other information with the Ontario, Alberta and British Columbia Securities Commissions. Copies of these documents that are filed through the System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators are available at its web site
HTTP://WWW.SEDAR.COM.

                               ----------------

This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make an offer, solicitation of an offer or proxy solicitation in that jurisdiction. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated herein by reference or in our affairs since the date of this prospectus.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Description                                                                                                    Page
-----------                                                                                                    ----
Balance Sheets as of June 30, 2001 and December 31, 2000 (Unaudited)............................................F-2

Statements of Operations for the three and six months ended June 30, 2001 and 2000 and the cumulative period from August 29, 1996 (date of incorporation) to June 30, 2001 (Unaudited).................F-3

Statements of Cash Flows for the six months ended June 30, 2001 and 2000 and the cumulative period from August 29, 1996 (date of incorporation) to June 30, 2001 (Unaudited).................F-4

Notes to the Financial Statements for the six months ended June 30, 2001 and 2000 (Unaudited).............F-5 - F-7

Independent Auditors' Reports.............................................................................F-8 - F-9

Balance Sheets as of December 31, 2000 and 1999................................................................F-10

Statements of Operations for the years ended December 31, 2000, 1999 and 1998 and the cumulative period from August 29, 1996 (date of incorporation) to December 31, 2000............................F-11

Statements of Stockholders' Equity for the years ended December 31, 2000, 1999 and 1998 and the cumulative period from August 29, 1996 (date of incorporation) to December 31, 2000....................F-12

Statements of Cash Flows for the years ended December 31, 2000, 1999 and 1998 and the cumulative period from August 29, 1996 (date of incorporation)
to December 31, 2000...........................................................................................F-13

Notes to the Financial Statements for the years ended December 31, 2000, 1999 and 1998 and the cumulative period from August 29, 1996 (date of incorporation)
to December 31, 2000....................................................................................F-14 - F-27

                         PART I - FINANCIAL INFORMATION

ITEM 1 - FINANCIAL STATEMENTS

BIOSANTE PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
JUNE 30, 2001 AND DECEMBER 31, 2000 (UNAUDITED)
--------------------------------------------------------------------------------

                                                                                          JUNE 30,             DECEMBER 31,
                                                                                           2001                    2000
                                                                                        -----------            ------------
ASSETS

CURRENT ASSETS
    Cash and cash equivalents                                                           $ 4,782,058            $  2,611,755
    Prepaid expenses and other sundry assets                                                 63,263                  64,341
---------------------------------------------------------------------------------------------------------------------------
                                                                                          4,845,321               2,676,096

PROPERTY AND EQUIPMENT, NET                                                                 364,857                 390,821
---------------------------------------------------------------------------------------------------------------------------
                                                                                        $ 5,210,178            $  3,066,917
---------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable                                                                     $  193,672              $   44,746
    Accrued compensation                                                                    162,147                 258,598
    Other accrued expenses                                                                   84,906                 137,919
    Convertible debenture                                                                   500,000                 500,000
---------------------------------------------------------------------------------------------------------------------------
                                                                                            940,725                 941,263
---------------------------------------------------------------------------------------------------------------------------
COMMITMENTS
STOCKHOLDERS' EQUITY
    Capital stock
      Issued and Outstanding
           4,687,684 (2000 - 4,687,684) Class C special stock                                   469                     469
          62,202,943 (2000 - 52,952,943) Common stock                                    21,457,469              17,782,857
---------------------------------------------------------------------------------------------------------------------------
                                                                                         21,457,938              17,783,326

    Deferred unearned compensation                                                                -                 (18,000)
    Deficit accumulated during the development stage                                    (17,188,485)            (15,639,672)
---------------------------------------------------------------------------------------------------------------------------
                                                                                          4,269,453               2,125,654
---------------------------------------------------------------------------------------------------------------------------
                                                                                        $ 5,210,178            $  3,066,917
---------------------------------------------------------------------------------------------------------------------------

See accompanying notes to the financial statements.

BIOSANTE PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
THREE AND SIX MONTHS ENDED JUNE 30, 2001 AND 2000 AND THE CUMULATIVE PERIOD FROM AUGUST 29, 1996 (DATE OF INCORPORATION) TO JUNE 30, 2001 (UNAUDITED)
--------------------------------------------------------------------------------

                                                                                                               CUMULATIVE
                                                                                                               PERIOD FROM
                                              THREE MONTHS ENDED                 SIX MONTHS ENDED            AUGUST 29, 1996
                                                    JUNE 30,                         JUNE 30,                   (DATE OF
                                           --------------------------        ------------------------       INCORPORATION) TO
                                              2001            2000             2001           2000             JUNE 30, 2001
                                           ---------        ---------        ---------      ---------       -----------------
REVENUE
    Interest income                        $  50,843        $  61,504        $  82,952      $ 121,886             $   829,488
-----------------------------------------------------------------------------------------------------------------------------

EXPENSES
    Research and development                 387,236        1,164,039          620,225      1,355,214               4,904,597
    General and administration               497,972          307,280          963,030        608,455               6,773,268
    Depreciation and amortization             24,548           24,359           48,510         48,211                 430,344
    Loss on disposal of capital assets             -                -                -              -                 157,545
    Costs of acquisition of Structured
      Biologicals Inc.                             -                -                -              -                 375,219
    Purchased in-process research
      and development                              -                -                -              -               5,377,000
-----------------------------------------------------------------------------------------------------------------------------
                                             909,756        1,495,678        1,631,765      2,011,880              18,017,973
-----------------------------------------------------------------------------------------------------------------------------

NET LOSS                                 $  (858,913)    $ (1,434,174)     $(1,548,813)   $(1,889,994)          $ (17,188,485)
-----------------------------------------------------------------------------------------------------------------------------

BASIC AND DILUTED NET LOSS
    PER SHARE                             $    (0.01)       $   (0.02)       $   (0.02)     $   (0.03)            $     (0.38)
-----------------------------------------------------------------------------------------------------------------------------

WEIGHTED AVERAGE NUMBER
    OF SHARES OUTSTANDING                 66,484,034       57,450,551       62,086,760     57,450,551              44,877,041
-----------------------------------------------------------------------------------------------------------------------------

See accompanying notes to the financial statements.

BIOSANTE PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2001 AND 2000 AND THE CUMULATIVE PERIOD FROM
AUGUST 29, 1996 (DATE OF INCORPORATION) TO JUNE 30, 2001 (UNAUDITED)
--------------------------------------------------------------------------------

                                                                                                                CUMULATIVE
                                                                                                               PERIOD FROM
                                                                                                             AUGUST 29, 1996
                                                                                                                (DATE OF
                                                                         SIX MONTHS ENDED JUNE 30,          INCORPORATION) TO
                                                                    ----------------------------------           JUNE 30,
                                                                        2001                 2000                  2001
                                                                    -------------        -------------      -----------------
CASH FLOWS USED IN OPERATING ACTIVITIES
    Net loss                                                        $ (1,548,813)        $ (1,889,994)          $ (17,188,485)
    Adjustments to reconcile net loss to
      net cash used in operating activities
         Depreciation and amortization                                    48,510               48,211                 430,344
         Amortization of deferred unearned compensation                   18,000                    -                  42,290
         Purchased in-process research and development                         -                    -               5,377,000
         Loss on disposal of equipment                                         -                    -                 157,545
    Changes in other assets and liabilities
      affecting cash flows from operations
         Prepaid expenses and other sundry assets                          1,078               19,599                 (60,295)
         Accounts payable and accrued expenses                              (538)             (81,898)               (299,462)
         Due from SBI                                                          -                    -                (128,328)
-----------------------------------------------------------------------------------------------------------------------------
NET CASH USED IN OPERATING ACTIVITIES                                 (1,481,763)          (1,904,082)            (11,669,391)
-----------------------------------------------------------------------------------------------------------------------------

CASH FLOWS USED IN INVESTING ACTIVITIES
    Purchase of capital assets                                           (22,546)             (27,367)               (918,636)
-----------------------------------------------------------------------------------------------------------------------------

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES
    Issuance of convertible debenture                                          -                    -                 500,000
    Proceeds from sale or conversion of shares                         3,674,612               22,960              16,870,085
-----------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                              3,674,612               22,960              17,370,085
-----------------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH
    AND CASH EQUIVALENTS                                               2,170,303           (1,908,489)              4,782,058

CASH AND CASH EQUIVALENTS
    AT BEGINNING OF PERIOD                                             2,611,755            5,274,552                       -
-----------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                            $4,782,058          $ 3,366,063            $  4,782,058
-----------------------------------------------------------------------------------------------------------------------------

SUPPLEMENTAL SCHEDULE OF
    CASH FLOW INFORMATION
      Acquisition of SBI
         Purchased in-process research and development                $        -          $         -            $  5,377,000
         Other net liabilities assumed                                         -                    -                (831,437)
-----------------------------------------------------------------------------------------------------------------------------
                                                                               -                    -               4,545,563
         Less:  common stock issued therefor                                   -                    -               4,545,563
-----------------------------------------------------------------------------------------------------------------------------
                                                                      $        -          $         -            $          -
-----------------------------------------------------------------------------------------------------------------------------

      Income tax paid                                                 $        -          $         -            $          -
-----------------------------------------------------------------------------------------------------------------------------

      Interest paid                                                   $        -          $         -            $          -
-----------------------------------------------------------------------------------------------------------------------------

See accompanying notes to the financial statements.

                         BIOSANTE PHARMACEUTICALS, INC.
                    NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
                     SIX MONTHS ENDED JUNE 30, 2001 AND 2000



1. INTERIM FINANCIAL INFORMATION

         In the opinion of management, the accompanying unaudited financial statements contain all necessary adjustments, which are of a normal recurring nature, to present fairly the financial position of BioSante Pharmaceuticals, Inc. as of June 30, 2001, the results of operations for the three and six months ended June 30, 2001 and 2000 and for the cumulative period from August 29, 1996 (date of incorporation) to June 30, 2001, and the cash flows for the six months ended June 30, 2001 and 2000 and for the cumulative period from August 29, 1996 (date of incorporation) to June 30, 2001, in conformity with accounting principles generally accepted in the United States of America. Operating results for the three and six month periods ended June 30, 2001 are not necessarily indicative of the results that may be expected for the year ended December 31, 2001.

         These unaudited interim financial statements should be read in conjunction with the financial statements and related notes contained in BioSante's Annual Report on Form 10-KSB for the year ended December 31, 2000.

2.  BASIC AND DILUTED NET LOSS PER SHARE

         The basic and diluted net loss per share is computed based on the weighted average number of shares of common stock and class C stock outstanding, all being considered as equivalent of one another. Basic net loss per share is computed by dividing the net loss by the weighted average number of shares outstanding for the reporting period. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Because BioSante has incurred net losses from operations in each of the periods presented, there is no difference between basic and diluted net loss per share amounts. The computation of diluted net loss per share does not include options and warrants with dilutive potential that would have an antidilutive effect on net loss per share.

3.  LICENSE AND SUPPLY AGREEMENTS

         On June 13, 2000, BioSante entered into a licensing agreement and a supply agreement with Antares Pharma Inc. (the entity that resulted from the merger of Permatec Technologie, AG with Medi-Ject Corporation), covering four hormone products for the treatment of hormone deficiencies in men and women. The agreement requires BioSante to pay Antares a percentage of future net sales, if any, as a royalty. Under the terms of the license agreement, BioSante is also obligated to make milestone payments upon the occurrence of certain future events. Under terms of the supply agreement, Antares has agreed to manufacture or have manufactured and sell exclusively to BioSante, and BioSante has agreed to purchase exclusively from Antares, BioSante's total requirements for the products covered under the license agreement between the two parties.

         As allowed by the licensing agreement with Antares, on September 1, 2000, BioSante entered into a sub-license agreement with Paladin Labs Inc. ("Paladin") to market the female hormone replacement products in Canada. In exchange for the sub-license, Paladin agreed to make an initial investment in BioSante, make future milestone payments and pay royalties on sales of the products in Canada. The milestone payments will be in the form of a series of equity investments by Paladin in BioSante's common stock at a 10% premium to the market price of BioSante's common stock at the date of the equity investment.

4.  CONVERTIBLE DEBENTURE

         In connection with entering into the sub-license agreement with Paladin as described in Note 3, BioSante issued a convertible debenture to Paladin in the principal amount of $500,000. The debenture matures on September 1, 2001 and does not accrue interest unless it is not paid, or has not been converted into BioSante common stock, by the maturity date. If unpaid, interest accrues at a rate of 10% from September 1, 2001 until paid or converted. The convertible debenture is convertible into BioSante common stock at $1.05 per share, which conversion price is subject to adjustment under certain circumstances. Commencing January 1, 2001, the debenture may be converted at the option of Paladin. In the event Paladin has not converted the debenture prior to March 31, 2001, BioSante has the right, in its sole discretion, after March 31, 2001, to require the debenture to be converted. To date, BioSante has not exercised this right.

5.  PRIVATE PLACEMENT FINANCING

         On April 4, 2001, BioSante closed a private placement raising $3.7 million upon the issuance of units, which consisted of an aggregate of 9,250,000 shares of common stock and five-year warrants to purchase an aggregate of 4,625,000 shares of common stock. The price of each unit, which consisted of one share of common stock plus a warrant to purchase one half-share of common stock was $0.40, the approximate market price of BioSante's common stock at closing. The exercise price of the warrant is $0.50 per full share. Transaction costs related to the private placement have been netted against the proceeds.

6.       COMMITMENTS

       UNIVERSITY OF CALIFORNIA LICENSE

       BioSante's license agreement with the University of California requires it to undertake various obligations, including:

       o Payment of royalties to the University based on a percentage of the net sales of any products incorporating the licensed technology;

       o Payment of minimum annual royalties on February 28 of each year beginning in the year 2004 in the amounts set forth below, to be credited against earned royalties, for the life of the agreement;

                                             Minimum
                    Year                  Annual Royalty
                                               Due
                 ----------               --------------
                    2004                  $       50,000
                    2005                         100,000
                    2006                         150,000
                    2007                         200,000
                    2008                         400,000
                    2009                         600,000
                    2010                         800,000
                    2011                       1,500,000
                    2012                       1,500,000
                    2013                       1,500,000

         o Development of products incorporating the licensed technology until a product is introduced to the market;

         o Payment of the costs of patent prosecution and maintenance of the patents included in the agreement which for the year ended December 31, 2000 have amounted to $11,722 and which management estimates will equal approximately $15,000 per year;

         o        Meeting performance milestones relating to:

                      o Hiring or contracting with personnel to perform research and development, regulatory and other activities relating to the commercial launch of a proposed product;

                      o Testing proposed products and obtaining government approvals;

                      o        Conducting clinical trials; and

                      o Introducing products incorporating the licensed technology into the market.

         o Entering into partnership or alliance arrangements or agreements with other entities regarding commercialization of the technology covered by the license.

         o BioSante has agreed to indemnify, hold harmless and defend the University of California and its affiliates, as designated in the license agreement, against any and all claims, suits, losses, damage, costs, fees and expenses resulting from or arising out of exercise of the license agreement, including but not limited to, any product liability claims.

ANTARES PHARMA, INC. LICENSE

BioSante's license agreement with Antares required BioSante to make a $1.0 million upfront payment to Antares. BioSante expects to fund the development of the products, make milestone payments and once regulatory approval to market is received, pay royalties on the sales of products.

BioSante's sub-license agreement (of the Antares license) with Paladin Labs Inc. required Paladin to make an initial investment in BioSante of $500,000 in the form of a convertible debenture. Paladin will also make milestone payments to BioSante in the form of a series of equity investments at a 10 percent premium to BioSante's market price at the time the equity investment is made. In addition, Paladin will pay BioSante a royalty on sales of the sub-licensed products.

INDEPENDENT AUDITORS' REPORT

Board of Directors
BioSante Pharmaceuticals, Inc.
Lincolnshire, Illinois

We have audited the accompanying balance sheets of BioSante Pharmaceuticals, Inc. (a development stage company) as of December 31, 2000 and 1999 and the related statements of operations, stockholders' equity and cash flows for each of the two years ended December 31, 2000, and for the period from August 29, 1996 (date of incorporation) through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The Company's financial statements as of and for the year ended December 31, 1998 and for the period from August 29, 1996 (date of incorporation) through December 31, 1998 were audited by other auditors whose report, dated February 19, 1999, expressed an unqualified opinion on those statements. The financial statements for the period August 29, 1996 (date of incorporation) through December 31, 1998 reflect total revenues and net loss of $320,135 and $10,796,218, respectively, of the related totals. The other auditors' report has been furnished to us, and our opinion, insofar as it relates to the amounts included for such prior period, is based solely on the report of such other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2000 and 1999 and the results of its operations and its cash flows for each of the two years ended December 31, 2000, and for the period from August 29, 1996 (date of incorporation) through December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the Company is in the development stage.

/s/ Deloitte & Touche LLP

February 16, 2001
Chicago, Illinois

INDEPENDENT AUDITORS' REPORT

Board of Directors
BioSante Pharmaceuticals, Inc.
(formerly Ben-Abraham Technologies Inc.)


We have audited the balance sheet of BioSante Pharmaceuticals, Inc. (formerly Ben-Abraham Technologies Inc.), a development stage company, as of December 31, 1998 and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 1998, and for the period from August 29, 1996 (date of incorporation) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and the results of its operations and its cash flows for the year ended December 31, 1998, and for the period from August 29, 1996 (date of incorporation) through December 31, 1998 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the Company is in the development stage.

/s/ Deloitte & Touche LLP

Chartered Accountants

Toronto, Ontario
February 19, 1999

BIOSANTE PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

                                                                                                  2000                1999
                                                                                               ----------          ----------
ASSETS

CURRENT ASSETS
    Cash and cash equivalents                                                                  $2,611,755          $5,274,552
    Prepaid expenses and other sundry assets                                                       64,341              58,994
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                2,676,096           5,333,546

PROPERTY AND EQUIPMENT, NET (Note 4)                                                              390,821             446,083
-----------------------------------------------------------------------------------------------------------------------------
                                                                                               $3,066,917          $5,779,629
-----------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable (Note 11)                                                                  $  44,746           $  76,057
    Accrued compensation                                                                          258,598             182,973
    Other accrued expenses                                                                        137,919              45,085
    Convertible debenture (Note 6)                                                                500,000                   -
    Due to licensor                                                                                     -              25,000
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                  941,263             329,115
-----------------------------------------------------------------------------------------------------------------------------

COMMITMENTS (Notes 10 and 12)

STOCKHOLDERS' EQUITY (Note 7)
    Capital stock
      Issued and Outstanding
            4,687,684 (1999 - 4,807,865) Class C special stock                                        469                 481
           52,952,943 (1999 - 52,642,686) Common stock                                         17,782,857          17,652,510
-----------------------------------------------------------------------------------------------------------------------------
                                                                                               17,783,326          17,652,991

    Deferred unearned compensation                                                                (18,000)                  -
    Deficit accumulated during the development stage                                          (15,639,672)        (12,202,477)
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                2,125,654           5,450,514
-----------------------------------------------------------------------------------------------------------------------------
                                                                                               $3,066,917          $5,779,629
-----------------------------------------------------------------------------------------------------------------------------

See accompanying notes to the financial statements.

BIOSANTE PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
AND THE CUMULATIVE PERIOD FROM AUGUST 29, 1996 (DATE OF INCORPORATION) TO DECEMBER 31, 2000
--------------------------------------------------------------------------------

                                                                                                                    CUMULATIVE
                                                                                                                    PERIOD FROM
                                                                                                                  AUGUST 29, 1996
                                                                                                                     (DATE OF
                                                   YEAR ENDED            YEAR ENDED            YEAR ENDED        INCORPORATION) TO
                                                  DECEMBER 31,          DECEMBER 31,          DECEMBER 31,          DECEMBER 31,
                                                     2000                   1999                  1998                  2000
                                                  ------------          ------------          ------------          ------------
REVENUE
    Interest income                                $ 227,718            $   198,683           $   123,061           $   746,536
----------------------------------------------------------------------------------------------------------------------------------

EXPENSES
    Research and development                       1,887,832                660,588             1,400,129             4,284,372
    General and administration                     1,678,581                853,389             1,112,647             5,810,238
    Depreciation and amortization                     98,500                 90,965               139,769               381,834
    Loss on disposal of capital assets                     -                      -               129,931               157,545
    Costs of acquisition of Structured
      Biologicals Inc.                                     -                      -                     -               375,219
    Purchased in-process research
      and development                                      -                      -                     -             5,377,000
----------------------------------------------------------------------------------------------------------------------------------
                                                   3,664,913              1,604,942             2,782,476            16,386,208
----------------------------------------------------------------------------------------------------------------------------------

NET LOSS                                        $ (3,437,195)          $ (1,406,259)         $ (2,659,415)        $ (15,639,672)
----------------------------------------------------------------------------------------------------------------------------------


BASIC AND DILUTED NET LOSS
    PER SHARE (Note 2)                          $      (0.06)          $      (0.03)         $      (0.08)        $       (0.36)
----------------------------------------------------------------------------------------------------------------------------------


WEIGHTED AVERAGE NUMBER
    OF SHARES OUTSTANDING                         57,536,761             49,424,140            34,858,243            42,914,244
----------------------------------------------------------------------------------------------------------------------------------


See accompanying notes to the financial statements.

BIOSANTE PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
AND THE CUMULATIVE PERIOD FROM AUGUST 29, 1996 (DATE OF INCORPORATION) TO DECEMBER 31, 2000
--------------------------------------------------------------------------------


                                      Class A               Class C
                                   Special Shares        Special Shares         Common Stock
                               ---------------------   ------------------   ---------------------
                                  Shares      Amount    Shares     Amount    Shares      Amount
                               -------------------------------------------------------------------
BALANCE, AUGUST 29, 1996,
    DATE OF INCORPORATION                -     $   -           -   $    -           -  $        -
Issuance of Class "C" shares
     August 29, 1996 ($0.0001
     per share)                          -         -   4,150,000      415           -           -
Issuance of Class "A" shares
     September 23, 1996                                                             -           -
     ($0.0001 per share)        20,000,000     2,000           -        -           -           -
Issuance of common shares                -         -           -        -           -           -
    September 23, 1996                   -         -           -        -   4,100,000   4,100,000
    Financing fees accrued               -         -           -        -           -    (410,000)
    November 27, 1996 - issued
      as consideration upon
      acquisition of SBI
      (Note 3)                           -         -           -        -   7,434,322   4,545,563
    Exercise of Series "X"
      warrants (Note 7)                  -         -           -        -     215,714     275,387
    Exercise of Series "Z"
      warrants (Note 7)                  -         -           -        -       1,428       2,553
Net loss                                 -         -           -        -           -           -
--------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996      20,000,000     2,000   4,150,000      415  11,751,464   8,513,503
Conversion of shares
    January 13, 1997                     -         -    (282,850)     (28)    282,850      70,741
    January 13, 1997                     -         -     (94,285)      (9)     94,285      23,580
    December 2, 1997                     -         -    (106,386)     (11)    106,386      26,607
    December 2, 1997                     -         -    (100,000)     (10)    100,000      25,010
Exercise of Series "V"
    warrants (Note 7)                    -         -           -        -      24,000      36,767
Exercise of Series "X"
    warrants (Note 7)                    -         -           -        -      28,571      36,200
Exercise of Series "W"
    warrants (Note 7)                    -         -           -        -      20,000      25,555
Adjustment for partial shares
    issued upon amalgamation             -         -           -        -         130           -
     Financing fees reversed             -         -           -        -           -     410,000
Net loss                                 -         -           -        -           -           -
--------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997      20,000,000     2,000   3,566,479      357  12,407,686   9,167,963
Conversion of shares
    March 4, 1998                        -         -     (20,000)      (2)     20,000       5,002
    March 16, 1998                       -         -     (10,000)      (1)     10,000       2,501
    May 8, 1998                (15,000,000)   (1,500)          -        -  15,000,000   3,751,500
    June 1, 1998                (1,000,000)     (100)          -        -   1,000,000     250,100
    June 1, 1998                (1,000,000)     (100)          -        -   1,000,000     250,100
Return of shares to treasury
    May 8, 1998                 (1,468,614)     (147)          -        -           -           -
    May 8, 1998                          -         -    (250,000)     (25)          -           -
Net loss                                 -         -           -        -           -           -
--------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998       1,531,386       153   3,286,479      329  29,437,686  13,427,166
Conversion of shares
    February 2, 1999                     -         -     (10,000)      (1)     10,000       2,501
Private placement of common
    shares, net
    May 6, 1999                          -         -           -        -  23,125,000   4,197,843
Share redesignation
    July 13, 1999               (1,531,386)     (153)  1,531,386      153           -           -
Issuance of common shares
    August 15, 1999                      -         -           -        -      70,000      25,000
Net loss                                 -         -           -        -           -           -
--------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999               -         -   4,807,865      481  52,642,686  17,652,510
Conversion of shares
    March 17, 2000                       -         -     (10,000)      (1)     10,000       2,501
    March 24, 2000                       -         -     (31,840)      (3)     31,840       7,963
    June 12, 2000                        -         -     (50,000)      (5)     50,000      12,505
    July 13, 2000                        -         -     (28,341)      (3)     28,341       7,088
Issuance of common shares
    July 18, 2000                        -         -           -        -     190,076      58,000
Issuance of warrants for
    services received                                                   -           -      42,290
Amortization of deferred
    unearned compensation                -         -           -        -           -           -
Net loss                                 -         -           -        -           -           -
==================================================================================================
BALANCE, DECEMBER 31, 2000               -         $   4,687,684      $469 52,952,943 $17,782,857
==================================================================================================

                                              Deficit
                                            Accumulated
                                 Deferred    During the
                                 Unearned   Development
                               Compensation    Stage       Total
                               ------------------------------------
BALANCE, AUGUST 29, 1996,
    DATE OF INCORPORATION       $      -     $       -   $        -
Issuance of Class "C" shares
     August 29, 1996 ($0.0001
     per share)                        -             -          415
Issuance of Class "A" shares
     September 23, 1996                -             -            -
     ($0.0001 per share)               -             -        2,000
Issuance of common shares              -             -            -
    September 23, 1996                 -             -    4,100,000
    Financing fees accrued             -             -     (410,000)
    November 27, 1996 - issued
      as consideration upon
      acquisition of SBI
      (Note 3)                         -             -    4,545,563
    Exercise of Series "X"
      warrants (Note 7)                -             -      275,387
    Exercise of Series "Z"
      warrants (Note 7)                -             -        2,553
Net loss                               -    (6,246,710)  (6,246,710)
-------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996                  (6,246,710)   2,269,208
Conversion of shares
    January 13, 1997                   -             -       70,713
    January 13, 1997                   -             -       23,571
    December 2, 1997                   -             -       26,596
    December 2, 1997                   -             -       25,000
Exercise of Series "V"
    warrants (Note 7)                  -             -       36,767
Exercise of Series "X"
    warrants (Note 7)                  -             -       36,200
Exercise of Series "W"
    warrants (Note 7)                  -             -       25,555
Adjustment for partial shares
    issued upon amalgamation           -             -            -
     Financing fees reversed           -             -      410,000
Net loss                               -    (1,890,093)  (1,890,093)
-------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997             -    (8,136,803)   1,033,517
Conversion of shares
    March 4, 1998                      -             -        5,000
    March 16, 1998                     -             -        2,500
    May 8, 1998                        -             -    3,750,000
    June 1, 1998                       -             -      250,000
    June 1, 1998                       -             -      250,000
Return of shares to treasury
    May 8, 1998                        -             -         (147)
    May 8, 1998                        -             -          (25)
Net loss                               -    (2,659,415)  (2,659,415)
-------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998             -   (10,796,218)   2,631,430
Conversion of shares
    February 2, 1999                   -             -        2,500
Private placement of common
    shares, net
    May 6, 1999                        -             -    4,197,843
Share redesignation
    July 13, 1999                      -             -            -
Issuance of common shares
    August 15, 1999                    -             -       25,000
Net loss                               -    (1,406,259)  (1,406,259)
-------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999             -   (12,202,477)   5,450,514
Conversion of shares
    March 17, 2000                     -             -        2,500
    March 24, 2000                     -             -        7,960
    June 12, 2000                      -             -       12,500
    July 13, 2000                      -             -        7,085
Issuance of common shares
    July 18, 2000                      -             -       58,000
Issuance of warrants for
    services received            (42,290)            -
Amortization of deferred
    unearned compensation         24,290             -       24,290
Net loss                               -    (3,437,195)  (3,437,195)
===================================================================
BALANCE, DECEMBER 31, 2000      $(18,000) $(15,639,672) $ 2,125,654
===================================================================

See accompanying notes to the financial statements.

BIOSANTE PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOW
YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
AND THE CUMULATIVE PERIOD FROM AUGUST 29, 1996 (DATE OF INCORPORATION) TO DECEMBER 31, 2000
--------------------------------------------------------------------------------

                                                                                                                    CUMULATIVE
                                                                                                                    PERIOD FROM
                                                                                                                   AUGUST 29, 1996
                                                                                                                      (DATE OF
                                                           YEAR ENDED           YEAR ENDED       YEAR ENDED      INCORPORATION) TO
                                                           DECEMBER 31,        DECEMBER 31,     DECEMBER 31,       DECEMBER 31,
                                                              2000                 1999             1998               2000
                                                          -------------       -------------     ------------     -----------------
CASH FLOWS USED IN OPERATING ACTIVITIES
   Net loss                                               $ (3,437,195)       $ (1,406,259)     $ (2,659,415)      $ (15,639,672)
   Adjustments to reconcile net loss to
       net cash used in operating activities
         Depreciation and amortization                          98,500              90,965           139,769             381,834
         Amortization of deferred unearned compensation         24,290                   -                 -              24,290
         Purchased in-process research and development               -                   -                 -           5,377,000
         Loss on disposal of equipment                               -                   -           129,931             157,545
   Changes in other assets and liabilities
       affecting cash flows from operations
         Prepaid expenses and other sundry assets               (5,347)             16,272           (53,376)            (61,373)
         Accounts payable and accrued expenses                 137,148            (386,483)         (598,334)           (298,924)
         Due to licensor                                       (25,000)           (102,317)                -                   -
         Due from SBI                                                -                   -                 -            (128,328)
--------------------------------------------------------------------------------------------------------------------------------
NET CASH USED IN OPERATING ACTIVITIES                       (3,207,604)         (1,787,822)       (3,041,425)        (10,187,628)
--------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS USED IN INVESTING ACTIVITIES
   Purchase of capital assets                                  (43,238)             (4,219)         (124,984)           (896,090)
--------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES
   Issuance of convertible debenture                           500,000                   -                 -             500,000
   (Conversion) issuance of Class "A" shares                         -                   -            (1,847)                  -
   (Conversion) issuance of Class "C" shares                       (12)                  -               (28)                469
   Proceeds from sale or conversion of shares                   88,057           4,225,343         4,259,203          13,195,004
--------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                      588,045           4,225,343         4,257,328          13,695,473
--------------------------------------------------------------------------------------------------------------------------------

NET (DECREASE) INCREASE IN CASH
   AND CASH EQUIVALENTS                                     (2,662,797)          2,433,302         1,090,919           2,611,755

CASH AND CASH EQUIVALENTS
   AT BEGINNING OF PERIOD                                    5,274,552           2,841,250         1,750,331                   -
--------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                $  2,611,755        $  5,274,552      $  2,841,250        $  2,611,755
--------------------------------------------------------------------------------------------------------------------------------

SUPPLEMENTAL SCHEDULE OF
   CASH FLOW INFORMATION
       Acquisition of SBI
         Purchased in-process research and development      $        -        $        -         $        -        $   5,377,000
         Other net liabilities assumed                               -                 -                  -             (831,437)
--------------------------------------------------------------------------------------------------------------------------------
                                                                     -                 -                  -            4,545,563
         Less: subordinate voting shares issued
           therefor                                                  -                 -                  -            4,545,563
--------------------------------------------------------------------------------------------------------------------------------

                                                            $        -        $        -         $        -        $           -
--------------------------------------------------------------------------------------------------------------------------------

       Income tax paid                                      $        -        $        -         $        -        $           -
--------------------------------------------------------------------------------------------------------------------------------

       Interest paid                                        $        -        $        -         $        -        $           -
--------------------------------------------------------------------------------------------------------------------------------

BIOSANTE PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998, AND THE CUMULATIVE PERIOD FROM AUGUST 29, 1996 (DATE OF INCORPORATION) TO DECEMBER 31, 2000
--------------------------------------------------------------------------------

1.     ORGANIZATION

       On December 19, 1996, Ben-Abraham Technologies, Inc. ("BAT") was continued under the laws of the State of Wyoming, U.S.A. Previously, BAT had been incorporated under the laws of the Province of Ontario effective August 29, 1996. Pursuant to the shareholders meeting to approve the arrangement on November 27, 1996 and subsequent filing of the articles of arrangement December 6, 1996, BAT acquired Structured Biologicals Inc. and its wholly-owned subsidiary 923934 Ontario Inc. ("SBI"), a Canadian public company listed on the Alberta Stock Exchange. The "acquisition" was effected by a statutory amalgamation wherein the stockholders of BAT were allotted a significant majority of the shares of the amalgamated entity. Upon amalgamation, the then existing stockholders of SBI received 7,434,322 subordinate voting shares of BAT (1 such share for every 3 1/2 shares held in SBI). On November 10, 1999, BAT changed its name to BioSante Pharmaceuticals, Inc. ("the Company").

       The Company was established to develop prescription pharmaceutical products, vaccines and vaccine adjuvants using its nanoparticle technology ("CAP") licensed from the University of California. The research and development on the CAP technology is conducted in the Company's Smyrna, Georgia laboratory facility. In addition to its nanoparticle technology, the Company also is developing its pipeline of hormone replacement products to treat testosterone deficiency in men and estrogen deficiency in women. The business office is located in Lincolnshire, Illinois.

       The Company has been in the development stage since its inception. The Company's successful completion of its development program and its transition to profitable operations is dependent upon obtaining regulatory approval from the United States (the "U.S.") Food and Drug Administration ("FDA") prior to selling its products within the U.S., and foreign regulatory approval must be obtained to sell its products internationally. There can be no assurance that the Company's products will receive regulatory approvals, and a substantial amount of time may pass before the achievement of a level of sales adequate to support the Company's cost structure. The Company will also incur substantial expenditures to achieve regulatory approvals and will need to raise additional capital during its developmental period. Obtaining marketing approval will be directly dependent on the Company's ability to implement the necessary regulatory steps required to obtain marketing approval in the United States and in other countries. It is not possible at this time to predict with assurance the outcome of these activities.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       BASIS OF PRESENTATION

       These financial statements are expressed in U.S. dollars.

       The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("generally accepted accounting principles") and Statement of Financial Accounting Standards ("SFAS") No. 7 "Accounting and Reporting by Development Stage Enterprises". The preparation of financial statements in conformity with

BIOSANTE PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998, AND THE CUMULATIVE PERIOD FROM AUGUST 29, 1996 (DATE OF INCORPORATION) TO DECEMBER 31, 2000
--------------------------------------------------------------------------------

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

       generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       CASH AND CASH EQUIVALENTS

       For purposes of reporting cash flows, the Company considers all instruments with original maturities of three months or less to be cash equivalents.

       PROPERTY AND EQUIPMENT

       Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation of computer, office and laboratory equipment is computed primarily by accelerated methods over estimated useful lives of seven years. Leasehold improvements are amortized on a straight-line basis over the terms of the leases, plus option renewals.

       RESEARCH AND DEVELOPMENT

       Research and development costs are charged to expense as incurred.

       BASIC AND DILUTED NET LOSS PER SHARE

       The basic and diluted net loss per share is computed based on the weighted average number of the aggregate of common stock and Class C shares outstanding, all being considered as equivalent of one another. Basic earnings (loss) per share is computed by dividing income (loss) available to common stockholders by the weighted average number of shares outstanding for the reporting period. Diluted earnings (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The computation of diluted earnings (loss) per share does not include the Company's stock options, warrants or convertible debt with dilutive potential because of their antidilutive effect on earnings
       (loss) per share.

       STOCK-BASED COMPENSATION

       The Company follows the provisions of APB Opinion No. 25, which requires compensation cost for stock-based employee compensation plans be recognized based on the difference, if any, between the quoted market price of the stock on the date of grant and the amount the employee must pay to acquire the stock. As a result of the Company continuing to apply APB No. 25, SFAS No. 123, "Accounting for Stock-Based Compensation," requires certain additional disclosures of the pro forma compensation expense arising from the Company's fixed and performance stock compensation plans. The expense is measured as the fair value of the award at the date it was granted using an option-pricing model that takes into account the exercise price and the expected

BIOSANTE PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998, AND THE CUMULATIVE PERIOD FROM AUGUST 29, 1996 (DATE OF INCORPORATION) TO DECEMBER 31, 2000
--------------------------------------------------------------------------------

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

       term of the option, the current price of the underlying stock, its expected volatility, expected dividends on the stock and the expected risk-free rate of return during the term of the option. The compensation cost is recognized over the service period, usually the period from the grant date to the vesting date. The Company has disclosed the required pro forma net loss and loss per share data in Note 8 as if the Company had recorded compensation expense using the fair value method per SFAS No. 123. Warrants issued to non-employees as compensation for services rendered are valued at their fair value on the date of issue.

       INTEREST INCOME

       Interest income on invested cash is recorded as earned following the accrual basis of accounting.

       NEW STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

       In June 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVES INSTRUMENTS AND HEDGING ACTIVITIES. This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company adopted this statement effective January 1, 2001. No cumulative transition adjustment was required.

3.     ACQUISITION

       Pursuant to the shareholders meeting to approve the arrangement held on November 27, 1996 and the subsequent filing of the articles of arrangement December 6, 1996, the Company completed the acquisition of 100% of the outstanding shares of SBI. The acquisition was effected by a statutory amalgamation wherein the stockholders of the Company were allotted a significant majority of the shares of the amalgamated entity. Upon amalgamation, the then existing shareholders of SBI received 7,434,322 shares of common stock of the Company (1 such share for every 3 1/2 shares they held in SBI). SBI's results of operations have been included in these financial statements from the date of acquisition. The acquisition was accounted for by using the purchase method of accounting, as follows:

      ASSETS
        In-process research and development                      $     5,377,000
        Other                                                             37,078
--------------------------------------------------------------------------------
                                                                       5,414,078
--------------------------------------------------------------------------------
      LIABILITIES
        Current liabilities                                              679,498
        Due to directors                                                  60,689
        Due to the Company                                               128,328
--------------------------------------------------------------------------------
                                                                         868,515
--------------------------------------------------------------------------------
        Net assets acquired                                      $     4,545,563
--------------------------------------------------------------------------------
      CONSIDERATION
        Common stock                                             $     4,545,563
--------------------------------------------------------------------------------

BIOSANTE PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998, AND THE CUMULATIVE PERIOD FROM AUGUST 29, 1996 (DATE OF INCORPORATION) TO DECEMBER 31, 2000
--------------------------------------------------------------------------------

3.     ACQUISITION (CONTINUED)

       In connection with the acquisition of SBI, accounted for under the purchase method, the Company acquired the rights to negotiate with the Regents of the University of California for licenses of specific CAP-related technologies and products. The specific technologies and products relate to investigative research funded by SBI. At the time of acquisition, the technologies and products had not yet been approved for human clinical research. The value ascribed to the rights, based on an independent evaluation, was $5,377,000. This amount was immediately expensed as the technologies and products did not have their technological feasibility established and had no identified future alternative use.

       As of the date of acquisition, the technology related to the development of products for six indications (i.e. applications of the technology). The Company determined the value of the in process research and development related to the acquired rights based on an independent valuation using discounted cash flows. Principle assumptions used in the valuation were as follows:

       o FDA approval for the CAP-related for the six indications was expected to be received at various dates between 2002 and 2004, however, there are many competitive products in development. There are also many requirements that must be met before FDA approval is secured. There is no assurance that the products will be successfully developed, proved to be safe in clinical trials, meet applicable regulatory standards, or demonstrate substantial benefits in the treatment or prevention of any disease.

       o The estimated additional research and development expenditures required before FDA approval was $26.5 million, to be incurred over 8 to 10 years.

       o Future cash flows were estimated based on estimated market size, with costs determined based on industry norms, an estimated annual growth rate of 3%.

       o The cash flows were discounted at 25%. The rate was preferred due to the high-risk nature of the biopharmaceutical business.

       o The Company is continuing to develop the technology related to five of the six indications.

       o In June 1997, the Company exercised its option and entered into a license agreement with UCLA for the technology that it had previously supported.

BIOSANTE PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998, AND THE CUMULATIVE PERIOD FROM AUGUST 29, 1996 (DATE OF INCORPORATION) TO DECEMBER 31, 2000
--------------------------------------------------------------------------------

4.     PROPERTIES AND EQUIPMENT

       Property and equipment, net of accumulated depreciation at December 31 comprise:

                                                            2000            1999
                                                      ---------------   ------------
     Computer equipment                               $        61,643   $     23,951
     Office equipment                                          34,208         32,862
     Laboratory equipment                                     103,012        103,012
     Leasehold improvements - Laboratory                      474,294        470,094
------------------------------------------------------------------------------------
                                                              673,157        629,919
     Accumulated depreciation and amortization               (282,336)      (183,836)
------------------------------------------------------------------------------------
                                                      $       390,821   $    446,083
====================================================================================

5.     INCOME TAXES

       The components of the Company's net deferred tax asset at December 31, 2000, 1999 and 1998 were as follows:

                                                  2000            1999           1998
                                               -----------    ------------   -----------
Net operating loss carryforwards               $ 3,886,495    $ 2,367,292    $ 1,778,246
Amortization of intangibles                      1,468,699      1,613,942      1,759,186
Research & development credits                     191,358        235,310        144,310
Other                                               60,993         38,794         16,594
                                               -----------    ------------   -----------
                                                 5,607,545      4,255,338      3,698,336
Valuation allowance                             (5,607,545)    (4,255,338)    (3,698,336)
                                               -----------    ------------   -----------

                                               $         -    $          -   $         -
                                               -----------    ------------   -----------

       The Company has no current tax provision due to its accumulated losses, which result in net operating loss carryforwards. At December 31, 2000, the Company had approximately $10,500,000 of net operating loss carryforwards that are available to reduce future taxable income for a period of up to 20 years. The net operating loss carryforwards expire in the years 2011-2020. The net operating loss carryforwards as well as amortization of various intangibles, principally acquired in-process research and development, generate deferred tax benefits, which have been recorded as deferred tax assets and are entirely offset by a tax valuation allowance. The valuation allowance has been provided at 100% to reduce the deferred tax assets to zero, the amount management believes is more likely than not to be realized. Additionally, the Company has approximately $191,000 of research and development credits available to reduce future income taxes through the year 2014.

BIOSANTE PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998, AND THE CUMULATIVE PERIOD FROM AUGUST 29, 1996 (DATE OF INCORPORATION) TO DECEMBER 31, 2000
--------------------------------------------------------------------------------


5.     INCOME TAXES  (CONTINUED)

       The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate of 34% to pre-tax income as follows:

                                                          2000                1999                 1998
                                                      ------------         -----------          -----------
Tax at U.S. federal statutory rate                    $ (1,160,388)        $  (469,799)         $  (904,201)
State taxes, net of federal benefit                       (195,854)            (91,015)             (90,810)
Change in valuation allowance                            1,352,207             556,972              986,730
Other, net                                                   4,035               3,842                8,281
                                                      ------------         -----------          -----------

                                                      $          -         $         -          $         -
                                                      ============         ===========          ===========

6.     CONVERTIBLE DEBENTURE

       In September 2000, in connection with entering into a sub-license agreement, the Company issued a convertible debenture to Paladin Labs Inc. ("Paladin") in the face amount of $500,000. The debenture does not bear interest and is due September 1, 2001, unless converted into shares of the Company's common stock. If the debenture is not converted and not paid in full by September 1, 2001, then any unpaid principal shall bear interest at a rate of 10 percent from September 1, 2001 forward, until paid in full. The debenture is convertible at the conversion price of $1.05 per share, subject to adjustment in certain situations, at the option of Paladin at anytime after January 1, 2001. The Company can declare the debenture mandatorily convertible in full at any time after March 31, 2001 if Paladin has not previously converted the debenture.

7.     STOCKHOLDERS' EQUITY

       By articles of amendment dated July 20, 1999 (effective as of July 13,
       1999), the subordinate voting shares of the Company were redesignated as common stock, the Class A special shares were reclassified as Class C special shares and the Class B special shares were eliminated. There were no changes in the number of shares outstanding.

       a)    AUTHORIZED

             PREFERENCE SHARES

             An unlimited number of preference shares issuable in series subject to limitation, rights, and privileges as determined by the directors. No preference shares have been issued as of December 31, 2000.

BIOSANTE PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998, AND THE CUMULATIVE PERIOD FROM AUGUST 29, 1996 (DATE OF INCORPORATION) TO DECEMBER 31, 2000
--------------------------------------------------------------------------------


7.     STOCKHOLDERS' EQUITY  (CONTINUED)

           SPECIAL SHARES

           An unlimited number of Class C special shares without par value, convertible to common stock on the basis of one Class C special share and U.S. $0.25. These shares are not entitled to a dividend and carry one vote per share.

           COMMON STOCK

           An unlimited number of common shares of stock without par value, which carry one vote per share.

           SIGNIFICANT EQUITY TRANSACTIONS

           Significant equity transactions since the date of the Company's incorporation are as follows:

           o Prior to the Amalgamation on December 6, 1996, the Company issued 20,000,000 shares of the Company's Class A stock for $0.0001 per share, 4,150,000 shares of Class C stock for $0.0001 per share and 4,100,000 shares of the Company's common stock for $1.00 per share.

           o Pursuant to the shareholders meeting to approve the arrangement held on November 27, 1996 and the subsequent filing of articles of arrangement on December 6, 1996, the Company completed the acquisition of 100% of the outstanding shares of SBI. Upon the effectiveness of this Amalgamation, the then existing stockholders of SBI received 7,434,322 shares of common stock of the Company (1 common share of the Company for every 3 1/2 shares of SBI). The deemed fair market value of this stock was $4,545,563.

           o In May 1998, the Company and Avi Ben-Abraham, M.D., a director and a founder of the Company and the Company's then Chief Executive Officer and Chairman of the Board, entered into an agreement pursuant to which Dr. Ben-Abraham would relinquish his executive position and remain as a director of the Company. Pursuant to the agreement, Dr. Ben-Abraham converted shares of the Company's Class A stock held by him into 15,000,000 shares of common stock at $0.25 per share for proceeds to the Company of $3,750,000. In addition, Dr. Ben-Abraham agreed to return to the Company 1,468,614 shares of Class A stock and 250,000 shares of Class C stock to the Company, and also agreed not to sell any of his shares of common stock or any other securities of the Company for a period of 15 months. The Company and Dr. Ben-Abraham agreed to cross-indemnify each other upon the occurrence of certain events.
           o In June 1998, the Company issued an aggregate of 2,000,000 shares of common stock pursuant to the conversion of Class A stock at a conversion price of $0.25 per share.

BIOSANTE PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998, AND THE CUMULATIVE PERIOD FROM AUGUST 29, 1996 (DATE OF INCORPORATION) TO DECEMBER 31, 2000
--------------------------------------------------------------------------------


7.     STOCKHOLDERS' EQUITY  (CONTINUED)

           o On May 6, 1999, the Company sold an aggregate of 23,125,000 common shares and warrants to purchase 11,562,500 shares of common stock at an exercise price of $0.30 per share to 31 accredited investors in a private placement, including several current members of the board of directors and one executive officer. Net proceeds to the Company from this private placement were approximately $4.2 million.

           o In August 1999, an outstanding liability of $25,000 was converted into 70,000 shares of common stock.

           o In July 2000, 190,076 shares of common stock were issued to certain corporate officers in lieu of a cash bonus.

       b)    WARRANTS

             The Company, upon the acquisition of SBI, assumed 2,577,129 exercisable warrants to purchase common stock, all of which expired prior to or as of December 31, 1998. Of this amount, 72,571 were exercised in 1997 prior to their expiration.

             Pursuant to the Company's private placement financing in May 1999, warrants to purchase an aggregate of 11,562,500 shares of common stock were issued at an exercise price of $0.30 per share with a term of five years. These warrants remain outstanding and are all exercisable as of December 31, 2000.

             In June 2000, a five-year warrant to purchase 250,000 shares of common stock at an exercise price of $0.88 was issued to a communications firm for various consulting services. The warrant vests quarterly over the first year. As of December 31, 2000, 125,000 of these shares were exercisable. The Company recognized expense in 2000 of approximately $18,000 for this warrant grant, and will recognize a similar amount in 2001.

BIOSANTE PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998, AND THE CUMULATIVE PERIOD FROM AUGUST 29, 1996 (DATE OF INCORPORATION) TO DECEMBER 31, 2000
--------------------------------------------------------------------------------


8.     STOCK OPTIONS

       The Company has a stock option plan for certain officers, directors and employees whereby 7,000,000 shares of common stock have been reserved for issuance. Options for 5,263,125 shares of common stock have been granted as of December 31, 2000 at prices equal to either the ten-day weighted average closing price, or the closing price of the stock at the date of the grant, and are exercisable and vest in a range substantially over a three-year period. The options expire either in five or ten years from the date of the grants.

       The Company applies APB Opinion No. 25 and related interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for the plan. Had the compensation cost for the Company's plan been determined based on the fair value of the awards under the plan consistent with the method of SFAS No. 123 the Company's net loss, cumulative net loss, and basic net loss per common share would have been increased to the pro forma amounts indicated below:

                                                                     2000               1999              1998
                                                               ---------------    ---------------   ---------------
      Net loss
         As reported                                           $    (3,437,195)   $    (1,406,259)  $    (2,659,415)
         Pro forma                                             $    (3,960,210)   $    (1,713,693)  $    (2,771,391)

      Basic and diluted net loss per share
         As reported                                           $         (0.06)   $         (0.03)  $         (0.08)
         Pro forma                                             $         (0.07)   $         (0.03)  $         (0.08)

      Cumulative net loss
         As reported                                           $   (15,639,672)                --                --
         Pro forma                                             $   (16,817,160)                --                --

      Cumulative basic and diluted net loss per share
         As reported                                           $         (0.36)                --                --
         Pro forma                                             $         (0.39)                --                --

BIOSANTE PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998, AND THE CUMULATIVE PERIOD FROM AUGUST 29, 1996 (DATE OF INCORPORATION) TO DECEMBER 31, 2000
--------------------------------------------------------------------------------


8.     STOCK OPTIONS  (CONTINUED)

       The weighted average fair value of the options at the date of the grant for options granted during 2000, 1999 and 1998 was $0.90, $0.33 and $0.44 was estimated using the Cox Rubinstein binomial model and the Black-Scholes option-pricing model with following weighted average assumptions:

                                                                        2000            1999            1998
                                                                      -------          -------         -------
      Expected option life (years)                                     10                5               5
      Risk free interest rate                                           6.03%            4.59%           5.05%
      Expected stock price volatility                                 157.06%          238.08%         350.00%
      Dividend yield                                                    -                -               -

       The following table summarizes the Company's stock option activity:

                                              Weighted                      Weighted                     Weighted
                                               Average                       Average                      Average
                                              Exercise                      Exercise                     Exercise
                                 2000          Price           1999          Price          1998           Price
                               ---------      --------       ---------      --------      ---------       -------
Options outstanding,
   Beginning of period         4,973,125      $  0.30        2,465,000      $  0.37         250,000       $  1.07
Options granted                  510,000      $  0.91        3,068,125      $  0.24       2,225,000       $  0.29
Options cancelled/expired       (220,000)     $  1.00         (560,000)     $  0.31         (10,000)      $  0.29
Options exercised                      -      $     -                -      $     -               -       $     -
                               ---------                     ---------                    ---------
Options outstanding,
   End of period               5,263,125      $  0.33        4,973,125      $  0.30       2,465,000       $  0.37
                               ---------      -------        ---------      -------       ---------       -------
Options exercisable,
   End of year                 3,865,025      $  0.28        2,117,113      $  0.35         674,500       $  0.60
                               ---------      -------        ---------      -------       ---------       -------

BIOSANTE PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998, AND THE CUMULATIVE PERIOD FROM AUGUST 29, 1996 (DATE OF INCORPORATION) TO DECEMBER 31, 2000
--------------------------------------------------------------------------------


8.     STOCK OPTIONS  (CONTINUED)

       The following table summarizes information about stock options outstanding at December 31, 2000:

                                     Outstanding Options                           Options Exercisable
                     ----------------------------------------------------   -------------------------------
    Range of                         Weighted Avg.          Weighted Avg.                     Weighted Avg.
    Exercise            Number         Remaining              Exercise         Number           Exercise
     Prices           Outstanding   Contractual Life           Price        Outstanding           Price
------------------   ------------   ----------------        -------------   -----------       -------------
     $0.23             2,378,125       3.2 YEARS              $   0.23       1,680,692           $   0.23
 $0.28 - $0.29         2,325,000       3.1 YEARS              $   0.28       2,046,833           $   0.28
 $0.75 - $1.04           560,000       9.4 YEARS              $   0.92         137,500           $   0.96
                       ---------                                             ---------
                       5,263,125                                             3,865,025
                       =========                                             =========

9.     RETIREMENT PLAN

       In July 1998, the Company began offering a discretionary 401(k) Plan (the
       Plan) to all of its employees. Under the Plan, employees may defer income on a tax-exempt basis, subject to IRS limitation. Under the Plan the Company can make discretionary matching contributions. Company contributions expensed in 2000, 1999 and 1998 totaled $26,296, $23,899 and $21,799, respectively.

10.    LEASE ARRANGEMENTS

       The Company has entered into lease commitments for rental of its office space and laboratory facilities. The future minimum lease payments are:

                    2001                            $    89,401
                    2002                                 68,254
                    2003                                 57,239
                    THEREAFTER                                -
--------------------------------------------------------------------------------
                                                    $   214,894
================================================================================

       Rent expense amounted to $82,069, $89,110 and $134,788 for the years ended December 31, 2000, 1999 and 1998, respectively. Effective September 16, 1999, the Company entered into a sublease agreement for its Atlanta office space under which the Company receives approximately $3,400 per month from the sub-tenant through September 14, 2002.

BIOSANTE PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998, AND THE CUMULATIVE PERIOD FROM AUGUST 29, 1996 (DATE OF INCORPORATION) TO DECEMBER 31, 2000
--------------------------------------------------------------------------------


11.    RELATED PARTY TRANSACTIONS

                                                                            2000         1999           1998
                                                                         ---------    ---------     ------------
       Management fees paid to a company controlled
         by a former member of management, who was also a shareholder
         and was a member of the Board of Directors                      $       -    $       -     $     94,200

       Included in current liabilities are $379, $5,588, and $133,901 which represent amounts due to directors and officers of the Company as of December 31, 2000, 1999 and 1998, respectively.

       Prior to the Amalgamation on December 6, 1996, the Company issued 20,000,000 shares of class A stock and 4,150,000 shares of class C stock for $0.0001 per shares. 17,000,000 of the class A shares were sold to a director of the Company. 1,050,000 of the class C shares were sold to the same director of the Company to be held by him in trust for the benefit of others; 500,000 of the class C shares were sold to a separate company controlled by a then officer of the Company; and 2,000,000 of the class C shares were sold to other directors of the Company.

       The 20,000,000 class A shares and 4,150,000 class C shares were founder's shares and the terms under the authorization of these shares, provided for their conversion to common stock at $0.25 per share.

       In May 1998, the Company and Avi Ben-Abraham, M.D., a director and a founder of the Company and the Company's then Chief Executive Officer and Chairman of the Board, entered into an agreement pursuant to which Dr. Ben-Abraham would relinquish his executive position and remain as a director of the Company. See Note 7.

       In connection with the May 1999 private placement of 23,125,000 shares of common stock and warrants to purchase 11,562,500 shares of common stock, the Company's Chief Executive Officer purchased 250,000 shares of the common stock sold and warrants to purchase 125,000 shares of common stock. Three other individuals, who purchased either individually or through affiliated entities, an aggregate 10,250,000 shares of common stock and warrants to purchase 5,125,000 shares of common stock, became directors of the Company upon their acquisition of the shares or sometime later.

BIOSANTE PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998, AND THE CUMULATIVE PERIOD FROM AUGUST 29, 1996 (DATE OF INCORPORATION) TO DECEMBER 31, 2000
--------------------------------------------------------------------------------


12.    COMMITMENTS

       UNIVERSITY OF CALIFORNIA LICENSE

       The Company's license agreement with the University of California requires it to undertake various obligations, including:

       o Payment of royalties to the University based on a percentage of the net sales of any products incorporating the licensed technology;

       o Payment of minimum annual royalties on February 28 of each year beginning in the year 2004 in the amounts set forth below, to be credited against earned royalties, for the life of the agreement
           (2013);

                                                   Minimum
                          Year                  Annual Royalty
                                                     Due
                       ----------               --------------
                          2004                  $       50,000
                          2005                         100,000
                          2006                         150,000
                          2007                         200,000
                          2008                         400,000
                          2009                         600,000
                          2010                         800,000
                          2011                       1,500,000
                          2012                       1,500,000
                          2013                       1,500,000

       o Development of products incorporating the licensed technology until a product is introduced to the market;

       o Payment of the costs of patent prosecution and maintenance of the patents included in the agreement which for the year ended December 31, 2000 have amounted to $11,722 and which management estimates will equal approximately $15,000 per year;

BIOSANTE PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998, AND THE CUMULATIVE PERIOD FROM AUGUST 29, 1996 (DATE OF INCORPORATION) TO DECEMBER 31, 2000
--------------------------------------------------------------------------------


12.    COMMITMENTS (CONTINUED)

       o Meeting performance milestones relating to:

           o Hiring or contracting with personnel to perform research and development, regulatory and other activities relating to the commercial launch of a proposed product;

           o      Testing proposed products;

           o      Obtaining government approvals;

           o      Conducting clinical trials; and

           o Introducing products incorporating the licensed technology into the market.

       o Entering into partnership or alliance arrangements or agreements with other entities regarding commercialization of the technology covered by the license.

       o The Company has agreed to indemnify, hold harmless and defend the University of California and its affiliates, as designated in the license agreement, against any and all claims, suits, losses, damage, costs, fees and expenses resulting from or arising out of exercise of the license agreement, including but not limited to, any product liability claims.

       ANTARES PHARMA, INC. LICENSE

       The Company's license agreement with Antares Pharma, Inc. (formerly known as Permatec Technologie, AG) required the Company to make a $1.0 million upfront payment to Antares. The Company expects to fund the development of the products, make milestone payments and once regulatory approval to market is received, pay royalties on the sales of products.

       The Company's sub-license agreement (of the Antares license) with Paladin Labs Inc. required Paladin to make an initial investment in the Company of $500,000 in the form of a convertible debenture. Paladin will also make milestone payments to the Company in the form of a series of equity investments at a 10 percent premium to the Company's market price at the time the equity investment is made. In addition, Paladin will pay the Company a royalty on sales of the sub-licensed products.

                                     [LOGO]


                                25,437,500 SHARES


                                  COMMON STOCK

                               -------------------


                                   PROSPECTUS

                               -------------------





                                            , 2001

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

BioSante's Certificate of Incorporation limits the liability of its directors to the fullest extent permitted by the Delaware General Corporation Law. Specifically, Article VII of BioSante's Certificate of Incorporation provides that no director of BioSante shall be personally liable to BioSante or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director, except to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to BioSante or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of BioSante shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended. No amendment to or repeal of Article VII shall apply to or have any effect on the liability or alleged liability of any director of BioSante for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.


BioSante's Certificate of Incorporation provides for indemnification of BioSante's directors and officers. Specifically, Article VI provides that BioSante shall indemnify, to the fullest extent authorized or permitted by law, as the same exists or may thereafter be amended, any person who was or is made or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of BioSante), by reason of the fact that such person is or was a director or officer of BioSante, or is or was serving at the request of BioSante as a director, officer, employee or agent of any other company, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise; provided, however, that BioSante shall not indemnify any director or officer in connection with any action by such director or officer against BioSante unless BioSante shall have consented to such action. BioSante may, to the extent authorized from time to time by BioSante's Board of Directors, provide rights to indemnification to employees and agents of BioSante similar to those conferred in Article VI to directors and officers of BioSante. No amendment or repeal of Article VI shall apply to or have any effect on any right to indemnification provided thereunder with respect to any acts or omission occurring prior to such amendment or repeal.


BioSante maintains an insurance policy for its directors and executive officers pursuant to which its directors and executive officers are insured against liability for certain actions in their capacity as directors and executive officers of BioSante.


Insofar as indemnification for liabilities arising under the Securities Act may be permitted to BioSante's directors, officers or persons controlling BioSante pursuant to the foregoing provisions, BioSante is aware that in the opinion of the Securities and Exchange Commission that this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We also maintain a directors and officers insurance policy pursuant to which our directors and officers are insured against liability for actions in their capacity as directors and officers.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses payable by BioSante in connection with the issuance and distribution of the Shares being registered. All such expenses are estimated except for the SEC registration fee.

         SEC registration fee.....................................   $         5,088
         Printing expenses........................................             1,000
         Fees and expenses of counsel for BioSante................            40,000
         Fees and expenses of accountants for BioSante............             8,000
         Blue sky fees and expenses...............................            10,000
         Miscellaneous............................................            10,000
                                                                     ---------------
                  *Total..........................................   $        74,088
                                                                     ===============

---------------------

* None of the expenses listed above will be borne by the Selling Stockholders.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         Since January 1, 1997, BioSante has issued the following securities without registration under the Securities Act:

1. In January 1997, we issued: (1) an aggregate of 24,000 shares of common stock pursuant to the exercise of warrants issued prior to the Amalgamation, at an exercise price of $1.53 per share, for an aggregate payment of $36,720; (2) 377,135 shares of common stock (94,285 of such shares to Wagner-Bartak Holdings Inc. and 282,850 of such shares to an unaffiliated accredited investor) pursuant to the conversion of an aggregate of 377,135 class C stock, at a conversion price of $0.25 per share, for an aggregate payment of $94,283.75 to us; and (3) an aggregate of 28,571 shares of common stock pursuant to the exercise of warrants issued prior to the Amalgamation, at an exercise price of $1.28 per share, for an aggregate payment of $36,570.88.

2. In July 1997, we issued an aggregate of 20,000 shares of common stock pursuant to the exercise of warrants issued prior to the Amalgamation, at an exercise price of $1.28 per share for an aggregate payment of $25,500.

3. In December 1997, we issued an aggregate of 206,386 shares of common stock (106,386 of such shares to Wagner-Bartak Holdings Inc. and 100,000 of such shares to Marblegate Holdings Limited) pursuant to the conversion of an aggregate of 206,386 class C stock at a conversion price of $0.25 per share for an aggregate payment of $51,596.50.

4. In March 1998, we issued 30,000 shares of common stock to one accredited investor pursuant to the conversion of class C stock, at a conversion price of $0.25 per share for an aggregate payment of $7,500.

5. In May 1998, we issued 15,000,000 shares of common stock to Dr. Ben-Abraham pursuant to his conversion of class A stock at a conversion price of $0.25 per share for a payment of $3,750,000. In addition, Dr. Ben-Abraham returned 1,468,614 class A stock and 250,000 class C stock to our treasury for no consideration.

6. In June 1998, we issued an aggregate of 2,000,000 shares of common stock pursuant to the conversion of class A stock to two accredited investors, at a conversion price of $0.25 per share for an aggregate payment of $500,000.

7. In February 1999, we issued 10,000 shares of common stock to an accredited investor pursuant to the conversion of class C stock, at a conversion price of $0.25 per share, which was satisfied by the settlement of claims.

8. In May 1999, we issued an aggregate of 23,125,000 shares of common stock and warrants to purchase 11,562,500 shares of common stock at an exercise price of $0.30 per share to 31 accredited investors pursuant to a private placement of our stock for an aggregate payment of $4,372,500. Stephen Simes purchased 250,000 shares of common stock, Victor Morgenstern, including an affiliated Trust and a Partnership, purchased an aggregate of 2,500,000 shares of common stock, Fred Holubow purchased 250,000 shares of common stock and JO & Co. purchased 7,500,000 shares of common stock to which Ross Mangano has sole voting power.

9. In August 1999, an outstanding liability of $25,000 was converted into 70,000 shares of common stock to an accredited investor at approximately $.36 per share for executive placement services.

10. In March and June 2000, we issued 91,840 shares of common stock to accredited investors pursuant to the conversion of Class C stock, at a conversion price of $0.25 per share for an aggregate payment of $22,960.

11. In September 2000, we issued a $500,000 convertible debenture to Paladin Labs Inc.

12. In July 2000, we issued an aggregate of 190,076 shares of common stock (163,859 shares to Stephen Simes and 26,217 shares to Phillip Donenberg) pursuant to the granting of common stock bonuses, in lieu of cash valued at $58,000.

13. In July 2000, we issued 28,341 shares of common stock to an accredited investor pursuant to the conversion of Class C stock, at a conversion price of $0.25 per share for a payment of $7,085.25.

14. In April 2001, we issued an aggregate of 9,250,000 shares of our common stock and warrants to purchase an aggregate of 4,625,000 shares of our common stock for $0.40 per unit, each unit consisting of one share of common stock and a warrant to purchase 0.50 shares of our common stock, for an aggregate purchase price of $3,700,000, to 49 accredited investors, including certain existing stockholders, directors and officers. Stephen Simes purchased 125,000 shares of common stock and a warrant to purchase 62,500 shares of common stock, Leah Lehman purchased 375,000 shares of common stock and a warrant to purchase 187,500 shares of common stock, Fred Holubow purchased 125,000 shares of common stock and a warrant to purchase 62,500 shares of common stock, Victor Morgenstern, including an affiliated trust and his wife, purchased an aggregate of 750,000 shares of common stock and warrants to purchase an aggregate of 375,000 shares of common stock, Phillip Donenberg and John Lee, each purchased 12,500 shares of common stock and a warrant to purchase 6,250 shares of common stock, Steve Bell purchased 3,750 shares of common stock and a warrant to purchase 1,875 shares of common stock, and Ross Mangano, as a trustee and investment advisor purchased an aggregate of 2,250,001 shares of common stock and warrant to purchase an aggregate of 1,124,999 shares of common stock.

15. In August 2001, we issued 476,190 shares of our common stock upon conversion of a $500,000 convertible debenture to Paladin Labs Inc. at a conversion price of $1.05 per share.

16. In August 2001, we issued a stock bonus of 125,000 shares of common stock to Stephen Simes at a price of $0.60 per share, a stock bonus of 20,000 shares of our common stock to Phillip Donenberg at a price of $0.60 per share, and a stock bonus of 10,000 shares of common stock to Steve Bell at a price of $0.60 per share.


         No underwriting commissions or discounts were paid with respect to the sales of the unregistered securities described above. In addition, all of the above sales were made in reliance on either Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering or Regulation D of the Securities Act. In all such transactions, certain inquiries were made by BioSante to establish that such sales qualified for such exemption from the registration requirements. In particular, BioSante confirmed that with respect to the exemption claimed under Section 4(2) of the Securities Act (i) all offers of sales and sales were made by personal contact from officers and directors of BioSante or other persons closely associated with BioSante, (ii) each investor made representations that he or she was sophisticated in relation to this investment (and BioSante has no reason to believe that such representations were incorrect), (iii) each purchaser gave assurance of investment intent and the certificates for the shares bear a legend accordingly, and (iv) offers and sales within any offering were made to a limited number of persons.

ITEM 28.  UNDERTAKINGS.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-Effective Amendment No. 1 to this registration statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized in City of Lincolnshire, State of Illinois.


Dated:  September 12, 2001             BIOSANTE PHARMACEUTICALS, INC.



                                       By   /s/ Stephen M. Simes
                                         --------------------------------------
                                            Stephen M. Simes
                                            Vice Chairman, President and Chief
                                            Executive Officer




                                       By   /s/ Phillip B. Donenberg
                                         --------------------------------------
                                            Phillip B. Donenberg
                                            Chief Financial Officer, Treasurer
                                            and Secretary






Pursuant to the requirements of the Securities Exchange Act of 1934, this Pre-Effective Amendment No. 1 to this registration statement on Form SB-2 has been signed by the following persons in the capacities indicated, on September 12, 2001.



                 NAME AND SIGNATURE                                                TITLE
                 ------------------                                                -----

/s/ Stephen M. Simes                                  Vice Chairman, President and Chief Executive Officer
-------------------------------------------------     (Principal Executive Officer)
Stephen M. Simes

/s/ Phillip B. Donenberg                              Chief Financial Officer, Treasurer and Secretary (Principal
-------------------------------------------------     Financial and Accounting Officer)
Phillip B. Donenberg

                        *                             Chairman of the Board
-------------------------------------------------
Louis W. Sullivan, M.D.

                        *                             Director
-------------------------------------------------
Edward C. Rosenow, III, M.D.

                        *                             Director
-------------------------------------------------
Victor Morgenstern

                        *                             Director
-------------------------------------------------
Ross Mangano

                        *                             Director
-------------------------------------------------
Peter Kjaer

                                      II-6

                        *                             Director
-------------------------------------------------
Fred Holubow

                        *                             Director
-------------------------------------------------
Angela Ho

                                                      Director
-------------------------------------------------
Director Avi Ben-Abraham, M.D.

/s/ Phillip B. Donenberg                              Attorney-in-Fact
-------------------------------------------------
Phillip B. Donenberg

                         BIOSANTE PHARMACEUTICALS, INC.

                       REGISTRATION STATEMENT ON FORM SB-2

                                  EXHIBIT INDEX


EXHIBIT NO.                                      EXHIBIT                                 METHOD OF FILING
-----------                                      -------                                 ----------------
2.1                Arrangement Agreement, dated October 23, 1996, between Structured
                   Biologicals Inc. and BioSante Pharmaceuticals,
                   Inc. ...............................................................  Incorporated by reference to
                                                                                         Exhibit 2.1 contained in
                                                                                         BioSante's Registration
                                                                                         Statement on Form 10-SB, as
                                                                                         amended
                                                                                         (File No. 0-28637)

3.1                Amended and Restated Certificate of Incorporation of BioSante
                   Pharmaceuticals, Inc................................................  Previously filed

3.2                Bylaws of BioSante Pharmaceuticals, Inc.............................  Previously filed

4.1                Form of Warrant issued in connection with May 1999 Private
                   Placement...........................................................  Incorporated by
                                                                                         reference to Exhibit 4.1
                                                                                         contained in BioSante's
                                                                                         Registration Statement on
                                                                                         Form 10-SB, as amended
                                                                                         (File No. 0-28637)

4.2                Form of Warrant issued in connection with April 2001 Private
                   Placement...........................................................  Previously filed

5.1                Opinion of Oppenheimer Wolff & Donnelly LLP.........................  Previously filed

10.1               License Agreement, dated June 18, 1997, between BioSante
                   Pharmaceuticals, Inc. and The Regents of the University of
                   California (1)......................................................  Incorporated by reference to
                                                                                         Exhibit 10.1 contained in
                                                                                         BioSante's Registration
                                                                                         Statement on Form 10-SB, as
                                                                                         amended
                                                                                         (File No. 0-28637)

10.2               Amendment to License Agreement, dated October 26, 1999, between
                   BioSante Pharmaceuticals, Inc. and the Regents of the University of
                   California (1)......................................................  Incorporated by reference to
                                                                                         Exhibit 10.2 contained in
                                                                                         BioSante's Registration
                                                                                         Statement on Form 10-SB, as
                                                                                         amended
                                                                                         (File No. 0-28637)

                                      II-8

10.3               Amended and Restated 1998 Stock Option Plan.........................  Previously filed

10.4               Stock Option Agreement, dated December 7, 1997,
                   between BioSante Pharmaceuticals, Inc. and Edward C. Rosenow, III,
                   M.D.................................................................  Incorporated by reference to
                                                                                         Exhibit 10.5 contained in
                                                                                         BioSante's Registration
                                                                                         Statement on Form 10-SB, as
                                                                                         amended
                                                                                         (File No. 0-28637)

10.5               Stock Option Agreement, dated December 8, 1998, between BioSante
                   Pharmaceuticals, Inc. and Stephen M. Simes..........................  Incorporated by reference to
                                                                                         Exhibit 10.6 contained in
                                                                                         BioSante's Registration
                                                                                         Statement on Form 10-SB, as
                                                                                         amended
                                                                                         (File No. 0-28637)

10.6               Stock Option Agreement, dated December 8, 1998, between BioSante
                   Pharmaceuticals, Inc. and Stephen M. Simes..........................  Incorporated by reference to
                                                                                         Exhibit 10.7 contained in
                                                                                         BioSante's Registration
                                                                                         Statement on Form 10-SB, as
                                                                                         amended
                                                                                         (File No. 0-28637)

10.7               Stock Option Agreement, dated March 30, 1999, between BioSante
                   Pharmaceuticals, Inc. and Stephen M. Simes..........................  Incorporated by reference to
                                                                                         Exhibit 10.8 contained in
                                                                                         BioSante's Registration
                                                                                         Statement on Form 10-SB, as
                                                                                         amended
                                                                                         (File No. 0-28637)

10.8               Escrow Agreement, dated December 5, 1996, among BioSante
                   Pharmaceuticals, Inc., Montreal Trust Company of Canada, as Escrow
                   Agent, and certain stockholders of BioSante Pharmaceuticals, Inc....  Incorporated by reference to Exhibit 10.9 contained
                                                                                         in BioSante's Registration
                                                                                         Statement on Form 10-SB,
                                                                                         as amended (File No. 0-28637)

                                      II-9

10.9               Shareholders' Agreement, dated May 6, 1999, between BioSante
                   Pharmaceuticals, Inc., Avi Ben-Abraham, M.D. and certain
                   stockholders of BioSante Pharmaceuticals, Inc.......................  Incorporated by reference to
                                                                                         Exhibit 10.12 contained in
                                                                                         BioSante's Registration
                                                                                         Statement on Form 10-SB, as
                                                                                         amended
                                                                                         (File No. 0-28637)

10.10              Registration Rights Agreement, dated May 6, 1999, between BioSante
                   Pharmaceuticals, Inc. and certain stockholders of BioSante
                   Pharmaceuticals, Inc. ..............................................  Incorporated by reference to
                                                                                         Exhibit 10.13 contained in
                                                                                         BioSante's Registration
                                                                                         Statement on Form 10-SB, as
                                                                                         amended
                                                                                         (File No. 0-28637)

10.11              Securities Purchase Agreement, dated May 6, 1999, between BioSante
                   Pharmaceuticals, Inc. and certain stockholders of BioSante
                   Pharmaceuticals, Inc. ..............................................  Incorporated by reference to
                                                                                         Exhibit 10.14 contained in
                                                                                         BioSante's Registration
                                                                                         Statement on Form 10-SB, as
                                                                                         amended
                                                                                         (File No. 0-28637)

10.12              Lease, dated September 15, 1997, between BioSante Pharmaceuticals,
                   Inc. and Highlands Park Associates..................................  Incorporated by reference to
                                                                                         Exhibit 10.15 contained in
                                                                                         BioSante's Registration
                                                                                         Statement on Form 10-SB, as
                                                                                         amended
                                                                                         (File No. 0-28637)

10.13              Employment Agreement, dated January 21, 1998, between
                   BioSante Pharmaceuticals, Inc. and Stephen M. Simes, as amended.....

                                                                                         Incorporated by reference
                                                                                         to Exhibit 10.16 contained
                                                                                         in BioSante's Registration
                                                                                         Statement on Form 10-SB,
                                                                                         as amended (File No. 0-28637)

                                      II-10

10.14              Employment Agreement, dated June 11, 1998, between BioSante
                   Pharmaceuticals, Inc. and Phillip B. Donenberg, as amended..........  Incorporated by reference to Exhibit 10.17 contained
                                                                                         in BioSante's Registration
                                                                                         Statement on Form 10-SB,
                                                                                         as amended (File No. 0-28637)

10.15              License Agreement, dated June 13, 2000, between Permatec
                   Technologie, AG and BioSante Pharmaceuticals, Inc. (1)..............  Incorporated by reference to
                                                                                         Exhibit 10.1 contained in
                                                                                         BioSante's Current Report
                                                                                         on Form 8-K on July 11, 2000
                                                                                         (File No. 0-28637)

10.16              Supply Agreement, dated June 13, 2000, between Permatec
                   Technologie, AG and BioSante Pharmaceuticals, Inc. (1)..............  Incorporated by reference to
                                                                                         Exhibit 10.2 contained in
                                                                                         BioSante's Current Report
                                                                                         on Form 8-K on July 11, 2000
                                                                                         (File No. 0-28637)

10.17              Employment Agreement, dated August 1, 2000, between BioSante
                   Pharmaceuticals, Inc. and John E. Lee...............................  Incorporated by reference to
                                                                                         Exhibit 10.18 contained in
                                                                                         BioSante's Annual Report
                                                                                         on Form 10-KSB on March 30, 2001
                                                                                         (File No. 0-28637)

10.18              Employment Agreement, dated December 15, 2000, between BioSante
                   Pharmaceuticals, Inc. and Leah M. Lehman, Ph.D......................  Incorporated by reference to
                                                                                         Exhibit 10.19 contained in
                                                                                         BioSante's Annual Report
                                                                                         on Form 10-KSB on March 30, 2001
                                                                                         (File No. 0-28637)

10.19              Form of Subscription Agreement in connection with the April 2001
                   Private Placement...................................................  Previously filed

10.20              Sublease Agreement, dated August 29, 2001, between ICON
                   InfoSystems, Inc. and BioSante Pharmaceuticals, Inc.................  Filed herewith electronically

23.1               Consent of Deloitte & Touche LLP....................................  Filed herewith electronically

23.2               Consent of Deloitte & Touche LLP (Canada)...........................  Filed herewith electronically

                                      II-11

23.3               Consent of Oppenheimer Wolff & Donnelly LLP (included in
                   Exhibit 5.1)........................................................  Previously filed

24.1               Power of Attorney (Included on page II-5)...........................  Previously filed

--------------------------
(1) Confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended has been granted with respect to designated portions of this document.































                                     II-12